    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1999
                            REGISTRATION NO. 333-71227

    ---------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                     ---------

                                   AMENDMENT NO. 1

                                      FORM S-4
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933
                               ---------------------
                               STATION CASINOS, INC.
               (Exact Name of Registrant as Specified in Its Charter)

     NEVADA                           7990                        88-136443
(State or other                (Primary Standard              (I.R.S. Employer
Jurisdiction of                    Industrial                Identification No.)
Incorporation or              Classification Code
  Organization)                      Number)

          2411 WEST SAHARA AVENUE, LAS VEGAS, NV  89102    (702) 367-2411
    ---------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                     Registrant's Principal Executive Offices)

                  MR. GLENN C. CHRISTENSON, STATION CASINOS, INC.
        2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA  89102    (702) 367-2411
  ------------------------------------------------------------------------------
  (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                               of agent for service)
                                      --------
                                      COPY TO:
                             KENNETH J. BARONSKY, ESQ.
                          MILBANK, TWEED, HADLEY & MCCLOY
    601 S. FIGUEROA STREET, 30TH FLOOR, LOS ANGELES, CA 90017    (213) 892-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[__]




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus

                                    $199,900,000
                               STATION CASINOS, INC.
                                 OFFER TO EXCHANGE
                     8 7/8% SENIOR SUBORDINATED NOTES DUE 2008
       FOR ANY AND ALL OUTSTANDING 8 7/8% SENIOR SUBORDINATED NOTES DUE 2008

                           Summary of the Exchange Offer

This prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange up to $199,900,000 aggregate principal amount of new 8 7/8% Senior Subordinated Notes due 2008 (the "New Notes"), which will be freely transferable, for any and all outstanding 8 7/8% Senior Subordinated Notes due 2008 issued in a private offering on December 3, 1998 (the "Old Notes"), which have certain transfer restrictions.

     - The exchange offer expires 5:00 p.m., New York City time, on March 16, 1999, unless extended.

     - The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     - All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

     - The exchange of Old Notes for New Notes should not be a taxable event for United States Federal income tax purposes.

     - Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

     - "Affiliates" of Station Casinos, Inc. (within the meaning of the Securities Act of 1933) may not participate in the exchange offer.

     - All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution" beginning on page 107.

     - We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

                            ---------------------------

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

                            ---------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE MISSOURI GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.

WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.
                            ---------------------------
    Our principal executive offices are located at 2411 West Sahara Avenue,
                            Las Vegas, NV  89102
                     Our telephone number is (702) 367-2411

                The date of this prospectus is February 12, 1999.

                                  TABLE OF CONTENTS


                                                                                                       PAGE
Where You Can Find More Information..................................................................    2
Forward-Looking Statements...........................................................................    3
Prospectus Summary...................................................................................    4
Risk Factors.........................................................................................    17
Use of Proceeds......................................................................................    27
Consolidated Capitalization..........................................................................    28
Selected Consolidated Financial Information..........................................................    29
Management's Discussion and Analysis of Financial Condition and Results of Operations................    31
Business.............................................................................................    40
Regulation and Licensing.............................................................................    54
Management...........................................................................................    63
Principal Stockholders of SCI........................................................................    65
Description of Certain Indebtedness and Capital Stock................................................    66
The Exchange Offer...................................................................................    70
Description of the New Notes.........................................................................    80
Certain Federal Tax Considerations...................................................................   104
Plan of Distribution.................................................................................   107
Legal Matters........................................................................................   107
Independent Public Accountants.......................................................................   107
Index to Consolidated Financial Statements...........................................................   F-1


                       WHERE YOU CAN FIND MORE INFORMATION

     In connection with the exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

     We also file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http:/www.sec.gov) that contains reports, proxy statements and other information filed by us.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to March 16, 1999, the date the exchange offer expires:

     -    Annual Report on Form 10-K for the fiscal year ended March 31, 1998;
     - Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1998; and
     - Current Reports on Form 8-K dated June 15, 1998, August 7, 1998, August 28, 1998, September 25, 1998, October 27, 1998, November 6, 1998 and January 21, 1999.

     THESE FILINGS ARE AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OLD NOTES. YOU MAY REQUEST A COPY OF THESE FILINGS BY WRITING OR TELEPHONING US AT THE
FOLLOWING ADDRESS:       ATTENTION:  INVESTOR RELATIONS
                         STATION CASINOS, INC.
                         2411 WEST SAHARA AVENUE
                         LAS VEGAS, NV  89102
                         TEL:  (702) 367-2411
                               OR HTTP://WWW.STATIONCASINOS.COM/

     TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED FROM US, PLEASE WRITE OR TELEPHONE US NO LATER THAN MARCH 9, 1999.

                             FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the SEC and the following:

     -    competition from other gaming operations;
     -    leverage;
     -    construction risks;
     -    the inherent uncertainty and costs associated with litigation; and
     -    licensing and other regulatory risks.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that is important to you. This prospectus includes specific terms of the exchange offer. We encourage you to read the detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this prospectus in their entirety. As used in this prospectus, unless the context indicates otherwise, (1) all references to "SCI" refer to Station Casinos, Inc. and all references to "Station," the "Company," "we," "our," "ours" and "us" refer to SCI and its consolidated subsidiaries and (2) "Notes" means both the Old Notes and the New Notes.

                                     THE COMPANY

     We are a multi-jurisdictional gaming company that owns and operates six distinctly themed casino properties. Four of our properties are located in Las Vegas, Nevada, one is located in Kansas City, Missouri and one is located in St. Charles, Missouri. In Las Vegas, we own and operate the Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel (Texas Station") and Sunset Station Hotel & Casino ("Sunset Station"). In Kansas City, we own and operate Station Casino Kansas City, an historic Missouri riverboat-themed dockside gaming and entertainment complex. In St. Charles, we own and operate Station Casino St. Charles, an historically-themed riverboat and dockside gaming and entertainment complex. SCI is organized as a holding company and we conduct our operations through nine wholly-owned subsidiaries.

     Our operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. Our casino properties attract customers through:

     - innovative, frequent and high-profile promotional programs directed toward local markets;

     -    focused marketing efforts and convenient locations; and

     - aggressive marketing of the repeat visitor market and the development of strong relationships with specifically targeted travel wholesalers.

     Because we target the repeat customer, we are committed to providing a high-value entertainment experience for our customers in our restaurants, hotels and casinos. We believe the value offered by restaurants at each of our casino properties is a major factor in attracting local gaming customers and that our focus on slot and video poker machine play with higher than average payout rates and attentive customer service attracts the frequent gaming patron. See "Business-Operating Strategy."

     Our growth strategy includes implementation of our master-planned expansion programs of our existing gaming facilities and the evaluation and pursuit of additional development opportunities where we can realize distinct competitive advantages by focusing on the local and repeat visitor markets. To accomplish this, we evaluate strategic development locations that:

     -    provide easy access to high volume traffic;

     -    are in major metropolitan or rapidly growing areas;

     -    provide flexibility for future expansion;

     -    allow for ample parking; and

     - are surrounded by potential customers with a strong demographic profile.

     We believe that these factors are enhanced by our expertise in the locals and repeat visitors market and on our reputation as a provider of a high-quality, affordable gaming and entertainment experience. See "Business-Expansion Strategy."

LAS VEGAS CASINO PROPERTIES

     We are a leading Las Vegas hotel/casino operator catering primarily to local residents and repeat visitors. We believe our Las Vegas properties are well positioned to continue to benefit from the business and population growth in Las Vegas and its surrounding areas. We have implemented our long-term Las Vegas business strategy by developing the Las Vegas properties as integrated entertainment destinations in key population centers in each quadrant of the Las Vegas market. We have master-planned each of our Las Vegas properties for future expansion to capitalize on Las Vegas' expected population growth.

     PALACE STATION

     Palace Station is located on approximately 39 acres strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station's ample parking and convenient location assure customers easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers. Palace Station has the following features and amenities:

     - approximately 287,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

     - a 1,028-room hotel and approximately 3,700 parking spaces, including 1,900 spaces in two multi-level parking structures;

     - an approximately 84,000-square foot casino with approximately 2,070 slot and video poker machines, 40 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including two swimming pools, five full-service restaurants, two fast food outlets, a 24-hour gift shop and a nongaming video arcade.

     BOULDER STATION

     Boulder Station, which opened in August 1994, is located on approximately 45 acres strategically located on the opposite side of Las Vegas from Palace Station. Patrons enjoy convenient access to Boulder Station which is located on the Boulder Highway immediately adjacent to the Interstate 515 interchange. Interstate 515 and the Boulder Highway are the major thoroughfares into Las Vegas for visitors from Arizona. We believe that this highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on the Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station the following features and amenities:

     - approximately 337,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

     - a 300-room hotel and approximately 4,350 parking spaces, including a 1,900 space multi-level parking structure;

     - an approximately 89,000-square foot casino with approximately 3,065 slot and video poker machines, 38 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including a swimming pool, five full service restaurants and several fast food outlets, a gift shop, a non-gaming video arcade, a 280-seat lounge and eight additional bars, an 11-screen theater complex and a child-care facility.

     TEXAS STATION

     Texas Station, which opened in July 1995, is located on approximately 47 acres strategically located at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. Texas Station has the following features and amenities:

     - approximately 258,000 square feet of main facility area in a low rise complex with a friendly "down-home" Texas atmosphere, highlighted by distinctive early Texas architecture;

     - a six story, 200-room hotel tower and approximately 4,000 parking spaces, including a 1,500-space multi-level parking structure;

     - an approximately 85,000-square foot casino with approximately 2,025 slot and video poker machines, 34 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including a swimming pool, five full service restaurants and several fast food outlets and franchises, a gift shop, a non-gaming video arcade, a 132-seat entertainment lounge, seven additional bars and a 12-screen theater complex operated by Act III Theatres.

     In May 1998, we began construction of the next phase of our master plan at Texas Station. This phase is designed to enhance Texas Station's reputation for quality entertainment and will include a 2,000-space covered parking garage, an additional approximately 21,000 square feet of casino space with 850 additional slot and video poker machines, a 10,000-square foot Kid's Quest child-care facility, a food court area, an expanded arcade, additional "stadium-style" movie screens and a new bar and lounge with a Texas theme. We anticipate that, excluding net construction period interest, the total cost of the expansion project will be $51.0 million. We expect the project will be completed in the first quarter of calendar 1999.

     SUNSET STATION

     Sunset Station, which opened in June 1997, is located on an approximately 105-acre parcel at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in the path of development along Interstate 515, the major thoroughfare into Las Vegas from Boulder City and Arizona, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station. Sunset Station had the following features and amenities prior to the expansion described below:

     - approximately 350,000 square feet of main facility area with interior and exterior Spanish/Mediterranean-style architecture;

     - a 20-story, 467-room hotel tower and approximately 4,200 parking spaces;

     - an approximately 80,000-square foot casino with approximately 2,750 slot and video poker machines, 49 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including an outdoor swimming pool, six full service restaurants (and tenant lease space for additional restaurants) and several fast food outlets and franchises, a gift shop, a non-gaming video arcade, an entertainment lounge and an amphitheater, additional bars and a microbrewery, a 13-screen theater complex operated by Act III Theatres and a child-care facility.

     In November 1998, we completed construction of the next phase of our master-planned expansion at Sunset Station. This phase of the master plan is designed to enhance Sunset Station's reputation for quality entertainment and includes a covered parking garage, an additional 14,000 square feet of casino space, a new steakhouse, a food court area and improved conference facilities. The new casino space offers an additional 250 slot and video poker machines. Excluding net construction period interest, the total cost of the expansion project is expected to be $34.0 million.

     We have developed only approximately 70 acres of Sunset Station's approximately 105 acres. We are currently evaluating potential development plans for the undeveloped property. Uses for the land could include a life-style entertainment retail center and the development of several pads for various build-to-suit retail, restaurant and entertainment concepts. We have not yet determined timing and definitive plans for such a development.

MISSOURI CASINO PROPERTIES

     STATION CASINO KANSAS CITY

     Station Casino Kansas City opened in January 1997. Station Casino Kansas City is strategically located to attract customers from the greater Kansas City area and tourists from outside the region. We believe the Station Casino Kansas City facility offers Las Vegas-style gaming experience in the Midwest. Station Casino Kansas City is located seven miles east of downtown Kansas City on a 171-acre site immediately east of the Interstate 435 bridge, which supports traffic flow of approximately 71,000 cars per day. Station Casino Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also emphasize the strong visitor and overnight markets. We believe that Station Casino Kansas City has specific advantages relative to other riverboat facilities in the region. Station Casino Kansas City has the following features and amenities:

     - two continuously docked gaming vessels situated in a man-made protective basin with an approximately 140,000 square-foot gaming space with approximately 3,145 slot and video poker machines, 162 gaming tables and a poker room;

     -    a land-based 200-room hotel and 5,000 parking spaces; and

     - a land-based entertainment center with seven full service restaurants and several fast food outlets, 11 bars and lounges, a 1,400-seat Grand Pavilion, a Kid's Quest child-care facility, an 18-screen movie complex operated by Act III Theatres, a 5,700-square foot non-gaming video arcade operated by Sega GameWorks and a gift shop.

     STATION CASINO ST. CHARLES

     Station Casino St. Charles opened in May 1994. Station Casino St. Charles is located immediately north of the Interstate 70 bridge in St. Charles on approximately 52 acres. The Station Casino St. Charles complex is strategically located to attract customers from the St. Charles and greater St. Louis area and tourists from outside the region. The site is adjacent to the Interstate 70 bridge. Interstate 70 is a 10-lane, east-west expressway offering quick and easy accessibility to and direct visibility of the Station Casino St. Charles site. Station Casino St. Charles has the following features and amenities:

     - two gaming vessels-a 292-foot by 74-foot wide gaming riverboat known as "The Station Casino Belle" and a floating two-story, 105,000 square foot gaming and entertainment facility with an approximately 47,000 square-foot gaming area with a capacity for 4,000 gaming customers, approximately 1,890 slot and video poker machines and 75 gaming tables; and

     - non-casino amenities including two full service restaurants and a fast food court, seven bars, an entertainment lounge, a gift shop and a lobby and ticketing facility.

     In furtherance of the Station Casino St. Charles master plan, we completed construction of a new elevated roadway and a 4,000-space five-story parking structure in May 1996. This project includes a turn-around deck and porte-cochere. The parking facility is constructed above the existing flood plain and provides the infrastructure for the current facilities. The elevated roadway and parking structure provide improved access to the current and new gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure during the spring flooding season.

     In the fall of 1996, we began an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a proposed retail and entertainment complex. The basin has been constructed, but since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted.

     We currently believe the Station Casino St. Charles expansion project as originally contemplated fulfills a strategic need in the St. Louis, Missouri market. While we desire to complete and operate these new facilities, circumstances may arise in the future, including the lack of available financing, a downturn in the demand for gaming facilities, increased regulatory requirements unique to the state of Missouri and more attractive uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. In this event, certain costs incurred to date may be deemed to possess little or no value necessitating the recognition of an impairment loss in the period such a determination is made. The impairment loss could include substantially all of the amount invested by us in the Station Casino St. Charles expansion project.

     As of September 30, 1998, we had invested approximately $169.0 million related to the Station Casino St. Charles expansion project. We do not anticipate that any major construction activity on the Station Casino St. Charles expansion project will resume in the near term.

                            SUMMARY OF THE EXCHANGE OFFER

     The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act. Therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

The Exchange Offer . . . . . . We are offering to exchange an aggregate of
                               $199,900,000 principal amount of New Notes for $199,900,000 of Old Notes. Old Notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an Old Note must be properly tendered and accepted. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged for New Notes issued on or promptly after the expiration date of the exchange offer.

                               Currently, there is $199.9 million principal amount of Old Notes outstanding and no New Notes outstanding.

                               We will issue New Notes promptly after the expiration of the exchange offer. See "The Exchange Offer."


Issuance of the Old. . . . . . The Old Notes were issued and sold in a private
Notes; Registration Rights     offering to Merrill Lynch, Pierce, Fenner &
                               Smith, Inc., NationsBank Montgomery Securities
                               LLC, Wasserstein Perella Securities, Inc., Bear,
                               Stearns & Co., Inc., CIBC Oppenheimer
                               Corporation and SG Cowen Securities Corp. as the initial purchasers on December 3, 1998. In connection with that sale, we executed and delivered the Registration Rights Agreement for the benefit of the noteholders. In the Registration Rights Agreement, we agreed to either:

                                   -    commence an exchange offer under which
                                        the New Notes, registered under the
                                        Securities Act with terms substantially
                                        identical to those of the Old Notes,
                                        will be exchanged for the Old Notes
                                        pursuant to an effective registration
                                        statement; or

                                   -    cause the Old Notes to be registered
                                        under the Securities Act pursuant to a
                                        resale shelf registration statement.

                               If we do not comply with our obligations under the Registration Rights Agreement, we will be required to pay certain liquidated damages that will be payable twice yearly. See "The Exchange Offer - Purpose of the Exchange Offer; Registration Rights."

Expiration Date. . . . . . . . The exchange offer will expire at 5:00 p.m., New
                               York City time, on March 16, 1999, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

Conditions to the. . . . . . . We are not required to consummate the exchange
Exchange Offer                 offer if there is any pending or threatened
                               action or proceeding or proposed or effective legislation or other law or rule that would make the exchange offer illegal, cause us to have to pay damages as a result of the exchange offer or delay or otherwise make it inadvisable to consummate the exchange offer. See "The Exchange Offer -
                               Certain Conditions to the Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

Procedures for . . . . . . . . If you want to tender your Old Notes in the
Tendering Old Notes            exchange offer, you must complete and sign a
                               letter of transmittal and send it, together with the Old Notes or a notice of guaranteed delivery and any other required documents, to First Union
                               National Bank, as exchange agent, in compliance with the procedures for guaranteed delivery contained in the letter of transmittal. The letter of transmittal must be sent to the exchange agent prior to 5 p.m. on the expiration date of the exchange offer. If your Old Notes are registered in the name of a nominee and you wish to tender your Old Notes in the exchange offer, you should instruct your nominee to promptly tender your Old Notes on your behalf.


Guaranteed Delivery. . . . . . If you wish to tender your Old Notes and:
Procedures
                                   -    your Old Notes are not immediately
                                        available; or

                                   - you cannot deliver your Old Notes or any of the other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer; or

                                   -    you cannot complete the procedure for
                                        book-entry transfer on a timely basis;

                               you may tender your Old Notes according to the guaranteed delivery procedures detailed in the letter of transmittal. See "The Exchange Offer
                               - Guaranteed Delivery Procedures."

Withdrawal Rights. . . . . . . You may withdraw the tender of  your Old Notes at any time prior to the expiration date of the exchange offer. See "The Exchange Offer - Withdrawal Rights."

Acceptance of the Old. . . . . We will accept for exchange any and all Old
Notes and Delivery of          Notes which you properly tender in the exchange
the New Notes                  offer prior to the expiration date of the
                               exchange offer. We will issue and deliver the New Notes promptly following the expiration date of the exchange offer. See "The Exchange Offer
                               - Terms of the Exchange Offer."

Resales of the New . . . . . . We believe, based on an interpretation by the
Notes staff of the SEC contained in no-action letters issued to third parties, that you may offer to sell, sell or otherwise transfer the New Notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

                                   -    you are not an "affiliate" of ours
                                        within the meaning of Rule 405 under the Securities Act; and

                                   -    you acquire the New Notes in the
                                        ordinary course of business and you have no arrangement or understanding with any person to participate in the distribution of the New Notes.

                               If you are a broker-dealer and you receive New Notes for your own account in exchange for Old Notes, you must acknowledge that you will deliver a prospectus if you decide to resell your New Notes. See "Plan of Distribution."


Consequences of. . . . . . . . If you do not exchange your Old Notes for the
Failure to Exchange            New Notes pursuant to the exchange offer you
                               will still be subject to the restrictions on transfer of your Old Notes as contained in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Certain U.S. Federal . . . . . The exchange of Notes will not be a taxable
Income Tax Considerations      event for United States federal income tax
                               purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Registration Rights. . . . . . The exchange offer is intended to satisfy your
Agreement                      registration rights under the Registration
                               Rights Agreement. Those rights will terminate upon completion of the exchange offer.

Use of Proceeds. . . . . . . . We will not receive any proceeds from the issuance of New Notes pursuant to the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes. See "Use of Proceeds."

Exchange Agent . . . . . . . . First Union National Bank is the exchange agent for the exchange offer.

                             DESCRIPTION OF THE NEW NOTES

New Notes. . . . . . . . . . . $199,900,000 aggregate principal amount of
                               8 7/8% Senior Subordinated Notes due 2008.

Maturity . . . . . . . . . . . December 1, 2008.

Interest Payment . . . . . . . June 1 and December 1, commencing June 1, 1999.
Dates

Ranking. . . . . . . . . . . . The New Notes will:

                                   -    be unsecured senior subordinated
                                        obligations and will be subordinated to
                                        all of our senior indebtedness;

                                   -    rank equally with all of our senior
                                        subordinated indebtedness and will rank
                                        senior to all of our subordinated
                                        indebtedness; and

                                   -    effectively rank junior to all
                                        liabilities of our subsidiaries,
                                        including trade and construction
                                        payables.

                               Because the New Notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, holders of the New Notes will not receive any payment until holders of our senior indebtedness have been paid in full.

                               As of September 30, 1998, on a pro forma basis after giving effect to the offering of the Notes, including our use of proceeds from the sale of the Notes and the incurrence of indebtedness under our Second Amended and Restated Secured Reducing Revolving and Term Loan Agreement (the "Amended Bank Facility"), we would have had outstanding $376.2 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by our subsidiaries, $348.0 million of senior subordinated indebtedness that ranked equally with the Notes and our subsidiaries would have had outstanding $70.3 million of other liabilities. See "Description of Certain Indebtedness and Capital Stock" and "Description of the New Notes."

Optional Redemption. . . . . . We may redeem the New Notes, in whole or in part, at any time after December 1, 2003 at the redemption prices set forth in this prospectus, plus accrued interest. See "Description of the New Notes-Optional Redemption."

Special Redemption . . . . . . The New Notes are subject to redemption requirements imposed by gaming laws and
                               regulations of the State of Nevada and other gaming authorities. See "Description of the New Notes-Mandatory Disposition Pursuant to Gaming Laws."

Change of Control. . . . . . . Upon a Change of Control Triggering Event, you
Triggering Event               may require us to repurchase all or a portion of
                               your New Notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. See "Description of the New Notes-Change of Control and Rating Decline" for a discussion of certain factors that could limit our ability to effect such a repurchase.

Certain Covenants. . . . . . . The indenture governing the Notes (the
                               "Indenture") contains certain covenants that, among other things, will limit our ability and, in certain instances, the ability of our subsidiaries or Restricted Subsidiaries to:

                                   -    incur additional indebtedness;

                                   -    pay dividends or make other
                                        distributions;

                                   -    redeem or repurchase our capital stock
                                        and make certain other Restricted
                                        Payments and restricted Investments;

                                   -    issue or sell preferred stock of the
                                        Restricted Subsidiaries;

                                   -    engage in transactions with affiliates
                                        and other related persons; or

                                   -    consolidate, merge or transfer all or
                                        substantially all our assets and the
                                        assets of our Restricted Subsidiaries on a consolidated basis.

                               These covenants are subject to a number of important qualifications and exceptions which are described under the heading "Description of the New Notes" in this prospectus.

Risk Factors . . . . . . . . . See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the Notes, including factors affecting forward-looking statements.

Certain capitalized terms are defined in the section entitled "Description of the New Notes-Certain Definitions."

                      SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information presented below as of and for our fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 has been derived from consolidated financial statements which, except for 1994 and 1995, are contained elsewhere in this prospectus. The selected consolidated financial information presented below as of and for the six months ended September 30, 1997 and 1998 is derived from unaudited consolidated financial statements and is not necessarily indicative of the results that may be expected for future periods, including the period ended December 31, 1998. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such period have been included. The summary consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this prospectus. We have decided to change our fiscal year end from March 31 of each year to December 31 of each year. We will report the period from April 1, 1998 to December 31, 1998 separately on a transition report on Form 10-K.



                                                         FISCAL YEAR ENDED                  SIX MONTHS ENDED
                                                             MARCH 31,                        SEPTEMBER 30,
                                           --------------------------------------------    -----------------
                                           1994      1995      1996      1997      1998       1997     1998
                                           ----      ----      ----      ----      ----       ----     ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT                (UNAUDITED)
                                                  PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA:
Net revenues...........................   $169,543  $290,278  $466,857  $583,515  $769,610  $367,613 $419,698
Depreciation and amortization..........     12,976    22,220    35,039    44,589    67,414    33,169   35,185
Preopening expenses....................     -         19,378     2,436    31,820    10,866    10,866        -
Operating income.......................     25,696     6,388    69,464    58,123    84,186    31,518   58,534
Interest expense, net..................      9,179    19,967    30,563    36,698    78,826    35,713   44,408
Lease income, net......................      3,071         -         -         -         -         -        -
Income (loss) before income taxes......     18,709   (11,419)   40,051    21,378    (4,120)   (9,191)  10,618
Net income (loss)......................      9,417    (7,942)   25,472    13,763    (5,196)   (5,933)   6,143
Preferred stock dividends..............          -         -        53     7,245     7,245     3,622    3,622
Net income (loss)
      Applicable to common stock.......      9,417    (7,942)   25,419     6,518   (12,441)   (9,555)   2,521
Pro forma net income (unaudited)(1)....     12,309         -         -         -         -         -        -
Earnings (loss) per share..............          -     (0.26)     0.75      0.18     (0.35)    (0.27)    0.07
Pro forma earnings per share
      (unaudited)(1)...................      0.42         -         -         -         -         -        -
OTHER DATA(2):
Number of hotel rooms..................      1,028     1,328     1,528     1,728     2,195     2,195    2,395
Average daily occupancy rate...........        97%       95%       94%       96%       93%       95%      91%
Casino square footage..................     84,000   206,000   278,000   432,000   521,000   521,000  532,000
Number of slot machines(3).............      3,323     7,020     9,555    13,008    16,237    16,362   16,096
Capital expenditures(4)................   $102,687  $163,884  $307,745  $506,096  $134,385  $103,561  $47,650
EBITDA(5)..............................     41,743    47,986   106,939   136,548   162,466    75,553   93,719
Cash flows provided by (used in):
      Operating activities.............     23,685    48,494    77,953   111,803   104,955    54,644   47,162
      Investing activities.............   (111,072) (157,585) (266,935) (479,008) (219,407) (182,958) (46,015)
      Financing activities.............     92,073   109,893   286,889   294,859   122,088   129,715     (903)
Ratio of earnings to fixed charges(6)..       2.01x     0.38x     1.87x     1.00x     0.82x     0.61x    1.22x
Pro forma ratio of earnings to fixed
   charges (unaudited).................                                              0.82x              1.23x


                                                   (CONTINUED ON FOLLOWING PAGE)

                                                                       AS OF
                                                                 SEPTEMBER 30, 1998
                                                                               AS
                                                               ACTUAL      ADJUSTED(7)
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................      $50,402      $46,537
Total assets..............................................    1,314,287    1,305,663
Long-term debt, including current portion.................      908,841      921,254
Stockholders' equity......................................      289,690      276,016


----------------------

(1) Reflects provisions for federal income taxes (assuming a 34% effective tax rate) as if we had not been treated as an S corporation during this period.

(2) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot machines represent end of period data.

(3)  Includes video poker machines.

(4) Capital expenditures for the fiscal year ended March 31, 1994 included $52.8 million related to the development of Station Casino St. Charles and $31.9 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1995 include $52.9 million related to the development of Station Casino St. Charles and $90.7 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1996 included $84.9 million related to the acquisition and completion of Texas Station, $25.0 million related to the parking garage and entertainment complex at Boulder Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion of Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997 included $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the fiscal year ended March 31, 1998 included $43.5 million related to the development and construction of Sunset Station and $31.9 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the six months ended September 30, 1998 included $17.9 million for the Sunset Station master-planned expansion project and $12.1 million for the Texas Station master-planned expansion project.

(5) EBITDA consists of operating income, plus depreciation, amortization, preopening expenses and a one-time restructuring charge in fiscal 1997 of $2.0 million primarily related to employee severance payments and, in the case of Station Casino St. Charles, lease income in fiscal 1994 of
     $3.1 million relating to the lease of Station Casino St. Charles riverboat. We believe that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing our operating
     performance.   Together with net income and cash flows, EBITDA provides
     investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. You should consider the components of EBITDA to evaluate EBITDA and the trends it depicts. The impact of interest, taxes, depreciation and amortization, preopening expenses, a one-time restructuring charge and lease income, each of which can significantly affect our results of operations and liquidity, and should be considered in evaluating our operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate cash flows will be sufficient to fund cash needs.

     EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, you should note that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

(6) For the fiscal year ended March 31, 1995, earnings were inadequate to cover fixed charges by $17.4 million. For the fiscal year ended March 31, 1998 and the six months ended September 30, 1997, earnings were inadequate to cover fixed charges by $16.9 million and $18.3 million, respectively.

(7) As Adjusted amounts reflect the repayment of our bank facility in November 1998, repayment of the $80.0 million supplemental loan facility and the extraordinary charges related to the write-off of the unamortized debt discount and premium to redeem our 9 5/8% Senior Subordinated Notes due 2003 that were redeemed with the net proceeds from the sale of the Old Notes and amounts borrowed under our Amended Bank Facility and the unamortized loan costs for our 9 5/8% Senior Subordinated Notes due 2003, our bank facility and supplemental loan facility.

                                 RISK FACTORS

     You should carefully consider the following factors and the other information in this prospectus before making an investment in the New Notes.

RESTRICTIONS UPON TRANSFER OF AND LIMITED TRADING MARKET FOR OLD NOTES

     We will issue New Notes in exchange for the Old Notes only after the exchange agent receives tender of your Old Notes. Therefore, you should allow sufficient time to ensure timely delivery of your Old Notes. Neither the exchange agent nor Station is under any duty to give notification of defects or irregularities with respect to your tender of the Old Notes for exchange. If you do not tender your Old Notes, or if you do tender your Old Notes and they are not accepted, your Old Notes will continue to be subject to the existing restrictions upon their transfer. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Old Notes as follows:

     -    to SCI;

     - pursuant to a registration statement that has been declared effective under the Securities Act;

     - for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     - pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

     -    to an "accredited investor" within the meaning of Rule 501(a)(1), (2),
          (3) or (7) under the Securities Act that is an institutional investor (an "Institutional Accredited Investor") purchasing for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of the Old Notes of $250,000; or

     - pursuant to any other available exemption from the registration requirements of the Securities Act.

To the extent that Old Notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered Old Notes could be adversely affected. See "The Exchange Offer."

     In addition, any holder of the Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
 Each broker-dealer who receives New Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

THE GAMING INDUSTRY IS A HIGHLY COMPETITIVE INDUSTRY

     There is intense competition among companies in the gaming industry. We have numerous competitors, including land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. Many of our competitors have greater resources than we do. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in these states and on Indian reservations will increase competition and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. Proposition 5, a California ballot initiative passed by voters in California on November 3, 1998, permits Indian tribes who enter into agreements with the state of California to conduct gaming activities including horse race wagering, gaming devices

(including slot machines), banked card games, and lotteries. Various opposition factions have challenged the implementation of Proposition 5 by filing an action in the Supreme Court of California. On December 2, 1998, the California Supreme Court granted a stay on the implementation of Proposition 5 pending consideration of arguments on constitutionality grounds. The California Supreme Court's decision is not expected until the spring of 1999. We are not certain when Proposition 5 will become effective or how it will affect us; however, because visitors from California make up Nevada's largest visitor market, if Proposition 5 is implemented, increased competition from Indian gaming may cause a decline in our revenues and may have a negative impact on our business.

     LAS VEGAS CASINOS

     Our Las Vegas casinos compete with other casinos and hotels in the Las Vegas area, including with each other, and, to a lesser extent, with other legalized forms of gaming and gaming operations in other parts of the State of Nevada, on Indian reservations and in other parts of the United States and in other parts of the world.

     Our Las Vegas casino properties face more direct competition from ten hotel/casinos targeted primarily towards local residents and repeat visitors and numerous non-hotel gaming facilities targeted towards local residents. Some of these competitors have completed expansion projects. Existing competitors and new entrants into these markets are in the planning stages or under construction on other projects. Other gaming operators own undeveloped properties on which they could develop gaming facilities in the immediate vicinity of Texas Station and Sunset Station. We understand that one operator will open a facility competing with Texas Station in 1999 and at least one operator is exploring development opportunities in the immediate vicinity of Sunset Station. Although we have competed strongly in these marketplaces, additional gaming capacity may have a negative impact on our business.

     STATION CASINO KANSAS CITY

     Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. In addition to Station Casino Kansas City, there are three gaming facilities currently operating in the Kansas City market. Earlier entrants to the Kansas City market may have an advantage over us due to their ability to establish early market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph, which currently has one gaming riverboat in operation, Jefferson City and other cities and counties along the Missouri River. Since the opening of the Station Casino Kansas City, Sam's Town, the closest gaming development to Station Casino Kansas City, closed and Boyd Gaming, the owner of Sam's Town, sold most of the Sam's Town assets to Harrah's, the operator of Harrah's-North Kansas City, the next closest gaming operator in the area. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City and may have a negative impact on our business.

     STATION CASINO ST. CHARLES

     Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. In addition to Station Casino St. Charles, there are currently five competitors operating in the St. Louis market. However, in light of ever increasing competition, we cannot be sure about the future performance of Station Casino St. Charles. Two of the five competitors operating in the St. Louis market are located in Illinois, which does not impose the $500 loss limit that is imposed by Missouri. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles, Jefferson City, and other cities and counties along the Mississippi and Missouri Rivers. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on our business. In particular, Station Casino St. Charles competes directly with two facilities located in Maryland Heights which opened in March 1997. Such direct competition is due to the Maryland Heights facilities' size, quality and close proximity to Station Casino St. Charles. We have experienced a decline in revenues at Station Casino St. Charles since the opening of the Maryland Heights facilities. We have taken steps that we believe will mitigate the effects of such competition, and the decline in our revenues has stabilized; however we cannot assure that revenues at Station Casino St. Charles will not decline in the future.

     For a more comprehensive discussion of competitive factors affecting our operations, see "Business-Competition."

LEVERAGE

     We now have and, after this offering, will continue to have a significant amount of indebtedness, interest expense and principal repayment obligations under the Amended Bank Facility, the existing senior subordinated notes, the Notes and other indebtedness. We also have dividend payment obligations under our outstanding convertible preferred stock.

     The following chart shows certain of our important credit statistics and is presented assuming we had incurred $336.0 million of indebtedness under the Amended Bank Facility and completed the Old Notes offering and exchange offer and applied the net proceeds from the Old Notes offering as of September 30, 1998:

                                                                     AT SEPTEMBER 30, 1998
                                                                     ---------------------
Total indebtedness and other liabilities (including trade
   and construction payables) of our subsidiaries...............         $446.5 million
Amount of indebtedness and other liabilities of our
   subsidiaries guaranteed by Station...........................         $376.2 million
Total senior subordinated indebtedness on an even ranking
   with the Notes...............................................         $348.0 million


RESTRICTIONS AND LIMITATIONS IMPOSED BY DEBT AGREEMENTS

     Our ability to pay principal of, and interest on, our existing senior subordinated notes, the Notes and our other debt obligations and to pay dividends on our outstanding convertible preferred stock will depend on distributions from our operating subsidiaries. The operating and financial restrictions and covenants in our debt agreements, including the Indenture, our Amended Bank Facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. See "Description of the New Notes" and "Description of Certain Indebtedness and Capital Stock."

     The borrowers under the Amended Bank Facility are Palace Station Hotel & Casino, Inc. ("PSHC"), Sunset Station, Inc. ("SSI"), Texas Station, Inc. ("TSI"), Boulder Station, Inc. ("BSI"), Kansas City Station Corporation ("KCSC") and St. Charles Riverfront Station, Inc. ("SCRSI"), but not SCI. The Amended Bank Facility restricts the payment of dividends by PSHC to us and prohibits us from holding cash and cash equivalents in excess of the sum of
(1) amounts necessary to make the next scheduled debt service payments and dividend payments, (2) amounts necessary to fund casino bankroll in the ordinary course of business and (3) $2.0 million. The Amended Bank Facility requires that the borrowers under the Amended Bank Facility satisfy certain financial and other covenants including:

     - a maximum funded debt to adjusted EBITDA ratio for the borrowers combined of 2.50 to 1.00 for each fiscal quarter;

     - a minimum fixed charge coverage ratio for the preceding four quarters for the borrowers combined of 1.40 to 1.00 through March 31, 1999 and
          1.50 to 1.00 thereafter; and

     -    limitations on indebtedness.

     The Amended Bank Facility also contains a maximum funded debt to adjusted EBITDA ratio for SCI on a consolidated basis. The ability to incur borrowings under the Amended Bank Facility will depend, among other things, upon meeting these ratios. The maximum funded debt to adjusted EBITDA ratio for SCI is initially 5.50 to 1.00 through December 31, 1998 and then declines on quarterly basis to 4.00 to 1.00 for the quarter ending September 30, 2001 and thereafter. As of September 30, 1998, after giving pro forma effect to the Old Notes offering, the exchange offer and borrowings made under the Amended Bank Facility, SCI's funded debt to adjusted EBITDA ratio was 4.94 to
1.00 and SCI's fixed charge coverage ratio as calculated under the Amended Bank Facility was 1.83 to 1.00.

     The Amended Bank Facility contains numerous restrictions and covenants. A breach of any of these restrictions or covenants could cause a default under other outstanding debt and the Notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the Notes.

     The Indenture governing the Notes and the indentures governing our existing senior subordinated notes contain numerous financial and operating covenants. For example, the Indenture and the existing indentures limit our and certain of our subsidiaries' ability to incur additional indebtedness, unless, after giving effect thereto, a minimum 2.00 to 1.00 pro forma consolidated coverage ratio, calculated for the four most recent consecutive fiscal quarters, has been met. Under the Indenture and the existing indentures, we and certain of our subsidiaries will also be permitted to incur (1) additional indebtedness under the Amended Bank Facility without regard to such limitations in an amount equal to the greater of $200.0 million or 1.50 times operating cash flow, as defined in "Description of the New Notes," calculated cumulatively for the four most recent consecutive fiscal quarters, (2) additional indebtedness that refinances previously permitted indebtedness and (3) certain other indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. Under the Indenture and the existing indentures, we and our restricted subsidiaries will be permitted to incur an unlimited amount of indebtedness on a non-recourse basis to finance the acquisition or lease of furniture, fixtures and equipment used in connection with our gaming facilities.

     As of September 30, 1998, our consolidated coverage ratio was 1.95 to
1.00. After giving pro forma effect to the issuance of the Old Notes and the application of the proceeds, including the redemption of our 9 5/8% Senior Subordinated Notes due 2003, the exchange offer and the incurrence of indebtedness under the Amended Bank Facility, our consolidated coverage ratio as of September 30, 1998 would have been 1.92 to 1.00. We do not currently exceed the minimum consolidated coverage ratio. Our ability to incur any additional indebtedness, other than certain other indebtedness permitted by the Indenture and the existing indentures (including $256.9 million of remaining availability on a pro forma basis as of September 30, 1998, under the Amended Bank Facility basket under the Indenture and the existing indentures) in subsequent quarters will be limited to permitted refinancings until we generate sufficient cash flow to meet the 2.00 to 1.00 consolidated coverage ratio test.

     Our ability to meet our debt service and capital expenditure requirements, pay dividends and comply with our covenants will depend upon the future performance of our operations. Our future performance is subject to financial, economic, competitive, regulatory and other factors affecting us and our subsidiaries, many of which are beyond our control. While we expect that our operating cash flow will be sufficient to comply with our covenants and cover our expenses, including interest costs, dividends and capital expenditures, we cannot be sure that this will be the case. If we are unable to generate sufficient cash flow, we could be required to adopt one or more alternatives, such as obtaining additional equity capital, reducing or delaying planned expansions or capital expenditures, selling or leasing assets or restructuring debt. We cannot be sure that any of these alternatives could be effected on satisfactory terms, and any resort to alternative sources of funds could impair our competitive position and reduce our future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LITIGATION RELATING TO THE TERMINATED MERGER AGREEMENT WITH CRESCENT REAL ESTATE EQUITIES COMPANY

     On January 16, 1998, we entered into an agreement and plan of merger with Crescent Real Estate Equities Company to merge SCI with Crescent. On July 27, 1998, SCI and Crescent announced the postponement of a previously announced annual and special meeting of SCI's stockholders. The meeting was postponed to address concerns related to the merger expressed by holders of SCI's preferred stock. We subsequently requested that Crescent purchase $20 million of SCI's redeemable preferred stock issuable under the merger agreement. The merger agreement provides that, if we are not in material breach of our covenants, representations or warranties under the merger agreement, Crescent is required to fund up to $115 million of redeemable preferred stock even if the merger agreement has been terminated. Crescent advised us that it took the position that our postponing the meeting was a breach of the merger agreement.

     On July 30, 1998, we filed suit against Crescent in Clark County District Court, State of Nevada, seeking declaratory relief and asserted, among other things, that the postponement of the meeting did not breach the merger agreement, that we had received Crescent's consent to the postponement of the meeting and that we were otherwise in full compliance with our obligations under the merger agreement.

     On August 11, 1998, we requested that Crescent purchase the additional $95 million of redeemable preferred stock. Also on August 11, 1998, we amended our complaint in Nevada state court to include claims regarding Crescent's breaches of the merger agreement. Our lawsuit against Crescent seeks significant damages for Crescent's breaches and specific performance requiring Crescent to fulfill its obligation under the merger agreement to purchase

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

$115 million of redeemable preferred stock.

     On December 22, 1998, Crescent filed its answer and counterclaims to our suit pending in the Nevada state court. The answer generally denied our claims, and the counterclaims sought damages and declaratory relief alleging that we breached the merger agreement by canceling and failing to reschedule the stockholders meeting. The suit sought declaratory judgment that our actions with respect to the meeting, together with certain alleged misrepresentations in the merger agreement, relieve Crescent of its obligation under the merger agreement to fund up to $115 million of the redeemable preferred stock. Crescent alleged that it was excused from further performance under the merger agreement. Crescent did not specify the amount of damages it sought. Discovery is ongoing in this action.

     We anticipate that Crescent will seek the $54 million break-up fee as part of its counterclaims. Crescent had announced on August 12, 1998, that it intended to assert a claim for damages for the $54 million break-up fee under the merger agreement or its equivalent and for expenses. Payment by us of such a fee would require consent of the lenders under the Amended Bank Facility.

     On August 7, 1998, Crescent filed suit against us in the United States District Court, Northern District of Texas, seeking damages and declaratory relief alleging that we breached the merger agreement by canceling and failing to reschedule the stockholders meeting. The suit sought declaratory judgment that our actions with respect to the meeting, together with certain alleged misrepresentations in the merger agreement, relieve Crescent of its obligation under the merger agreement to fund up to $115 million of the redeemable preferred stock. Crescent alleged that it was excused from further performance under the merger agreement. Crescent did not specify the amount of damages it sought. Simultaneously with the filing of its suit, Crescent sent notice of termination of the merger agreement to us. We believe that Crescent, and not SCI, breached the merger agreement.

     On December 15, 1998, Crescent's suit against us pending in the United States District Court for the Northern District of Texas was dismissed for lack of jurisdiction. On December 21, 1998, Crescent served us with a notice of appeal of the dismissal.

     While we believe that Crescent has breached the merger agreement and that Crescent's allegations are without merit, as with any litigation, we cannot be sure as to the outcome of such litigation at this time. In the event that we are required to pay the $54 million break-up fee, that payment would have a material adverse effect on our business. We are subject to other disputes currently in litigation. See "Business-Litigation." No assurance can be provided as to the outcome of those matters and any litigation inherently involves significant costs of conducting the litigation.

SUBORDINATION TO CERTAIN OF OUR INDEBTEDNESS AND ALL OF THE INDEBTEDNESS OF OUR SUBSIDIARIES

     SCI is organized as a holding company. We conduct all our operations through our subsidiaries and depend on the earnings and cash flow of our subsidiaries to meet our debt and dividend obligations, including our obligations with respect to the existing senior subordinated notes, the Notes and the convertible preferred stock. Because our subsidiaries' assets constitute all of our operating assets and because our subsidiaries do not guaranty the payment of principal and interest on the Notes, the holders of the Notes will have no direct claim to our subsidiaries' assets. Therefore, all existing and future obligations, including debt, taxes, trade and construction payables, of our subsidiaries must be paid in full before any amounts would become available for distribution to the noteholders.

     The Notes rank behind all of our existing and future senior indebtedness, other than trade payables of SCI, and all of our future borrowings, other than trade payables of SCI, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Notes. Except for limitations on the aggregate amount of consolidated indebtedness that we may incur, the Indenture does not limit our ability to incur additional indebtedness, create liens, transfer assets to or among our subsidiaries or incur or permit our subsidiaries to incur secured indebtedness. Upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of SCI will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. Under such circumstances, holders of our senior debt (including specifically our guarantee of the Amended Bank Facility) will have a prior claim to our assets and to the assets of our subsidiaries which constitute their collateral. Until the bank has finally been paid in full, our guaranty of the Amended Bank Facility provides that we waive all rights of subrogation and reimbursement from the borrowers under the Amended Bank Facility. Our assets consist primarily of the stock of our operating subsidiaries and holders of the Notes will have no direct claim against the assets of those subsidiaries.

     On a pro forma basis at September 30, 1998 after giving effect to the Old Notes offering, our use of the proceeds from the Old Notes offering, the exchange offer and the incurrence of indebtedness under the Amended Bank Facility, we would have had outstanding $376.2 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by our subsidiaries, $348.0 million of senior subordinated indebtedness that ranked equally with the Notes, and our subsidiaries would have had outstanding $70.3 million of other liabilities. We have no indebtedness outstanding to which the Notes are senior, and we have no plans to issue any such indebtedness. See "Description of Certain Indebtedness and Capital Stock" and "Description of the New Notes."

     Borrowings under the Amended Bank Facility are secured by substantially all of the assets of the borrowers. Assets of the borrowers under the Amended Bank Facility not securing the Amended Bank Facility secure other indebtedness of the borrowers. In addition, all payments on the Notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. The existing indenture for the existing senior subordinated notes have subordination provisions substantially similar to the Indenture's provisions. See "Description of the New Notes-Subordination."

INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

     Upon a change of control triggering event (as defined in the Indenture), each holder of the New Notes will have the right to require us to repurchase their New Notes at 101%, plus accrued interest. The repurchase right is subordinated to the rights of the holders of senior indebtedness and, effectively, all indebtedness of our subsidiaries. The occurrence of a change of control constitutes an event of default under the Amended Bank Facility. Therefore, for us to repurchase the New Notes as a result of a change of control, we must either obtain the consent of the banks under the Amended Bank Facility or repay the Amended Bank Facility in full. These requirements and subordination of the New Notes will limit our ability to repurchase the Notes. The existing indentures have change of control provisions substantially similar to the indenture's provisions. See "Description of the New Notes-Change of Control and Rating Decline."


LOW WATER LEVEL AT STATION CASINO ST. CHARLES; EPA INVESTIGATION

     During December and January, the water level of the Missouri River was well below normal. In addition, over time silt and debris flowing downstream have built up under the gaming barges and other ancillary barges at Station Casino St. Charles. These circumstances have caused a portion of these barges, at times, to touch the river bottom. Because these barges have touched the river bottom, the American Bureau of Shipping decertified the barges on January 08, 1999. As a result of the decertification, the Missouri Gaming Commission expressed concern regarding the effect of the low water level on the barges. However, based upon recent improvement in the water level and our agreement to work with American Bureau of Shipping to re-certify all of the barges by March 17, 1999, the Missouri Gaming Commission has allowed the gaming facility to remain open. We continue to monitor the situation very carefully and believe that the facility should remain in operation. However, there can be no assurance that our assessment will not change or that the relevant authorities will continue to permit the operation of the facility. A prolonged closure of the facility as a result of the low water level would have a material adverse effect on our business, financial position and results of operations.

     We have taken steps and intend to take further steps to remedy the problems caused by the low water level. These further steps include dredging material from under the barges and constructing a sheet metal wall to divert silt and debris and keep it from building up under the barges. We do not expect the cost of these remedial activities to be material, although there can be no assurance that such costs will not exceed our expectations. Dredging and construction activities generally require permits from the United States Army Corps of Engineers. We are currently in the process of applying for the required permits. There can be no assurance that the United States Army Corps of Engineers will grant such permits or that they will be granted on a timely basis. If there is a significant delay in our receiving the required permits and the low water level returns, we could be forced to close the facility. Our ability to receive the required permits could be adversely affected by the investigation described below.

     On February 3, 1999, we received a subpoena issued by the United States Environmental Protection Agency (the "EPA") requesting that documentation relating to our dredging activities at the facility be furnished to the Grand Jury in the United States District Court for the Eastern District of Missouri. Several employees and persons who contracted to work for us received similar subpoenas. We believe that the EPA is investigating allegations that us or our contractors dredged and disposed of silt and debris from the area of the facility either without proper permits or without complying with such permits. We are in the process of investigating the substance of the allegations and intend to cooperate fully with the EPA's investigation. The investigation could lead to further proceedings against us which could result in significant fines and other penalties imposed on us. Based on the initial results of our own investigation, we believe that any fines or other penalties, if imposed, would not have a material adverse effect on our business, financial position or results of operations.


ST. CHARLES EXPANSION PROJECT

     In the fall of 1996, we began an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a proposed retail and entertainment complex. The basin has been dug, but since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted.

     We currently believe the Station Casino St. Charles expansion project as originally contemplated fulfills a strategic need in the St. Louis, Missouri market. While we desire to complete and operate these new facilities, circumstances may arise in the future, including the lack of available financing, a downturn in the demand for gaming facilities, increased regulatory requirements unique to the state of Missouri and more attractive uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. In this event, certain costs incurred to date may be deemed to possess little or no value necessitating the recognition of an impairment loss in the period such a determination is made. The impairment loss could include substantially all of the amount invested by us in the Station Casino St. Charles expansion project.

     As of September 30, 1998, we had invested approximately $169.0 million related to the Station Casino St. Charles expansion project. We do not anticipate that any major construction activity on the Station Casino St. Charles expansion project will resume in the near term.

LOSS OF RIVERBOAT AND DOCKSIDE FACILITIES FROM SERVICE

     Our riverboat and dockside facilities in Missouri could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, low river water levels, or other severe weather conditions. For example, Station Casino St. Charles was closed for approximately three weeks during the spring of 1995 due to flooding. Although there was no significant damage to the gaming facilities, the closure had a material adverse effect on our operating results for the fiscal year ended March 31, 1996. We believe that the new elevated roadway and 4,000-space parking structure at

Station Casino St. Charles and the sheltered location of Station Casino Kansas City will minimize the likelihood of closures of facilities due to flooding. Cruises are subject to risks generally associated with the movement of vessels on inland waterways, including risks of casualty due to river turbulence, grounding and severe weather conditions. Dockside facilities are subject to risks associated with changes in the water levels. These risks include structural damage to the facilities caused by grounding, our incurrence of extra expense to dredge around the facilities and our loss of business because of inconvenience to customers. The U.S. Coast Guard also limits operation of vessels and imposes other regulations on maintenance of vessels.

     The Missouri Gaming Commission has required that gaming entertainment barges obtain annual certification from the American Bureau of Shipping. The Station Casino St. Charles dockside entertainment facility was recertified by the American Bureau of Shipping in December 1997. One of our riverboats will be inspected in October 1999 and our second riverboat is not scheduled for inspection until October 2002. The loss of the riverboat or dockside facility from service for any period of time could adversely affect our operating results.

CONSTRUCTION RISKS

     In May 1998, we commenced construction of the next phase of the master planned expansion at Texas Station. The expansion at Texas Station is expected to be completed in the first calendar quarter of 1999. We evaluate expansion opportunities as they become available, and, while we have no current plans to engage in expansion activities other than the activities described in this prospectus, we may in the future develop other projects.

     Construction projects, such as the expansion of Texas Station, entail significant risks, including

     -    shortages of materials or skilled labor;

     -    unforeseen engineering, environmental or geological problems;

     -    work stoppages;

     -    weather interference;

     -    floods; and

     -    unanticipated cost increases.

     The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The existing construction plans for the Texas Station project may change, and the scope of the project may vary significantly from the currently anticipated project. Although we have entered into certain firm contracts for construction at this site, we cannot be sure that we will not exceed the budgeted costs of this project or that the project will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

PALACE STATION FIRE AND FLOOD

     On July 20, 1998, Palace Station suffered damage to its casino and hotel tower as a result of a thunderstorm in the Las Vegas Valley. In November 1998, we completed the repairs to the casino and all of the rooms in the 21-story hotel tower became fully functional. Losses associated with the property damage and business interruption are covered under our insurance policies. As of September 30, 1998, the insurance company has advanced $6 million to us on this claim. We do not expect significant losses from the business interruption or property claims, however, we cannot be sure that we will be fully reimbursed by the final settlement. In addition, our business interruption insurance coverage related to this incident terminates in November 1999. If operating revenue at Palace Station does not return to levels that we experienced prior to the fire and flood, our results of operations may be materially adversely impacted.

DEPENDENCE ON KEY MARKETS

     Our operating strategy emphasizes attracting and retaining customers from the local and repeat visitor market. All of our Las Vegas casino properties are dependent upon attracting Las Vegas residents. In addition, Station Casino St. Charles and Station Casino Kansas City are dependent upon attracting local residents within their respective geographic markets. We cannot be sure that we will be able to continue to attract a sufficient number of guests, gaming customers and other visitors in Nevada and Missouri to make our operations profitable. See "Business-Operating Strategy."

OTHER DEVELOPMENT OPPORTUNITIES

     We regularly evaluate and pursue new gaming development opportunities in existing and emerging jurisdictions. These opportunities have in the past, and may in the future, take the form of joint ventures. To the extent that we decide to pursue any new gaming development opportunities, our ability to benefit from such investments will depend upon a number of factors, including:

     -    our ability to identify and acquire attractive sites;

     - our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

     -    certain political factors;

     - the availability of adequate financing on acceptable terms (including waivers of restrictions existing credit arrangements); and

     - our ability to identify and develop satisfactory relationships with joint venture partners.

     Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming development opportunities, or successfully expand to additional locations. See "Business-Expansion Strategy."

     We have invested, and will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. At September 30, 1998, we had invested $20.6 million in land which had been acquired for potential gaming projects in jurisdictions where gaming has been approved and $3.7 million in land in jurisdictions where gaming has not yet been approved. We cannot be sure that these jurisdictions will approve gaming in the future.

     These investments are subject to the risks generally incident to the ownership of real property, including:

     -    changes in economic conditions;

     -    environmental risks;

     -    governmental rules and fiscal policies; and

     -    other circumstances over which we may have little or no control.

     The development of such properties is also subject to restrictions under the Amended Bank Facility. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses. See "Business-Operating Strategy" and "-Properties."

GAMING AND LIQUOR REGULATION

     The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Nevada and Missouri and the applicable local authorities require us to hold various licenses, findings of suitability, registrations, permits and approvals. The Nevada Gaming Commission and the Missouri Gaming Commission may, among other things, limit, condition, suspend or revoke a license or approval to own the stock of any of our Nevada or Missouri subsidiaries for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. The suspension or revocation of any of our licenses or the levy on us of substantial fines or forfeiture of assets would have a material adverse effect on our business.

     To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Nevada and Missouri law, and we cannot be sure that any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future will be given or that existing ones will not be revoked. Any expansion of our gaming operations in Nevada, Missouri or into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

     Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, it may be required pursuant to the terms of the Notes or law to dispose of the Notes. See "Regulation and Licensing" and "Description of the New Notes-Mandatory Disposition Pursuant to Gaming Laws."

UNCERTAIN EFFECT OF NATIONAL GAMBLING COMMISSION

     The U.S. Congress has created the National Gambling Impact and Policy Commission to conduct a comprehensive study of all matters relating to the economic and social impact of gaming in the United States. The enabling legislation provides that, not later than two years after the enactment of such legislation, the commission would be required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions. Any such recommendations, if enacted into law, could adversely impact the gaming industry and have a material adverse effect on our business, financial condition or results of operations.
 The commissioner's report is expected to be issued in June 1999.

     From time to time, certain legislators have proposed the imposition of a federal tax on gross gaming revenues. Any such tax could have a material adverse effect on our business, financial condition or results of operations.

UNCERTAINTY OF MISSOURI POLITICAL ENVIRONMENT

     On January 16, 1997, our gaming license in Kansas City was formally issued for our facility which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of our gaming license, we built and opened the Station Casino Kansas City facility. Our license and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration. On November 25, 1997, the Supreme Court of Missouri, in a case challenging the gaming licenses of certain competitors of Station Casino St. Charles located in Maryland Heights, Missouri, ruled that gaming in artificial spaces may occur only in spaces that are contiguous to the surface stream of the Missouri and Mississippi Rivers. On November 3, 1998, the citizens of the State of Missouri approved a constitutional amendment that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities, like ours, that are located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the constitution became effective on November 23, 1998. The Missouri Gaming Commission has stayed its preliminary orders of disciplinary action against licensees that operate within artificial basins, and has dismissed the preliminary orders for disciplinary action with respect to all applicable licensees except KCSC. The Missouri Gaming Commission has not dismissed the disciplinary proceeding against KCSC because it is investigating an alleged violation by KCSC that is related to an aspect of the placement of our gaming facilities in an artificial basin. While we anticipate that the disciplinary
action with respect to KCSC will be dismissed,   we cannot be sure that the
Missouri Gaming Commission will take such action or that the Missouri Gaming Commission will not impose a fine or other penalty against us in connection with such dismissal. Despite the current resolution of issues, there remains numerous active organizations in Missouri that oppose gaming and that may in the future take action to cause gaming operations in Missouri to be restricted or prohibited.

LIQUID TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP

     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The initial purchasers of the Old Notes have informed us that they currently intend to make a market in the New Notes after the exchange offer. However, the initial purchasers are not obligated to do so and may discontinue such market-making activities at any time without notice. We do not intend to list the New Notes on any securities exchange. If the New Notes are traded after their initial issuance, they may trade at a discount from the offering price of the Old Notes, depending on:

     -    prevailing interest rates;

     -    the market for similar securities; and

     - other factors, including general economic conditions and our financial condition, performance and prospects.

We cannot be sure that any market for the New Notes will develop before, during or after the exchange offer. If a market does develop, the price of the New Notes may fluctuate and the ability to buy or sell the New Notes may be difficult or limited. If a market for the New Notes does not develop, or is not maintained, you may be unable to resell such securities for an extended period of time, if at all.

YEAR 2000 READINESS

     BACKGROUND

     In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, information technology such as date-sensitive computer software ("IT") as well as non-IT systems, such as equipment containing microcontrollers or other embedded technology may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the Year 2000 issue. If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

     RISK FACTORS

     Date-sensitive IT and non-IT systems and equipment are utilized throughout our properties. As such, we are exposed to the risk that Year 2000 problems could disrupt operations at our affected properties and have a material adverse impact upon our operating results.

     We are also exposed to the risk of possible failure of IT and non-IT systems external to our operations ("External Risk Factors"). These External Risk Factors arise from the fact that our operations, like most businesses, depend upon numerous other private, public, and governmental entities. While these External Risk Factors are not our responsibility and the remediation of these factors is beyond our control, we are attempting to monitor these risks and form such contingency plans as we deem necessary. As a result of these External Risk Factors, we may be materially and adversely impacted even if our own IT and non-IT systems and equipment are Year 2000 compliant. The most significant of these External Risk Factors are as follows:

     - One or more of our suppliers could experience Year 2000 problems that impact the ability of the suppliers to provide goods and services required in the operation of our properties. We believe that the impact of such a potential disruption would be limited due to the availability of alternative suppliers, but we cannot be sure that such a disruption would not have an adverse impact on our operations.

     - One or more of our utility providers (including electric, natural gas, water, sewer, garbage collection and similar services) could experience Year 2000 problems that impact the ability of the utility to provide the service. Furthermore, we could be adversely impacted if disruption of utility services occurred in any of our key customer markets, as this could impact the customary flow of visitors from the affected market.

     - Airline service to and from the principal markets in which we operate could experience disruption due to Year 2000 problems, thus limiting the ability of potential customers to visit our properties.

     - A significant portion of our customers in the Las Vegas locals market are either directly employed by or dependent upon the major hotels/casinos operating on the Las Vegas strip. We could be significantly impacted if a long-term disruption of business of the Las Vegas strip operations resulted from Year 2000 problems.

     - The possible disruption of banking services due to Year 2000 problems could impair our daily banking operations including the deposit of monies and processing of checks. Furthermore, customer's credit card processing and access to cash via automated teller machines could also be disrupted.

     We are not in the position to determine whether the External Risk Factors will have a material adverse impact on our operating results. While we are in the initial states of developing contingency plans with respect to identified risk factors, the nature of many External Risk Factors is such that we do not believe a viable alternative would be available. For example, should airline service be disrupted, there are no equivalent alternatives available. Consequently, the occurrence of any of the previously listed disruptions could, depending upon the severity and duration of the disruption, have a material adverse impact on our operating results.

     APPROACH

     We have established a task force to coordinate our response to the Year 2000. This task force, which reports to SCI's Chief Financial Officer, is led by the Vice President of Information Technology. We also engaged an outside consultant which assisted us in establishing an approach to dealing with the Year 2000 issue, and we are in the process of implementing a Year 2000 compliance program at our properties. The program consists of the following phases:

     - Phase 1. Compilation of an inventory of information technology (IT) and non-IT systems that may be sensitive to the Year 2000 problem.

     - Phase 2. Identification and prioritization of the critical systems from the systems inventory complied in Phase 1 and inquiries of third parties with whom we do significant business (i.e., vendors and suppliers) as to the state of their Year 2000 readiness.

     - Phase 3. Analysis of critical systems to determine which systems are not Year 2000 compliant and evaluation of the costs to repair or replace those systems.

     - Phase 4. Repair or replace noncompliant systems and testing of those systems for which representation as to Year 2000 compliance has not been received or for which representation was received but has not been confirmed.

     STATUS

     Phases 1 and 2 are substantially complete, though we have not received all responses to inquiries of significant third parties as to their Year 2000 readiness. Phases 3 and 4 are ongoing and will continue through the first half of the calendar 1999. It is our goal to have this project completed by mid-1999. Based upon the analysis conducted to date, we believe all of the major critical systems at our properties are currently compliant or will be compliant by mid-1999. The only significant aspect of our Year 2000 compliance which has been identified to date is the need to replace older computers and software packages whose systems are not Year 2000 compatible.

     COSTS

     The total cost to us of making our systems Year 2000 compliant is currently estimated to be in the range of $1 to $2 million. Of that amount we have incurred approximately $600,000 as of September 30, 1998. We are, however, still in the process of identifying non-compliant systems and the cost of replacing or repairing such systems, so the actual cost of making our systems Year 2000 compliant may be materially greater than the amount we currently estimate. The majority of this cost relates to the acquisition of new computer hardware to replace the systems noted above and the purchase of new software to replace noncompliant software. These costs will be capitalized and depreciated over their expected useful life. To the extent existing hardware or software is replaced, we will recognize a loss currently for the undepreciated balance. This loss is included in the above cost estimate. Furthermore, all costs related to software modification, as well as all costs associated with our administration of our Year 2000 project, are being expensed as incurred and are likewise included in the cost estimated above.

                                USE OF PROCEEDS

     We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes. The net proceeds from the sale of the Old Notes, after deducting discounts, commissions and offering expenses were approximately $196.1 million. We used the net proceeds from the sale of the Old Notes and borrowings under the Amended Bank Facility to redeem all of our outstanding 9 5/8% Senior Subordinated Notes due 2003 and to pay premiums related to the redemption of those notes. We redeemed our 95/8% Senior Subordinated Notes due 2003 on January 4, 1999 at a redemption price equal to 103.61% of their principal amount, plus accrued and unpaid interest thereon to the date of redemption.

                            CONSOLIDATED CAPITALIZATION

     The following table sets forth our consolidated capitalization at September 30, 1998 as adjusted to reflect (1) our issuance and sale of the Old Notes after deducting discounts and commissions and estimated expenses of the offering of the Notes payable by us, (2) the application of the net proceeds therefrom to redeem our 9 5/8% Senior Subordinated Notes due 2003 and (3) the execution of and incurrence of indebtedness under the Amended Bank Facility. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

                                                                                     AS OF
                                                                              SEPTEMBER 30, 1998
                                                                      --------------------------------
                                                                        ACTUAL             AS ADJUSTED
                                                                      ----------           -----------
                                                                              (IN THOUSANDS)
Current portion of long-term debt(1)..........................        $  155,054           $   21,654
                                                                      ----------           ----------
                                                                      ----------           ----------
Long-term debt:
      Bank Facility(1)........................................          $195,600             $329,000
      9 5/8% Senior Subordinated Notes due 2003(2)............           187,487                    -
      10 1/8% Senior Subordinated Notes due 2006(2)...........           196,956              196,956
      9 3/4% Senior Subordinated Notes due 2007(2)............           144,816              144,816
      Notes...................................................                 -              199,900
      Other long-term debt, less current portion..............            28,928               28,928
                                                                      ----------           ----------
        Total long-term debt, less current portion............           753,787              899,600
Total stockholders' equity(3).................................           289,690              276,016
                                                                      ----------           ----------
           Total capitalization...............................        $1,043,477           $1,175,616
                                                                      ----------           ----------
                                                                      ----------           ----------

-----------

(1) The Amended Bank Facility provides for borrowings up to an aggregate of $425.0 million available to certain subsidiaries of SCI, which borrowings are guaranteed by SCI. Availability is subject to our compliance with the indebtedness covenants contained in the Indenture and the existing indentures and by certain ratios under the Amended Bank Facility. The Amended Bank Facility was entered into on November 6, 1998. As Adjusted amounts do not reflect the incurrence of approximately $32.0 million of additional borrowings under the Amended Bank Facility incurred through the closing of the Old Notes offering. As Adjusted amounts also reflect the repayment of our old bank facility, repayment of our $80.0 million supplemental loan facility and the impact on current portion of long term debt as a result. Borrowings under the Amended Bank Facility are expected to be periodically incurred in connection with the Texas Station and Sunset Station expansion projects and payment of construction payables and general corporate purposes.

(2) Net of original issue discounts in the aggregate of $11.7 million and $6.2 million, respectively.

(3) As Adjusted amounts reflect the extraordinary charges related to the write-off of the unamortized debt discount and premium to redeem our 9 5/8% Senior Subordinated Notes due 2003 and the unamortized loan costs for our 9 5/8% Senior Subordinated Notes due 2003, our old bank facility and supplemental loan facility.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information presented below as of and for our fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 has been derived from consolidated financial statements which, except for 1994 and 1995, are contained elsewhere in this prospectus. The selected consolidated financial information presented below as of and for the six months ended September 30, 1997 and 1998 is derived from unaudited consolidated financial statements and is not necessarily indicative of the results that may be expected for future periods, including the period ended December 31, 1998. In our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for such period have been included. The selected consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and other financial and statistical information included elsewhere in this prospectus. We have decided to change our fiscal year end from March 31 of each year to December 31 of each year. We will report the period from April 1, 1998 to December 31, 1998 separately on a transition report on Form 10-K.

                                                                                                SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED MARCH 31,                    SEPTEMBER 30,
                                     -------------------------------------------------------   -------------------
                                       1994       1995         1996       1997        1998       1997       1998
                                     --------   --------     ---------  --------    --------   --------   --------
                                            (DOLLARS IN THOUSANDS, EXCEPT RATIOS)                 (UNAUDITED)
INCOME STATEMENT DATE:
Operating Revenues
   Casino.....................       $109,090   $210,534     $358,495   $450,013    $600,847   $282,700   $332,565
   Food and beverage..........         26,078     43,208       73,057     92,220     131,365     63,577     68,307
   Room.......................         14,360     17,690       23,614     27,420      37,330     17,218     19,307
   Other......................         31,226     36,561       39,099     48,957      53,494     28,676     31,261
                                     --------   --------     --------   --------    --------   --------   --------
      Gross revenues..........        180,754    307,993      494,265    618,610     823,036    392,171    451,440
Less promotional allowances...        (11,211)   (17,715)     (27,408)   (35,095)    (53,426)   (24,558)   (31,742)
                                     --------   --------     --------   --------    --------   --------   --------
        Net revenues..........        169,543    290,278      466,857    583,515     769,610    367,613    419,698
                                     --------   --------     --------   --------    --------   --------   --------
Operating Costs and Expenses
   Casino.....................         47,492     92,812      150,805    203,857     291,102    137,592    163,331
   Food and beverage..........         19,528     34,045       57,659     68,994      89,928     44,862     42,884
   Room.......................          5,439      7,014        9,147     10,318      13,461      6,481      7,480
   Other......................         22,432     27,270       24,902     23,927      24,658     13,481     12,500
   Selling, general and
      administrative..........         26,269     60,810       97,466    120,285     172,258     81,896     89,801
   Corporate expense..........          7,920     13,141       15,979     18,284      15,633      7,644      9,983
   Restructuring charge.......              -          -            -      2,016           -          -          -
   Development expenses.......          1,791      7,200        3,960      1,302         104        104          -
   Depreciation and amortization       12,976     22,220       35,039     44,589      67,414     33,169     35,185
   Preopening expenses........              -     19,378        2,436     31,820      10,866     10,866          -
                                     --------   --------     --------   --------    --------   --------   --------
      Total operating costs and
        expenses..............        143,847    283,890      397,393    525,392     685,424    336,095    361,164
                                     --------   --------     --------   --------    --------   --------   --------
Operating income (loss).......         25,696      6,388       69,464     58,123      84,186     31,518     58,534
Interest expense, net.........         (9,179)   (19,967)     (30,563)   (36,698)    (78,826)   (35,713)   (44,408)
Write-off of costs to elect
   REIT status................              -          -            -          -      (2,914)         -          -
Merger and related legal
   costs......................                                                                              (2,943)
Other income (expense)........          2,192      2,160        1,150        (47)     (6,566)    (4,996)      (565)
                                     --------   --------     --------   --------    --------   --------   --------
Income (loss) before
   income taxes and
   extraordinary item.........         18,709    (11,419)      40,051     21,378      (4,120)    (9,191)    10,618
Income tax (provision)
   benefit....................         (4,806)     3,477      (14,579)    (7,615)        966      3,258     (4,475)
Reinstatement of deferred
   taxes......................         (4,486)         -            -          -           -          -          -
Extraordinary item-loss on
   early retirement of debt,
   net of applicable income
   tax benefit................              -          -            -          -      (2,042)         -          -
                                     --------   --------     --------   --------    --------   --------   --------
Net income (loss).............          9,417     (7,942)      25,472     13,763      (5,196)    (5,933)     6,143
Preferred stock dividends.....              -          -          (53)    (7,245)     (7,245)    (3,622)    (3,622)
                                     --------   --------     --------   --------    --------   --------   --------
Net income (loss) applicable
   to common stock............          9,417     (7,942)      25,419      6,518     (12,441)    (9,555)     2,521
Pro forma net income after
   income taxes(1)
   (unaudited)................       $ 12,309   $      -     $      -   $      -    $      -   $      -   $      -
                                     --------   --------     --------   --------    --------   --------   --------
                                     --------   --------     --------   --------    --------   --------   --------
                                                                                          (CONTINUED ON NEXT PAGE)

                                                                                                SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED MARCH 31,                    SEPTEMBER 30,
                                     -------------------------------------------------------   -------------------
                                       1994       1995         1996       1997        1998       1997       1998
                                     --------   --------     ---------  --------    --------   --------   --------
OTHER DATA(2):
Number of hotel rooms.........          1,028      1,328        1,528      1,728       2,195      2,195      2,395
Average daily occupancy rate..             97%        95%          94%        96%         93%        95%        91%
Casino square footage.........         84,000    206,000      278,000    432,000     521,000    521,000    532,000
Number of slot machines.......          3,323      7,020        9,555     13,008      16,237     16,362     16,096
Capital expenditures(3).......       $102,687   $163,884     $307,745   $506,096    $134,385   $103,561    $47,650
EBITDA(4).....................         41,743     47,986      106,939    136,548     162,466     75,553     93,719
Cash flows provided by
 (used in)
   Operating activities.......         23,685     48,494       77,953    111,803     104,955     54,644     47,162
   Investing activities.......       (111,072)  (157,585)    (266,935)  (479,008)   (219,407)  (182,958)   (46,015)
   Financing activities.......         92,073    109,893      286,889    294,859     122,088    129,715       (903)
Ratio of earnings to fixed
   charges(5).................           2.01x      0.38x        1.87x      1.00x       0.82x      0.61x      1.22x

                                                       AS OF MARCH 31,
                                    ---------------------------------------------------------  AS OF SEPTEMBER 30,
                                      1994        1995          1996      1997        1998          1998
                                    --------    --------     --------- ----------  ----------  -------------------
                                                        (IN THOUSANDS)                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.....      $ 16,159    $ 16,961     $114,868  $   42,522  $   50,158      $   50,402
Total assets..................       301,486     436,538      827,314   1,234,118   1,300,216       1,314,287
Long-term debt, including
   current portion............       159,460     299,814      464,998     760,963     900,226        908,841
Stockholders' equity..........        95,791      87,886      278,470     298,848     286,887        289,690

-----------
(1) Reflects provisions for federal income taxes (assuming a 34% effective tax rate) as if the Company had not been treated as an S corporation during this period.

(2) Other Data relating to the number of hotel rooms, the casino square footage and the number of slot machines represent end of period data.

(3) Capital expenditures for the fiscal year ended March 31, 1994 included $52.8 million related to the development of Station Casino St. Charles and $31.9 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1995 include $52.9 million related to the development of Station Casino St. Charles and $90.7 million related to the development of Boulder Station. Capital expenditures for the fiscal year ended March 31, 1996 include $84.9 million related to the acquisition and completion of Texas Station, $25.0 million related to the parking garage and entertainment complex at Boulder Station, $62.8 million related to the development and construction of Station Casino Kansas City, $29.7 million related to the development and construction of Sunset Station and $39.4 million related to the expansion of Station Casino St. Charles including an elevated roadway, a parking structure and restaurant facilities. Capital expenditures for the fiscal year ended March 31, 1997 included $211.1 million related to the development and construction of Station Casino Kansas City, $112.8 million related to the development and construction of Sunset Station and $99.6 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the fiscal year ended March 31, 1998 included $43.5 million related to the development and construction of Sunset Station and $31.9 million related to the development and construction of the Station Casino St. Charles expansion project. Capital expenditures for the six months ended September 30, 1998 included $17.9 million for the Sunset Station master-planned expansion project and $12.1 million for the Texas Station master-planned expansion project.

(4) EBITDA consists of operating income, plus depreciation, amortization, preopening expenses and a one-time restructuring charge in fiscal 1997 of $2.0 million primarily related to employee severance payments and, in the case of Station Casino St. Charles, lease income in fiscal 1994 of $3.1 million relating to the lease of Station Casino St. Charles riverboat. We believe that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing our operating performance. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. You should consider the components of EBITDA to evaluate EBITDA and the trends it depicts. The impact of interest, taxes, depreciation and amortization, preopening expenses, a one-time restructuring charge and lease income, each of which can significantly affect our results of operations and liquidity, and should be considered in evaluating our operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate cash flows will be sufficient to fund cash needs. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, you should note that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

(5) For the fiscal year ended March 31, 1995, earnings were inadequate to cover fixed charges by $17.4 million. For the fiscal year ended March 31, 1998 and the six months ended September 30, 1997, earnings were inadequate to cover fixed charges by $16.9 million and $18.3 million, respectively.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Information" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. We have changed our fiscal year end from March 31 of each year to December 31 of each year. We will report the period from April 1, 1998 to December 31, 1998 separately on a transition report on Form 10-K.

RESULTS OF OPERATIONS

     The following table highlights our results of operations:

                                                                                              SIX MONTHS ENDED
                                                      FISCAL YEAR ENDED MARCH 31,               SEPTEMBER 30,
                                                    --------------------------------         ------------------
                                                    1996          1997          1998         1997          1998
                                                    ----          ----          ----         ----          ----
                                                            (IN THOUSANDS)                      (UNAUDITED)
NEVADA OPERATIONS(A)
   Net revenues................................     $304,316      $357,193     $470,393      $217,280      $260,490
   Operating income............................       60,621        72,592       88,261        34,104        56,105
   EBITDAR, As Adjusted(b).....................       88,208       103,525      144,077        65,642        81,409
   EBITDA, As Adjusted(b)......................       82,779        99,905      133,158        61,300        74,555
MISSOURI OPERATIONS(A)
   Net revenues................................     $129,878      $197,831     $273,800      $136,144      $144,787
   Operating income............................       28,058         4,295        9,886         4,276        11,742
   EBITDAR, As Adjusted(b).....................       40,281        51,784       42,290        20,417        28,135
   EBITDA, As Adjusted(b)......................       39,627        50,680       40,791        19,665        27,378
STATION CASINOS, INC. AND OTHER
   Net revenues................................      $32,663       $28,491      $25,417       $14,189       $14,421
   Operating loss..............................      (19,215)      (18,764)     (13,961)       (6,862)       (9,313)
   EBITDAR, As Adjusted(b).....................      (15,013)      (13,388)     (11,473)       (5,403)       (7,915)
   EBITDA, As Adjusted(b)......................      (15,467)      (14,037)     (11,483)       (5,412)       (8,214)
TOTAL STATION CASINOS, INC.
   Net revenues................................     $466,857      $583,515     $769,610      $367,613      $419,698
   Operating income............................       69,464        58,123       84,186        31,518        58,534
   EBITDAR, As Adjusted(b).....................      113,476       141,921      174,894        80,656       101,629
   EBITDA, As Adjusted(b)......................      106,939       136,548      162,466        75,553        93,719



-----------

(a) The Nevada Operations include the accounts of Palace Station, Boulder Station, Texas Station and Sunset Station. The Missouri Operations include the accounts of Station Casino St. Charles and Station Casino Kansas City.

(b) "EBITDA, As Adjusted" consists of operating income plus depreciation, amortization, preopening expenses and a one time restructuring charge in 1997 of $2.0 million related primarily to employee severance costs. "EBITDAR, As Adjusted" represents EBITDA, As Adjusted plus rent expense. We believe that in addition to cash flows and net income, EBITDA, As Adjusted and EBITDAR, As Adjusted are useful financial performance measurements for assessing our operating performance. Together with net income and cash flows, EBITDA, As Adjusted and EBITDAR, As Adjusted provides you with an additional basis to evaluate our ability to incur and service debt and incur capital expenditures. To evaluate EBITDA, As Adjusted and EBITDAR, As Adjusted and the trends they depict, you should consider the components of each. You should consider the impact of interest, taxes, depreciation and amortization, preopening expenses, a one time restructuring charge in 1997 and rent expense, each of which can significantly affect our results of operations and liquidity in evaluating our operating performance, and which cannot be determined from EBITDA, As Adjusted or from EBITDAR, As Adjusted. Further, EBITDA, As Adjusted and EBITDAR, As Adjusted do not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and do not necessarily indicate that cash flows will be sufficient to fund cash needs. You should not consider them as an alternative to net income, as an indicator of our operating performance or to cash flows as a measure of liquidity. In addition, you should note that not all gaming companies that report EBITDA or EBITDAR information or adjustments to such measures may calculate EDITDA, EBITDAR or such adjustments in the same manner as we do, and therefore, our measures of EBITDA, As Adjusted and EBITDAR, As Adjusted may not be comparable to similarly titled measures used by other gaming companies.

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1997.

     For the six months ended September 30, 1998, consolidated net revenues increased 14.2% to $419.7 million, as compared to $367.6 million in the prior year. The Nevada Operations contributed $260.5 million of net revenues for the six months ended September 30, 1998, an increase of $43.2 million over the prior year. This increase in net revenues is due primarily to the opening of Sunset Station in June 1997 and continued improvement at Texas Station. The Missouri Operations contributed $144.8 million of net revenues for the six months ended September 30, 1998, an increase of $8.6 million over the prior year. This increase in net revenues is due to continued improvement at Station Casino Kansas City, offset by a decline of 4.8% in net revenues at Station Casino St. Charles due to increased competition in the St. Louis market since the opening of a new hotel/casino in Maryland Heights in March 1997. At Station Casino Kansas City, we continue to gain market share and the competitive environment has eased with the closing of a competitor in June 1998. In addition, Station Casino St. Charles has been negatively impacted as a result of disruption caused by major construction on the interstate adjacent to the property. This construction was completed at the end of September 1998.

     For the six months ended September 30, 1998, consolidated operating income increased 85.7% to $58.5 million, from $31.5 million in the prior year. The Nevada Operations generated operating income of $56.1 million, an increase of 64.5% over the prior year. Included in the prior year amount was $10.9 million of preopening expenses primarily related to the opening of Sunset Station. The Missouri Operations generated operating income of $11.7 million, an increase of 174.6% over the prior year, due to the factors noted above.

     CASINO. For the six months ended September 30, 1998, casino revenues increased 17.6% to $332.6 million, from $282.7 million in the prior year. These increases are due primarily to the opening of Sunset Station in June 1997, and significant improvements at Texas Station and Station Casino Kansas City. These increases were offset by a decrease at Palace Station due to the closure of part of the casino as a result of flood damage in July 1998 and Station Casino St. Charles due to the added competition and the interstate construction noted above. See "-Palace Station Fire and Flood."

     For the six months ended September 30, 1998, casino expenses increased 18.7% to $163.3 million, from $137.6 million in the prior year. These increases in casino expenses are consistent with the increase in casino revenues noted above. For the six months ended September 30, 1998, the casino net profit margin declined to 50.9% from 51.3% in the prior year. Our Nevada Operations experienced a slight decline in net casino margin, primarily due to the new operations at Sunset Station, while Station Casino Kansas City improved significantly. In addition, the Missouri Operations have a lower margin than our combined margin, due primarily to higher gaming tax rates in Missouri as compared to Nevada.

     FOOD AND BEVERAGE. For the six months ended September 30, 1998, food and beverage revenues increased 7.4% to $68.3 million, from $63.6 million in the prior year.

     For the six months ended September 30, 1998, food and beverage net profit margins improved to 37.2%, from 29.4% in the prior year. These increases in margin are due to improvement at our Nevada Operations, especially at Texas Station and Sunset Station, as a result of continued focus on cost control.

     ROOM. For the six months ended September 30, 1998, room revenues increased 12.1% to $19.3 million, from $17.2 million in the prior year. These increases are due primarily to the opening of Sunset Station in June 1997, and the 200-room Wild Wild West Hotel and Casino ("Wild Wild West") which opened in
July 1998. Wild Wild West is operated by our wholly-owned subsidiary, Tropicana Station, Inc. ("TRSI"). Room occupancy Company-wide decreased to 91% from 95%, while the average daily room rate remained flat at $49 during the six months ended September 30, 1998.

     OTHER. For the six months ended September 30, 1998, other revenue increased 9.0% to $31.3 million, from $28.7 million in the prior year. These increases are due primarily to proceeds from business interruption insurance related to the Palace Station fire and flood. See "-Palace Station Fire and Flood."

     SELLING, GENERAL AND ADMINISTRATIVE.  For the six months ended
September 30, 1998, selling, general and administrative expenses "SG&A" increased 9.7% to $89.8 million, from $81.9 million in the prior year. These increases are due primarily to the opening of Sunset Station in June 1997. For the six months ended September 30, 1998, SG&A as a percentage of net revenues decreased to 21.4%, from 22.3% in the prior year.

     CORPORATE EXPENSES. For the six months ended September 30, 1998, corporate expenses increased 30.6% to $10.0 million, from $7.7 million in the prior year. This increase can be attributed to legal and referendum costs in Missouri associated with the "boat in the moat" issue, and costs related to the Indian gaming referendum in California. The referendum costs also increased our overall effective tax rate to historically high levels of 42.1% for the six months ended September 30, 1998, as these costs are not deductible for tax purposes. Corporate expenses are expected to increase significantly year over year during the third fiscal quarter, as well, with the culmination of the referendum process in November. For the six months ended September 30, 1998, corporate expenses increased to 2.4% of net revenues from 2.1% in the prior year.

     DEPRECIATION AND AMORTIZATION. For the six months ended September 30, 1998, depreciation and amortization increased 6.1% to $35.2 million, from $33.2 million in the prior year. This increase is due primarily to the opening of Sunset Station in June 1997.

     PREOPENING EXPENSES. We capitalize preopening expenses associated with our construction projects, including Sunset Station which opened June 10, 1997. Such amounts are expensed upon the opening of the related project. During the six months ended September 30, 1997, we expensed preopening expenses of $10.9 million related primarily to Sunset Station.

     INTEREST EXPENSE. For the six months ended September 30, 1998, interest costs incurred (expensed and capitalized) decreased to $45.0 million, compared to $45.2 million in the prior year. During the six months ended September 30, 1997 we had capitalized interest of $9.1 million related to the construction of Sunset Station and an expansion project at Station Casino St. Charles. Effective January 1, 1998, we have ceased capitalizing interest on the expansion project at Station Casino St. Charles.

     PALACE STATION FIRE AND FLOOD. On July 20, 1998, Palace Station suffered damage to its casino and hotel tower as a result of a thunderstorm in the Las Vegas Valley. In November 1998, the repairs to the casino were completed and all of the rooms in the 21-story hotel tower were fully functional. Losses associated with the property damage and business interruption are covered under our insurance policies. As of September 30, 1998, the insurance company has advanced $6 million to us on this claim. We expect no significant losses from the business interruption or property claims, however, there can be no assurances that we will be fully reimbursed by the final settlement. In addition, our business interruption insurance coverage related to this incident terminates in November 1999. To the extent that operating revenue at Palace Station does not return to levels experienced prior to the fire and flood, our results of operations may be materially adversely impacted.

     COMMITMENTS AND CONTINGENCIES. During the six months ended September 30, 1998, we wrote off $2.9 million of costs incurred related to the terminated merger agreement with Crescent Real Estate Equities Company. We also expect to incur ongoing litigation costs associated with the current lawsuits involving the merger agreement. See "Business-Litigation."

FISCAL YEAR 1998 COMPARED TO FISCAL YEAR 1997

     Consolidated net revenues increased 31.9% to $769.6 million for the fiscal year ended March 31, 1998, from $583.5 million in the prior year. Our Nevada Operations contributed $470.4 million of net revenues for the fiscal year ended March 31, 1998, an increase of 31.7% over the prior year. This increase in net revenues is due primarily to the opening of Sunset Station in June 1997 and the continued improvement at Texas Station. Net revenues at Boulder Station declined approximately 2.8% due primarily to the opening of Sunset Station. Our Missouri Operations contributed $273.8 million of net revenues for the fiscal year ended March 31, 1998, an increase of 38.4% over the prior year. This increase in net revenues is due to a full year of operations at Station Casino Kansas City which opened in January 1997, offset by a decline of 23.5% in net revenues at Station Casino St. Charles due to increased competition in the St. Louis market with the opening of a new hotel/casino in Maryland Heights in March 1997.

     Consolidated operating income increased 44.8% to $84.2 million for the fiscal year ended March 31, 1998, from $58.1 million in the prior year. Operating income at our Nevada Operations increased 21.6% to $88.3 million for the fiscal year ended March 31, 1998, from $72.6 million in the prior year. Excluding $10.9 million of preopening expenses primarily related to the opening of Sunset Station, the Nevada Operations generated operating income of $99.1 million, an increase of 36.6% over the prior year. Operating income at our Missouri Operations increased 130.2% to $9.9 million for the fiscal year ended March 31, 1998, from $4.3 million in the prior year. The increase in consolidated operating income, an increase in net interest expense of $42.1 million, the expiration of certain option payments to lease or acquire land for future development resulting in an expense of $5.0 million, the write-off of $2.9 million in transaction costs associated with the abandonment of plans to convert to a real estate investment trust, the donation of land with a book value of $1.8 million to the County of St. Charles and an extraordinary loss on the early retirement of the Sunset Station construction term note resulted in a net loss applicable to common stock of $12.4 million, or a loss per common share of $0.35 for the fiscal year ended March 31, 1998, compared to net income applicable to common stock of $6.5 million, or earnings per common share of $0.18 in the prior year.

     CASINO. Casino revenues increased 33.5% to $600.8 million for the fiscal year ended March 31, 1998, from $450.0 million in the prior year. This increase is due to the opening of Sunset Station in June 1997, a full year of operations at Station Casino Kansas City which opened in January 1997 and improvements at Texas Station, offset by a decrease at Station Casino St. Charles due to the added competition noted above.

     Casino expenses increased 42.8% to $291.1 million for the fiscal year ended March 31, 1998, from $203.9 million in the prior year. The casino net profit margin decreased to 51.6% for the fiscal year ended March 31, 1998, from 54.7% in the prior year. Our Nevada Operations experienced a slight increase in net casino margin, while the Missouri Operations were negatively impacted in St. Charles due to the increased competition and Station Casino Kansas City which has a lower margin due to the start-up nature of its operations, and its late entry into the Kansas City market. In addition, the Missouri Operations have a lower margin than our combined margin, due primarily to higher gaming tax rates in Missouri as compared to Nevada.

     FOOD AND BEVERAGE. Food and beverage revenues increased 42.4% to $131.4 million for the fiscal year ended March 31, 1998, from $92.2 million in the prior year. This increase is due to the opening of Sunset Station and a full year of operations at Station Casino Kansas City.

     Food and beverage net profit margins improved to 31.5% for the fiscal year ended March 31, 1998, from 25.2% in the prior year. This increase in margin is due to improvement at our Nevada Operations and Station Casino Kansas City, primarily as a result of continued focus on cost control.

     ROOM. Room revenues increased 36.1% to $37.3 million for the fiscal year ended March 31, 1998, from $27.4 million in the prior year. This increase is due primarily to the opening of Sunset Station in June 1997 and a full year of operations at Station Casino Kansas City. Room occupancy Company-wide decreased to 93% from 96%, while the average daily room rate increased to $52 from $48 during the fiscal year ended March 31, 1998.

     OTHER. Other revenue increased 9.3% to $53.5 million for the fiscal year ended March 31, 1998, from $49.0 million in the prior year. This increase is due primarily to a full year of operations at Station Casino Kansas City and the opening of Sunset Station. Revenues from our slot route business increased 3.7% to $21.8 million for the fiscal year ended March 31, 1998.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 43.2% to $172.3 million for the fiscal year ended March 31, 1998, from $120.3 million in the prior year. This increase is due to a full year of operations at Station Casino Kansas City and the opening of Sunset Station in June 1997. SG&A as a percentage of net revenues increased to 22.4% for the fiscal year ended March 31, 1998, from 20.6% in the prior year. This increase is due primarily to the new operations at Sunset Station and Station Casino Kansas City which, as new properties, tend to have a higher percentage of SG&A to net revenues.

     CORPORATE EXPENSES. Corporate expenses decreased 14.5% to $15.6 million for the fiscal year ended March 31, 1998, from $18.3 million in the prior year. Corporate expenses declined to 2.0% of net revenues for the fiscal year ended March 31, 1998, from 3.1% in the prior year. This reduction was the result of management's efforts to lower corporate expenses.

     DEVELOPMENT EXPENSES. Development expenses decreased significantly for the fiscal year ended March 31, 1998, compared to the prior year. This decrease is the result of reduced efforts to identify new gaming opportunities.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 51.2% to $67.4 million for the fiscal year ended March 31, 1998, from $44.6 million in the prior year. This increase is due primarily to the opening of Sunset Station and a full year of operations at Station Casino Kansas City.

     PREOPENING EXPENSES. We capitalize preopening expenses associated with our construction projects, including Sunset Station which opened June 10, 1997. Such amounts are expensed upon the opening of the related project. During the fiscal year ended March 31, 1998, we expensed preopening expenses of $10.9 million related primarily to Sunset Station.

     INTEREST EXPENSE. Interest costs incurred (expensed and capitalized) increased 56.8% to $92.3 million for the fiscal year ended March 31, 1998. This increase is primarily attributable to added interest costs associated with the 9 3/4% senior subordinated notes issued by us in April 1997, borrowings under the Sunset Station loan agreement and borrowings under the reducing revolving credit facility. Effective January 1, 1998, we had ceased capitalizing interest on the expansion project at Station Casino St. Charles.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Consolidated net revenues increased 25.0% to $583.5 million for the fiscal year ended March 31, 1997, from $466.9 million in the prior year. Our Nevada Operations contributed $357.2 million of net revenues for the fiscal year ended March 31, 1997, an increase of 17.4% over the prior year. This increase is primarily due to improved operations at Boulder Station and the operations of Texas Station which opened in July 1995. Our Missouri Operations contributed $197.8 million of net revenues for the fiscal year ended March 31, 1997, an increase of 52.3% over the prior year. This increase is due to the opening of Station Casino Kansas City in January 1997 and an increase in revenues at Station Casino St. Charles. For the fiscal year ended March 31, 1996, net revenues and operating income at Station Casino St. Charles were adversely impacted by flooding on the Missouri River, which closed operations for 16 days and disrupted operations through the balance of the first quarter of fiscal year 1996. During the fiscal year ended March 31, 1997, the improved results at Station Casino St. Charles were achieved despite disruption created from the construction of a new parking garage and elevated roadway, which opened in May 1996, and construction related to the further development of the property's master plan. Flooding on the Missouri River did occur again in May 1996. The newly completed parking garage and elevated roadway served one of its intended purposes in minimizing business disruption caused by the flood. Additionally, results at Station Casino St. Charles were adversely impacted with the opening of a new hotel/casino in March 1997.

     Operating income decreased 16.3% to $58.1 million for the fiscal year ended March 31, 1997, from $69.5 million in the prior year. Operating income at our Nevada Operations increased 19.7% to $72.6 million from $60.6 million in the prior year. Operating income at our Missouri Operations were negatively impacted by the write-off of preopening expenses for Station Casino Kansas City and a one-time restructuring charge from the implementation of a plan to reduce costs and improve efficiency which resulted primarily in employee severance payments. Operating income at Station Casino St. Charles increased 24.7% to $35.0 million. For the fiscal year ended March 31, 1997, these results, including an increase in net interest expense of $6.1 million, a decrease in the income tax provision of $7.0 million and dividends of $7.2 million on the convertible preferred stock issued in March 1996, resulted in net income applicable to common stock of $6.5 million, or earnings per common share of $0.18, compared to net income applicable to common stock of $25.4 million or earnings per common share of $0.75 in the prior year.

     CASINO. Casino revenues increased 25.5% to $450.0 million for the fiscal year ended March 31, 1997, from $358.5 million in the prior year. This increase is due to the opening of Station Casino Kansas City, a full year of operations at Texas Station and improved results at both Boulder Station and Station Casino St. Charles. Casino revenues increased $42.8 million and $51.6 million for the Nevada Operations and Missouri Operations, respectively. Station Casino Kansas City generated casino revenue of $29.9 million since opening in January 1997.

     Casino expenses increased 35.2% to $203.9 million for the fiscal year ended March 31, 1997, from $150.8 million in the prior year. These increases in casino expenses are consistent with the increases in casino revenues discussed above.

     Casino net profit margin decreased to 54.7% from 57.9% in the prior year. This decrease is due to a slight decrease at the Nevada Operations and a lower margin at Station Casino Kansas City due to the start-up nature of the new operations. In addition, the Missouri Operations have a lower margin than our combined margin due primarily to higher gaming tax rates in Missouri as compared to Nevada.

     FOOD AND BEVERAGE. Food and beverage revenues increased 26.2% to $92.2 million for the fiscal year ended March 31, 1997, from $73.1 million in the prior year. This improvement is primarily due to an increase in food and beverage revenues at Station Casino St. Charles of $5.0 million resulting from two new full-service restaurant facilities which opened in October 1995, an increase of $5.0 million at Texas Station and $7.5 million from Station Casino Kansas City.

     Food and beverage net profit margins improved to 25.2% for the fiscal year ended March 31, 1997, from 21.1% in the prior year. This increase in net margins is primarily due to improvements at the Nevada Operations, especially Texas Station, as a result of continued focus on cost control and strong margins at Station Casino St. Charles with the addition of the two full-service restaurants.

     ROOM. Room revenues increased 16.1% to $27.4 million for the fiscal year ended March 31, 1997, from $23.6 million in the prior year. This increase is due primarily to the addition of Texas Station with a total of 200 rooms which contributed an increase of $1.6 million of room revenues and Station Casino Kansas City with a total of 180 rooms which contributed $1.2 million of room revenues for the fiscal year ended March 31, 1997. Company-wide room occupancy increased to 96% from 94%, while the average daily room rate increased to $48 from $46.

     OTHER. Other revenues increased 25.2% to $49.0 million for the fiscal year ended March 31, 1997, from $39.1 million in the prior year. This increase is due to $2.3 million for our interest in the operating income of Barley's Casino & Brewing Company which opened in January 1996, $3.1 million of lease income from the lease of a riverboat gaming facility, combined increases in other revenues at our other operating properties of $7.5 million, offset by lost revenues of $3.0 million from the sale of vending assets of Southwest Services which were sold in September 1995. The riverboat gaming facility lease terminated in August 1997. Revenues from our slot route business remained constant at $21.0 million.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 23.4% to $120.3 million for the fiscal year ended March 31, 1997, from $97.5 million in the prior year. This increase is primarily due to the addition of Texas Station in July 1995 and Station Casino Kansas City in January 1997. SG&A as a percentage of net revenues decreased slightly to 20.6% from 20.9% in the prior year.

     CORPORATE EXPENSES. Corporate expenses increased 14.4% to $18.3 million for the fiscal year ended March 31, 1997, from $16.0 million in the prior year. These increases are attributable to increases in personnel infrastructure to manage our new properties and projects under development. Corporate expenses decreased to 3.1% of net revenues for the fiscal year ended March 31, 1997, from 3.4% in the prior year.

     DEVELOPMENT EXPENSES. Development expenses decreased significantly for the fiscal year ended March 31, 1997 compared to the prior year. This decrease is the result of reduced efforts to identify potential gaming opportunities. Such costs are incurred by us in our efforts to identify and pursue potential gaming opportunities in selected jurisdictions, including those in which gaming has not been approved. We expense development costs including lobbying, legal and consulting until such time as the jurisdiction has approved gaming and we have identified a specific site. Costs incurred subsequent to these criteria being met are capitalized.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 27.3% to $44.6 million for the fiscal year ended March 31, 1997, from $35.0 million in the prior year. Station Casino Kansas City contributed $2.8 million of this increase, while Texas Station contributed $3.8 million. Depreciation expense increased at Boulder Station primarily as a result of the parking garage and entertainment facilities added during mid-fiscal year 1996 and at Station Casino St. Charles primarily as a result of the parking garage which opened in May 1996. These increases were offset by a decrease in depreciation expense at Palace Station.

     PREOPENING EXPENSES. We have capitalized significant preopening expenses associated with our construction projects, including Station Casino Kansas City which opened January 16, 1997, and Sunset Station. These amounts are expensed upon the opening of the related project and could have a material adverse impact on our earnings. During the fiscal year ended March 31, 1997, we expensed preopening expenses of $31.8 million substantially related to Station Casino Kansas City. Preopening expenses for the fiscal year ended March 31, 1996 relate to the opening of the new restaurant facilities at Station Casino St. Charles, the theater and parking garage at Boulder Station, the opening of Texas Station in July 1995 and the opening at Barley's Casino & Brewing Company in
January 1996.

     INTEREST EXPENSE. Interest costs incurred (expensed and capitalized) increased 59.2% to $58.8 million for the fiscal year ended March 31, 1997. This increase is primarily attributable to added interest costs associated with the 10 1/8% Senior Subordinated Notes issued by us in March 1996 and borrowings under the reducing revolving credit facility. During the first quarter of fiscal year 1997, we recorded interest income of $0.7 million from investments in tax free municipal securities purchased with the excess proceeds of the public offerings completed in March 1996.

LIQUIDITY AND CAPITAL RESOURCES

     During the six months ended September 30, 1998, our sources of capital included cash flows from operating activities of $47.2 million and $80 million of borrowings under notes payable with a group of banks. These borrowings were used to reduce borrowings under our secured amended and restated reducing revolving loan agreement (the "Old Bank Facility"). At September 30, 1998, we had total available borrowings of $285.2 million under the Old Bank Facility, of which $256.0 million were outstanding, and $50.4 million in cash and cash equivalents. In November 1998, we entered into the Amended Bank Facility which amended and restated the Old Bank Facility and which was used to repay an $80.0 million supplemental loan facility. See "Description of Certain Indebtedness and Capital Stock."

     Our Amended Bank Facility consists of three secured tranches. Two revolving tranches constitute a reducing revolving credit facility (the "Revolving Facility") which provides for borrowings up to an aggregate principal amount of $350.0 million and the third tranche constitutes a $75.0 million term loan (the "Term Loan"). The borrowers under the Amended Bank Facility are PSHC, BSI, TSI, SSI, KCSC and SCRSI (collectively, the "Borrowers"). The Amended Bank Facility is secured by substantially all of the assets of the Borrowers. SCI, Southwest Gaming Services, Inc. ("SGSI") and certain other subsidiaries guarantee the borrowings under the Amended Bank Facility (collectively the "Guarantors"). The maturity date for the Revolving Facility is September 30, 2003. The availability under the Revolving Facility will reduce by $7 million on September 30, 1999; by $12.25 million on each of December 31, 1999, March 31, 2000 and June 30, 2000; by $14.0 million on September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001; and by $17.5 million on each fiscal quarter end thereafter. The Term Loan matures on December 31, 2005 and amortizes in installments of $187,500 on each fiscal quarter end from March 31, 2000 until and including December 31, 2004 and of $17.8 million on each fiscal quarter end thereafter. Borrowings under the Revolving Facility bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each, as defined in the Amended Bank Facility), as selected by us. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly based on our combined consolidated ratio of average quarterly adjusted funded debt to net income before interest, taxes, depreciation and amortization adjusted for non-recurring gains and losses and preopening expenses, if any ("Adjusted EBITDA"). As of November 25, 1998, the Borrowers' margin above the Eurodollar Rate on borrowings under the Revolving Facility was 2.25%. The maximum margin for Eurodollar Rate borrowings is 2.75%. The maximum margin for alternate base rate borrowings is 1.50%. The maximum fee for the unfunded portion of the Revolving Facility is 0.50% multiplied by the average of the unfunded portion of the Revolving Facility. The interest rate on any Eurodollar Term Loan is 3.25% above the Eurodollar Rate. In addition, the Amended Bank Facility has minimum tangible net worth requirements.

     During the six months ended September 30, 1998, our total capital expenditures were approximately $47.7 million, of which approximately (1) $30.0 million was associated with the expansion projects at Sunset Station and Texas Station, and (2) $17.7 million was associated with maintenance capital expenditures and various other projects.

     Our primary capital requirements during the remainder of the period ended December 31, 1998 and calendar 1999 are expected to include:

     - the payment of construction contracts payable of approximately $8.6 million as of September 30, 1998;

     - the remaining costs of the expansion projects at Sunset Station and Texas Station, estimated to cost approximately $66 million;

     -    maintenance capital expenditures;

     -    principal and interest payments on indebtedness; and

     -    dividend payments on convertible preferred stock.

We previously began construction of an expansion project at Station Casino St. Charles.

     In the fall of 1996, we began an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a proposed retail and entertainment complex. The basin has been constructed, but since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted.

     We currently believe the Station Casino St. Charles expansion project as originally contemplated fulfills a strategic need in the St. Louis, Missouri market. While we desire to complete and operate these new facilities, circumstances may arise in the future, including the lack of available financing, a downturn in the demand for gaming facilities, increased regulatory requirements unique to the state of Missouri and more attractive uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. In this event, certain costs incurred to date may be deemed to possess little or no value necessitating the recognition of an impairment loss in the period such a determination is made. The impairment loss could include substantially all of the amount invested by us in the Station Casino St. Charles expansion project.

     As of September 30, 1998, we had invested approximately $169.0 million related to the Station Casino St. Charles expansion project. We do not anticipate that any major construction activity on the Station Casino St. Charles expansion project will resume in the near term. See "Risk
Factors-St. Charles Expansion Project."

     We believe that cash flows from operations, borrowings under the Amended Bank Facility, vendor and lease financing of equipment, and existing cash balances will be adequate to satisfy our anticipated uses of capital during the remainder of the period ended December 31, 1998 and calendar 1999. We, however, are continually evaluating our financing needs. If more attractive financing alternatives become available to us, we may amend our financing plans, assuming such financing would be permitted under our existing debt agreements and other applicable agreements. See "Description of Certain Indebtedness and Capital Stock."

     In connection with the agreement and plan of merger between SCI and Crescent Real Estate Equities Company ("Crescent") dated January 16, 1998, we have the option to issue to Crescent and Crescent has agreed to purchase up to an aggregate of 115,000 shares of a new series of SCI's redeemable preferred stock at a price of $1,000 per share (plus accrued dividends) in cash in increments of 5,000 shares. On July 28, 1998, we requested Crescent to purchase $20 million of the redeemable preferred stock, and on August 11, 1998, we requested Crescent to purchase the remaining $95 million of the redeemable preferred stock. The proceeds of such purchases were to be used to repay amounts due under the Old Bank Facility which were used to pay for master planned expansions. On August 7, 1998, Crescent notified us that Crescent believed it was not obligated to purchase the 115,000 shares of redeemable preferred stock. On August 12, 1998, Crescent announced that it intended to assert a claim for damages for the $54 million break-up fee under the merger agreement, or its equivalent, and expenses. SCI and Crescent are currently involved in litigation in a Nevada state court regarding the merger agreement, and whether Crescent is obligated to purchase the $115 million of redeemable preferred stock. Both parties have asserted that the other party has breached the merger agreement and is liable for damages. We anticipate that Crescent will seek the $54 million break-up fee as part of its counterclaims against us. Discovery is ongoing in this action. In the event that we are required to pay the $54 million break-up fee, that payment would have a material adverse effect on our business. While we believe that Crescent has breached the merger agreement and that Crescent's allegations of breach by us are without merit, as with any litigation, no assurance as to the outcome of such litigation can be made. See "Business-Litigation."

RECENTLY ISSUED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement on Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," both of which are effective for fiscal years beginning after December 15, 1997. Management estimates that these SFAS's will have no impact on our results of operations or financial position.

     The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-5 "Reporting the Costs of Start-up Activities." The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998, and require that the costs associated with start-up activities (including preopening costs of casinos) be expensed as incurred.

YEAR 2000 READINESS

     BACKGROUND

     In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, information technology such as date-sensitive computer software as well as non-IT systems, such as equipment containing microcontrollers or other embedded technology may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the Year 2000 issue. If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

     RISK FACTORS

     Date-sensitive IT and non-IT systems and equipment are utilized throughout our properties. As such, we are exposed to the risk that Year 2000 problems could disrupt operations at our affected properties and have a material adverse impact upon our operating results.

     We are also exposed to the risk of possible failure of IT and non-IT systems external to our operations. These External Risk Factors arise from the fact that our operations, like most businesses, depend upon numerous other private, public, and governmental entities. While these External Risk Factors are not our responsibility and the remediation of these factors is beyond our control, we are attempting to monitor these risks and form such contingency plans as we deem necessary. As a result of these External Risk Factors, we may be materially and adversely impacted even if our own IT and non-IT systems and equipment are Year 2000 compliant. The most significant of these External Risk Factors are as follows:

     - One or more of our suppliers could experience Year 2000 problems that impact the ability of the suppliers to provide goods and services required in the operation of our properties. We believe that the impact of such a potential disruption would be limited due to the availability of alternative suppliers, but we cannot be sure that such a disruption would not have an adverse impact on our operations.

     - One or more of our utility providers (including electric, natural gas, water, sewer, garbage collection and similar services) could experience Year 2000 problems that impact the ability of the utility to provide the service. Furthermore, we could be adversely impacted if disruption of utility services occurred in any of our key customer markets, as this could impact the customary flow of visitors from the affected market.

     - Airline service to and from the principal markets in which we operate could experience disruption due to Year 2000 problems, thus limiting the ability of potential customers to visit our properties.

     - A significant portion of our customers in the Las Vegas locals market are either directly employed by or dependent upon the major hotels/casinos operating on the Las Vegas strip. We could be significantly impacted if a long-term disruption of business of the Las Vegas strip operations resulted from Year 2000 problems.

     - The possible disruption of banking services due to Year 2000 problems could impair our daily banking operations including the deposit of monies and processing of checks. Furthermore, customer's credit card processing and access to cash via automated teller machines could also be disrupted.

     We are not in the position to determine whether the External Risk Factors will have a material adverse impact on our operating results. While we are in the initial states of developing contingency plans with respect to identified risk factors, the nature of many External Risk Factors is such that we do not believe a viable alternative would be available. For example, should airline service be disrupted, there are no equivalent alternatives available. Consequently, the occurrence of any of the previously listed disruptions could, depending upon the severity and duration of the disruption, have a material adverse impact on our operating results.

     APPROACH

     We have established a task force to coordinate our response to the Year 2000. This task force, which reports to SCI's Chief Financial Officer, is led by the Vice President of Information Technology. We also engaged an outside consultant which assisted us in establishing an approach to dealing with the Year 2000 issue, and we are in the process of implementing a Year 2000 compliance program at our properties. The program consists of the following phases:

     - Phase 1. Compilation of an inventory of information technology (IT) and non-IT systems that may be sensitive to the Year 2000 problem.

     - Phase 2. Identification and prioritization of the critical systems from the systems inventory complied in Phase 1 and inquiries of third parties with whom we do significant business (i.e., vendors and suppliers) as to the state of their Year 2000 readiness.

     - Phase 3. Analysis of critical systems to determine which systems are not Year 2000 compliant and evaluation of the costs to repair or replace those systems.

     - Phase 4. Repair or replace noncompliant systems and testing of those systems for which representation as to Year 2000 compliance has not been received or for which representation was received but has not been confirmed.

     STATUS

     Phases 1 and 2 are substantially complete, though we have not received all responses to inquiries of significant third parties as to their Year 2000 readiness. Phases 3 and 4 are ongoing and will continue through the first half of the calendar 1999. It is our goal to have this project completed by mid-1999. Based upon the analysis conducted to date, we believe all of the major critical systems at our properties are currently compliant or will be compliant by mid-1999. The only significant aspect of our Year 2000 compliance which has been identified to date is the need to replace older computers and software packages whose systems are not Year 2000 compatible.

     COSTS

     The total cost to us of making our systems Year 2000 compliant is currently estimated to be in the range of $1 to $2 million. Of that amount we have incurred approximately $600,000 as of September 30, 1998. We are, however, still in the process of identifying non-compliant systems and the cost of replacing or repairing such systems, so the actual cost of making our systems Year 2000 compliant may be materially greater than the amount we currently estimate. The majority of this cost relates to the acquisition of new computer hardware to replace the systems noted above and the purchase of new software to replace noncompliant software. These costs will be capitalized and depreciated over their expected useful life. To the extent existing hardware or software is replaced, we will recognize a loss currently for the undepreciated balance.
This loss is included in the above cost estimate. Furthermore, all costs related to software modification, as well as all costs associated with our administration of our Year 2000 project, are being expensed as incurred and are likewise included in the cost estimated above. See "Risk Factors-Year 2000 Readiness."



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

                                   BUSINESS

GENERAL

     Station Casinos, Inc. is an established multi-jurisdictional gaming company that owns and operates six distinctly-themed casino properties, four of which are located in Las Vegas, Nevada, one which is located in Kansas City, Missouri and one which is located in St. Charles, Missouri. We also own and provide slot route management services in southern Nevada. Management's growth strategy includes the master-planned expansion of our existing gaming facilities in Nevada and Missouri and the evaluation and pursuit of additional development opportunities in Nevada and other gaming markets.

     In Las Vegas, we own and operate Palace Station, Boulder Station, Texas Station and Sunset Station (collectively, the "Las Vegas Casino Properties"). Palace Station caters primarily to Las Vegas residents and repeat visitors and aggressively markets itself as "The Local Favorite." Palace Station is located on approximately 39 acres strategically located on Sahara Avenue adjacent to Interstate 15, and is near major attractions on the Las Vegas Strip and downtown Las Vegas. Boulder Station is located on approximately 45 acres along the Boulder Highway, immediately adjacent to Interstate 515, and is strategically located on the opposite side of Las Vegas from Palace Station. Boulder Station caters primarily to Las Vegas residents living on the eastern side of Las Vegas. Texas Station is strategically located on approximately 47 acres at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas and draws customers from the rapidly growing North Las Vegas and Summerlin residential areas. Sunset Station is strategically located on approximately 105 acres on Sunset Road immediately adjacent to Interstate 515 and features a Spanish/Mediterranean-themed hotel/casino. Sunset Station caters primarily to residents living in the rapidly growing Henderson/Green Valley area of Las Vegas. Sunset Station is located eight miles southeast of Boulder Station. In May 1998, we entered into a long term lease for approximately 19 acres of land located on Tropicana Avenue adjacent to Interstate 15, approximately three miles from Palace Station. We began operating Wild Wild West on this land beginning on July 1, 1998, while management evaluates development alternatives for this location.

     In Missouri, we own and operate Station Casino Kansas City and Station Casino St. Charles. Station Casino Kansas City, is located on 171 acres immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Station Casino Kansas City caters to local customers within the greater Kansas City area and tourists from outside the region. Station Casino St. Charles is located on 52 acres situated immediately north of the Interstate 70 bridge in St. Charles, and is strategically located to attract customers from the St. Charles and greater St. Louis areas and tourists from outside the region. Management is employing the same operating strategies that have been successful at our properties in the competitive Las Vegas market in order to secure a strong presence in the Missouri markets.

OPERATING STRATEGY

     We believe that the following key principles have been integral to our success as a gaming operator and we intend to continue to employ these strategies at each of our various operations.

     TARGETED CUSTOMER BASE

     Our operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. The Las Vegas Casino Properties, Station Casino Kansas City and Station Casino St. Charles (collectively the "Casino Properties") attract customers from their local markets through innovative, frequent and high-profile promotional programs, focused marketing efforts and convenient locations, and from the repeat visitor market through aggressive marketing and the development of strong relationships with specifically targeted travel wholesalers. Although perceived value initially attracts a customer to the Casino Properties, actual value generates customer satisfaction and loyalty. Management believes that actual value becomes apparent during the customer's visit through an enjoyable, affordable and high-quality entertainment experience. Las Vegas, which is and has been one of the fastest growing cities in the United States, is characterized by a strong economy and demographics which include an increasing number of retirees and other active gaming customers. This strategy applies as well to the Missouri markets. We believe that our visitor patrons are also discerning customers who enjoy our value-oriented, high-quality approach. This is particularly true in Las Vegas where patrons view our hotel and casino product as a preferable alternative to attractions located on the Las Vegas Strip and downtown Las Vegas.


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

     PROVIDE A HIGH-VALUE EXPERIENCE

     Because we target the repeat customer, management is committed to providing a high-value entertainment experience for our customers in our restaurants, hotels and casinos. Management believes that the value offered by restaurants at each of the Casino Properties is a major factor in attracting local gaming customers, as dining is a primary motivation for casino visits by many locals. Through their restaurants, each of which has a distinct theme and style of cuisine, our Casino Properties offer generous portions of high-quality food at reasonable prices. In addition, our operating strategy focuses on slot and video poker machine play. Our target market consists of frequent gaming patrons who seek not only a friendly atmosphere and convenience, but also higher than average payout rates. Because locals and repeat visitors demand variety and quality in their slot and video poker machine play, the Casino Properties offer the latest in slot and video poker technology, including several games designed exclusively for us.

     As part of our commitment to providing a quality entertainment experience for our patrons, we are dedicated to ensuring a high level of customer satisfaction and loyalty by providing attentive customer service in a friendly, casual atmosphere. Management recognizes that consistent quality and a comfortable atmosphere stem from the collective care and friendliness of each employee. Station, which began as a family-run business, has maintained close-knit relationships among its management and endeavors to instill among its employees this same sense of loyalty. Toward this end, management takes a hands-on approach through active and direct involvement with employees at all levels. An indication of the value of this approach may be seen by the number of Las Vegas residents seeking employment with us.

     MARKETING AND PROMOTION

     We employ an innovative marketing strategy that utilizes frequent, high-profile promotional programs in order to attract customers and establish a high level of name recognition. In addition to aggressive marketing through television, radio and newspaper advertising, we have created and sponsored such promotions as "Car-A-Day," "Paycheck Bonanza" and the "Great Giveaway," a popular football season contest. These promotions have become a tradition in the locals market and have had a positive impact upon our patronage during their respective promotion periods.

LAS VEGAS CASINO PROPERTIES

     PALACE STATION

     Palace Station is located on approximately 39 acres strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. With Palace Station's ample parking and convenient location, customers are assured easy access to the hotel and casino, a factor that management believes is particularly important in attracting and retaining its customers. Palace Station has the following features and amenities:

     - approximately 287,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

     - a 1,028-room hotel and approximately 3,700 parking spaces, including 1,900 spaces in two multi-level parking structures;

     - an approximately 84,000-square foot casino with approximately 2,070 slot and video poker machines, 40 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including two swimming pools, five full-service restaurants, two fast food outlets, a 24-hour gift shop and a nongaming video arcade.

The hotel features 587 rooms in a modern 21-story tower. Guests in the tower enjoy a view of the Las Vegas Strip, downtown Las Vegas and the surrounding mountains. The remaining 441 hotel rooms are located in low-rise buildings adjoining the tower and casino.

     Palace Station's five full-service restaurants have a total of over 1,225 seats. These restaurants offer a variety of high-quality food at reasonable prices, including the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant) and the Guadalajara Bar & Grille (a Mexican restaurant). Palace Station guests also may take advantage of the Palace Saloon Piano Bar and the recently remodeled Loading Dock Lounge which provide music, dancing and entertainment. Quick service meals and snacks are offered at the Pizza Palace, Manhattan Bagel, Baskin Robbins, Burger King and The Whistle Stop Snackbar.

     BOULDER STATION

     Boulder Station, which opened in August 1994, is located on approximately 45 acres strategically located on the opposite side of Las Vegas from Palace Station. Patrons enjoy convenient access to Boulder Station which is located on the Boulder Highway and immediately adjacent to the Interstate 515 interchange. Interstate 515 and the Boulder Highway are the major thoroughfares into Las Vegas for visitors from Arizona. Management believes that Boulder Station's highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on the Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station has the following features and amenities:

     - approximately 337,000 square feet of main facility area with a turn-of-the-20th-century railroad station theme;

     - a 300-room hotel and approximately 4,350 parking spaces, including a 1,900 space multi-level parking structure;

     - an approximately 89,000-square foot casino with approximately 3,065 slot and video poker machines, 38 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including a swimming pool, five full service restaurants and several fast food outlets, a gift shop, a non-gaming video arcade, a 280-seat lounge and eight additional bars, an 11-screen theater complex and a child-care facility.

     Boulder Station's five full-service restaurants have a total of over 1,400 seats. These restaurants offer a variety of high-quality food at reasonable prices. Restaurant themes and menus are similar to Palace Station's, allowing Boulder Station to benefit from the market acceptance and awareness of this product. Restaurants include the 24-hour Iron Horse Cafe (featuring a Chinese menu in addition to American fare), an all-you-can-eat buffet known as "The Feast," the Broiler (a steak and seafood restaurant), the Pasta Palace (an Italian restaurant), and the Guadalajara Bar & Grille (a Mexican restaurant). In addition to these restaurants which are similar to the offerings at Palace Station, Boulder Station offers fast-food outlets, including Pizza Palace, Viva Salsa, and China Express. Additionally, we lease space to the operators of such restaurants as Burger King, TCBY and Starbuck's Coffee to enhance the customers' dining selection. Boulder Station's restaurants and bars are located in open settings that are designed to intermingle the dining and gaming experience.

     TEXAS STATION

     Texas Station, which opened in July 1995, is located on approximately 47 acres strategically located at the corner of Lake Mead Boulevard and Tonopah Highway in North Las Vegas. The facility features a friendly, "down-home" Texas atmosphere, highlighted by its distinctive early Texas architecture. Texas Station has the following features and amenities:

     - approximately 258,000 square feet of main facility area in a low rise complex with a friendly "down-home" Texas atmosphere, highlighted by distinctive early Texas architecture;

     - a six story, 200-room hotel tower and approximately 4,000 parking spaces, including a 1,500-space multi-level parking structure;

     - an approximately 85,000-square foot casino with approximately 2,025 slot and video poker machines, 34 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including a swimming pool, five full service restaurants and several fast food outlets and franchises, a gift shop, a non-gaming video arcade, a 132-seat entertainment lounge, seven additional bars and a 12-screen theater complex operated by Act III Theatres.

     Management believes that the theater complex provides a competitive advantage for the property and is an additional attraction that draws a significant number of patrons to the facility.

     Texas Station's five full-service restaurants have a total of over 1,300 seats. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Yellow Rose Cafe (a 24-hour coffee shop), the Stockyard Steakhouse, the Laredo Cantina and Cafe (a Mexican restaurant), the San Lorenzo (an Italian restaurant) and the Market Street Buffet (featuring seven different food stations). In addition to the Texas Station themed restaurants, guests may also take advantage of the unique features of the Whiskey Bar with a seven-foot high bronco rider, which rotates on a pedestal and may be viewed by patrons on all sides, the Garage Bar which features a 1976 fire-engine red Cadillac Eldorado with seven-foot Texas long-horns on the hood, or the Armadillo Honky Tonk where a 3,000 piece cut glass armadillo is the centerpiece of a dance hall. The facility also offers fast-food outlets, including a pizza kitchen and ice cream shop. Management believes that the quality and variety of the restaurants offered at the facility are a major draw in the rapidly growing North Las Vegas and Summerlin markets.

     SUNSET STATION

     Sunset Station, which opened in June 1997, is located on an approximately 105-acre parcel at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in the path of development along Interstate 515, the major thoroughfare into Las Vegas from Boulder City and Arizona, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station.

     Sunset Station is distinguished from our other properties by its interior and exterior Spanish/ Mediterranean-style architecture. Prior to the expansion described below, Sunset Station had the following features and amenities:

     - approximately 350,000 square feet of main facility area with interior and exterior Spanish/Mediterranean-style architecture;

     - a 20-story, 467-room hotel tower and approximately 4,200 parking spaces;

     - an approximately 80,000-square foot casino with approximately 2,750 slot and video poker machines, 49 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

     - non-casino amenities including an outdoor swimming pool, six full service restaurants (and tenant lease space for additional restaurants) and several fast food outlets and franchises, a gift shop, a non-gaming video arcade, an entertainment lounge and an amphitheater, additional bars and a microbrewery, a 13-screen theater complex operated by Act III Theatres and a child-care facility.

     Sunset Station's six full-service restaurants have a total of over 2,100 seats featuring "live-action" cooking and simulated patio dining. These restaurant facilities offer a variety of high-quality food at reasonable prices, including the 24-hour Sunset Cafe (a 24-hour coffee shop), the Casa Del Sol (a seafood restaurant), the Capri (an Italian restaurant), Rosalitas (a Mexican restaurant), Sunset Brewing Company (a microbrewery) and The Feast Around the World, a live action buffet featuring Mexican, Italian, barbecue, American and Chinese cuisine. Guests may also take advantage of the Gaudi Bar, a centerpiece of the casino featuring over 8,000 square feet of stained-glass and a water light display. The facility also offers fast-food outlets including Fat Burger, Viva Salsa, Capri Pizza, Kenya's Bakery and Ben & Jerry's Ice Cream.

     Sunset Station is located on approximately 105 acres, of which only approximately 70 acres have been developed. We are currently evaluating potential development plans for the undeveloped property. Uses for the land could include a lifestyle entertainment retail center, and the development of several pads for various build-to-suit retail, restaurant and entertainment concepts. Timing and definitive plans have not yet been determined for such a development.

MISSOURI CASINO PROPERTIES

     STATION CASINO KANSAS CITY

     Station Casino Kansas City opened in January 1997. This facility is a master-planned gaming and entertainment destination facility featuring an historic Missouri riverboat theme and is strategically located to attract customers from the greater Kansas City area and tourists from outside the region. Station Casino Kansas City is located on an approximately 171-acre site immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Station Casino Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also emphasize the strong visitor and overnight markets. Management believes that Station Casino Kansas City has specific advantages relative to riverboat facilities in the region. The site is adjacent to the Interstate 435 bridge, which supports traffic flow of approximately 71,000 cars per day. Interstate 435 is a six-lane, north-south expressway offering quick and easy accessibility to the site, and also provides direct visibility of the site.

     We believe the Station Casino Kansas City facility offers Las Vegas-style gaming experience in the Midwest. The gaming facilities are docked adjacent to a land-based entertainment facility with approximately 526,000 square feet of main facility area which includes the following features and amenities:

     - two continuously docked gaming vessels situated in a man-made protective basin with an approximately 140,000 square-foot gaming space with approximately 3,145 slot and video poker machines, 162 gaming tables and a poker room.

     -    a 200-room hotel and 5,000 parking spaces; and

     - an entertainment center with seven full service restaurants and several fast food outlets, 11 bars and lounges, a 1,400-seat Grand Pavilion, a Kid's Quest child-care facility, an 18-screen movie complex operated by Act III Theatres, a 5,700-square foot non-gaming video arcade operated by Sega GameWorks and a gift shop.

     Station Casino Kansas City's restaurants offer a variety of high-quality food at reasonable prices. Restaurants include an all-you-can-eat live action buffet "Feast Around the World," featuring Italian, Mexican, Chinese, barbecue, and traditional American fare, Bugatti's Little Italy Cafe, featuring fine Italian cuisine and a wine bar with an extensive selection, Pancho Villa's Cantina, featuring southwestern foods, the Orleans Seafood Co. and Oyster Bar, featuring fresh Louisiana style seafood, and the Hafbrauhaus Brewery & Biergarten featuring a wide selection of micro-brewed lagers, an assortment of American and Bavarian cuisine and live entertainment. In addition, Station Casino Kansas City leases space to a well-known Kansas City favorite, Arthur Bryant's Barbeque.

     STATION CASINO ST. CHARLES

     Station Casino St. Charles opened in May 1994. Station Casino St. Charles is located immediately north of the Interstate 70 bridge in St. Charles on approximately 52 acres owned by us. The Station Casino St. Charles complex is strategically located to attract customers from the St. Charles and greater St. Louis area, and tourists from outside the region. The site is adjacent to the Interstate 70 bridge. Interstate 70 is a 10-lane, east-west expressway offering quick and easy accessibility to and direct visibility of the Station Casino
St. Charles site.

     The Station Casino St. Charles facility includes two gaming vessels-a 292-foot by 74-foot wide gaming riverboat known as "The Station Casino Belle" and a floating two-story, 105,000 square foot gaming and entertainment facility with the following features and amenities:

     - an approximately 47,000 square-foot gaming area with a capacity for 4,000 gaming customers, approximately 1,890 slot and video poker machines and 75 gaming tables; and

     - non-casino amenities including two full service restaurants and a fast food court, seven bars, an entertainment lounge, a gift shop and a lobby and ticketing facility.

     Capitalizing on our operating experience in Las Vegas, Station Casino St. Charles has emphasized convenience in offering two separate gaming facilities. In doing so, we are able to stagger Station Casino St. Charles' two hour cruises to begin each hour of the day from nine in the morning until two the following morning, seven days a week. With a 45 minute boarding time, the longest a customer has to wait is 15 minutes to enter a gaming facility. Additionally, we received approval for continuously docked gaming on each of the gaming facilities. In Missouri, continuously docked gaming requires "simulated cruising," which allows customers to board only at certain specified times; however, the customer may leave at any time, which is significantly more convenient for the customer.

     In furtherance of the Station Casino St. Charles master plan, we completed construction of a new elevated roadway and a 4,000-space five-story parking structure in May 1996. The elevated roadway and parking structure provide improved access to the current and new gaming facilities and significantly diminish Station Casino St. Charles' susceptibility to closure during the spring flooding season. This project includes a turn-around deck and porte-cochere. The parking facility is constructed above the existing flood plain and provides the infrastructure for the current facilities and the Station Casino St. Charles expansion project. In the fall of 1996, we began an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a proposed retail and entertainment complex. The basin has been constructed, but since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted.

THE SOUTHWEST COMPANIES

     We provide slot route management services to numerous food and beverage establishments and commercial businesses in Southern Nevada through our subsidiary, SGSI.

     SGSI commenced its slot route business in southern Nevada in December 1990. Management combined its gaming experience with its route management abilities to capitalize on the rapidly expanding slot route business. SGSI has approximately 895 machines in service throughout southern Nevada.

EXPANSION STRATEGY

     SELECTION CRITERIA

     Management believes that a highly visible central location, convenient access and ample parking are critical factors in attracting local patronage and repeat visitors. Additionally, sites must be large enough to support multi-phased master-planned growth. We select sites that are centrally located within a dense population base so that the facility cannot be cutoff from its primary market. These sites generally have been adjacent to high-traffic surface streets and interstate highways. Management believes that each of our Casino Properties' locations has provided us with a significant competitive advantage to attract its targeted customer base.

     MASTER-PLANNED DEVELOPMENT

     Management's expansion strategy includes the master-planned expansion of our existing and future gaming locations. In designing project sites, we plan and engineer for multi-phased facility expansion to accommodate future growth and to allow us to develop dominant properties in each market place. A project's master-planned design typically allows the option of adding hotel rooms, casino space and non-gaming entertainment such as movie theaters, additional restaurants, retail shops, and various other entertainment venues.

     EXPANSION AND DEVELOPMENT OPPORTUNITIES

     We continually evaluate the timing and scope of our master-planned developments at each of the Casino Properties and may determine from time to time to expand the scope of, improve on or suspend the implementation of our master plans. These decisions are dependent upon the availability of financing, competition and future economic and gaming regulatory environments, many of which are beyond our control.

     We also evaluate other development opportunities in current and emerging gaming markets, including land-based, dockside, riverboat and Indian gaming opportunities. Our decision whether to proceed with any new gaming development opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations, many of which are beyond our control.

EXPANSION OF EXISTING CASINO PROPERTIES

     SUNSET STATION

     In November 1998, we completed construction of the next phase of the master planned expansion at Sunset Station. This phase of the master plan is designed to enhance Sunset Station's reputation for quality entertainment and includes:

     -    a 2,000-space covered parking garage;

     - an additional 14,000 square feet of casino space with an additional 250 slot and video poker machines; and

     - a new steakhouse, a food court area and improved conference facilities.

Excluding net construction period interest, the total cost of the expansion project is expected to be $34.0 million.

     TEXAS STATION

     In May 1998, we commenced construction of the next phase of the master plan at Texas Station. This phase of the master plan is designed to enhance Texas Station's reputation for quality entertainment and will include:

     -    a 2,000-space covered parking garage;

     - an additional 21,000 square feet of casino space with 850 additional slot and video poker machines; and

     - a 10,000-square foot Kid's Quest child-care facility, a food court area, an expanded arcade, six additional "stadium-style" movie screens; and a new bar and lounge similar to the Gaudi Bar at Sunset Station, except with a Texas theme.

Excluding net construction period interest, we anticipate that the total cost of the expansion project will be $51.0 million. We estimate that this expansion project will be completed in the first calendar quarter of 1999.

     STATION CASINO ST. CHARLES

     In the fall of 1996, we began an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a proposed retail and entertainment complex. The basin has been constructed, but since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted.

     We currently believe the Station Casino St. Charles expansion project as originally contemplated fulfills a strategic need in the St. Louis, Missouri market. While we desire to complete and operate these new facilities, circumstances may arise in the future, including the lack of available financing, a downturn in the demand for gaming facilities or increased regulatory requirements unique to the state of Missouri and more attractive uses of available capital, which may prevent the expansion project from being completed as originally designed, if at all. In this event, certain costs incurred to date may be deemed to possess little or no value necessitating the recognition of an impairment loss in the period such a determination is made. The impairment loss could include substantially all of the amount invested by us in the Station Casino St. Charles expansion project.

     As of September 30, 1998, we had invested approximately $169.0 million related to the Station Casino St. Charles expansion project. We do not anticipate that any major construction activity on the Station Casino St. Charles expansion project will resume in the near term. See "Risk Factors-St. Charles Expansion Project."

COMPETITION

     The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Indian reservations and other forms of legalized gaming. There is intense competition among companies in the gaming industry, many of which have significantly greater resources than we do. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in such states and on Indian reservations will provide strong competition to us and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. Proposition 5, a California ballot initiative passed by voters in California on November 3, 1998, permits Indian tribes who enter into agreements with the State of California to conduct certain gaming activities including horse race wagering, gaming devices (including slot machines), banked card games and lotteries. Various opposition factions have challenged the implementation of Proposition 5 by filing an action in the Supreme Court of California. On December 2, 1998, the California Supreme Court granted a stay on the implementation of Proposition 5 pending consideration of arguments on constitutionality grounds. The California Supreme Court's decision is not expected until the spring of 1999. It is not certain when Proposition 5 will be effective or how it will affect us; however, because visitors from California make up Nevada's largest visitors market, if Proposition 5 is implemented, increased competition from Indian gaming may result in a decline in our revenues and may have a material adverse effect on our business.

     The Las Vegas Casino Properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. Such competition includes at least ten hotel/casinos targeted primarily towards local residents and repeat visitors, and numerous non-hotel gaming facilities targeted towards local residents. We compete with other locals oriented hotel/casinos by focusing on repeat customers and attracting these customers through innovative marketing programs. Our value-oriented, high-quality approach is designed to generate repeat business. Additionally, the Casino Properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons. Currently, there are approximately 28 major gaming properties located on or near the Las Vegas Strip, 14 located in the downtown area and several located in other areas of Las Vegas. In addition, seven new hotel/casinos and three hotel/casino expansions are under construction or have been announced, which will add approximately 19,000 rooms to the Las Vegas area over approximately the next two years. Five of the new hotel/casinos are major resorts with a theme and an attraction which are expected to draw significant numbers of visitors. These new facilities could have a positive effect on the Las Vegas Casino Properties if more visitors are drawn to Las Vegas. However, major additions, expansions or enhancements of existing properties or the construction of new properties by competitors could also have a material adverse effect on the businesses of the Las Vegas Casino Properties. The additional capacity has had little, if any, impact on the Las Vegas Casino Properties' hotel occupancy or casino volume to date. However, there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

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

     The Las Vegas Casino Properties face more direct competition from ten hotel/casinos primarily targeted to the local and the repeat visitor markets. Some of these competitors have completed expansions and existing competitors and new entrants into these markets are in the planning stages or under construction on other projects. Other gaming operators own undeveloped properties on which they could develop gaming facilities in the immediate vicinity of Texas Station and Sunset Station. At least one operator is exploring development opportunities in the immediate vicinity of Sunset Station. In 1999, The Resort at Summerlin Hotel and Casino is expected to open in northwest Las Vegas approximately 5 miles from Texas Station. Although not targeted at the local market, The Resort at Summerlin will compete indirectly with Texas Station because of its close proximity to Texas Station. Although we have competed strongly in these marketplaces, there can be no assurance that additional capacity will not have a negative impact on us.

     The Missouri Gaming Commission has been empowered to determine the number of gaming licenses supportable by the region's economic situation. As of September 30, 1998, 37 applications for gaming licenses had been filed with the State of Missouri, including nine applications to operate in the St. Louis marketplace. Ten licensees are currently licensed in St. Louis, Kansas City, St. Joseph and Caruthersville, Missouri. Station Casino St. Charles competes primarily with other gaming operations in and around St. Louis, Missouri. Currently, in addition to Station Casino St. Charles, there are five competitors operating in the St. Louis market. In particular, Station Casino St. Charles directly competes with two facilities located in Maryland Heights which opened in 1997. Such direct competition is due to the Maryland Heights facilities' size, quality and close proximity. We have experienced a decline in revenues at Station Casinos St. Charles since the opening of the Maryland Heights facilities. We have taken steps that management believes will mitigate the effects of such competition and the decline in revenues has stabilized. However, in light of ever increasing competition, there can be no assurance as to the future performance of Station Casino St. Charles. Additionally, two of the five competitors operating in the St. Louis market are located in Illinois, which does not impose the $500 loss limit imposed in Missouri. Gaming also has been approved by local voters in jurisdictions near St. Louis, including St. Charles, Jefferson City and other cities and counties along the Mississippi and Missouri Rivers. Any new gaming operations developed near St. Louis would likely provide significant competition to Station Casino St. Charles. Gaming laws in surrounding states and in other areas may be amended in ways that would increase the competition to Station Casino St. Charles. This increasing competition could have a material adverse effect on our business.

     Recently, Davis Gaming was selected for investigation for licensure for a gaming operation which it intends to develop in Boonville, Missouri, a city in central Missouri near Jefferson City and Columbia, and Mark Twain Casino L.L.C. was selected for investigation for licensure for a gaming operation which it intends to develop in LaGrange, Missouri, a city in northeastern Missouri. Neither area is currently served by a Missouri gaming facility. The Davis Gaming project has proceeded and has received preliminary site and development approval from the Missouri Gaming Commission. The Mark Twain Casino project has not progressed since the initial selection decision.

     Station Casino Kansas City competes primarily with other gaming operations in and around Kansas City, Missouri. In addition to Station Casino Kansas City, there are three other gaming facilities currently operating in the Kansas City market. Earlier entrants to the Kansas City market may have an advantage over us due to their ability to establish early market share. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph (which currently has one riverboat gaming operation), Jefferson City and other cities and counties along the Missouri River. Since the opening of Station Casino Kansas City, Sam's Town, the closest gaming development to Station Casino Kansas City, closed and Boyd Gaming, the owner of Sam's Town, sold most of the Sam's Town assets to Harrah's, the operator of Harrah's-North Kansas City, the next closest gaming operator in the area. Any new gaming operations developed near Kansas City would likely provide significant competition to Station Casino Kansas City.

     Several companies are engaging in riverboat gaming in states neighboring Missouri. Illinois sites, including Alton, East St. Louis, and Metropolis, enjoy certain competitive advantages over Station Casino St. Charles because Illinois, unlike Missouri, does not impose limits on the size of losses and places fewer restrictions on the extension of credit to customers. In contrast, Missouri gaming law provides for a maximum loss of $500 per player on each cruise and prohibits the extension of credit (except credit cards and checks). Unlike Illinois gaming law, the Missouri gaming law places no limits on the number of gaming positions allowed at each site. As of September 30, 1998, Illinois had approved a total of ten licenses; however, only nine licensees are operating riverboat gaming facilities. While riverboats are currently the only licensed form of casino-style gaming in Illinois and the number of licenses is restricted to ten, possible future competition may arise if gaming is legalized in or around Chicago, which was specifically excluded from the legislation permitting gaming in Illinois.

     Our Missouri gaming operations also compete to a lesser extent with the riverboat and floating gaming facilities in Mississippi, Louisiana, Iowa and Indiana. Like Illinois, neither Mississippi nor Louisiana gaming legislation imposes limits on wagers or losses. Gaming laws in these states and in other areas may be amended in ways that would increase the competition to our Missouri gaming operations.

     To a lesser extent, our operations compete with gaming operations in other parts of the State of Nevada, such as Reno, Laughlin and Lake Tahoe, with facilities in Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.

EMPLOYEES

     As of September 30, 1998, we had approximately 10,705 employees. From time to time, certain of our employees are contacted by unions and we engage in discussions with such employees regarding establishment of collective bargaining agreements. In 1998, approximately 12 of our employees in the receiving area of Palace Station voted to become unionized. While we are from time to time faced with such movements by employees, we do not believe that such movements will have any broad-based impact on our employees, however there can be no assurances to that effect. Management believes that it has good relationships with its employees.

PROPERTIES

     Palace Station is located on approximately 39 acres located on the west side of Las Vegas, Nevada. We own 26 acres and lease the remaining 13 acres pursuant to five long-term ground leases with unaffiliated third parties. The property is subject to a lien to secure borrowings under the Amended Bank Facility.

     Boulder Station is located on approximately 45 acres located on the east side of Las Vegas, Nevada. We own 18 acres and lease the remaining 27 acres from a trust pursuant to a long-term ground lease. The trustee of the trust is Bank of America National Trust and Savings Association ("Bank of America NT&SA") and the beneficiary of the trust is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of SCI. The lease has a maximum term of 65 years, ending in June 2058. The lease provided for monthly payments of $125,000 through June 1998. In July 1998, the monthly rent was adjusted to $135,525 through June 2008. The rent will be adjusted in July 2008 and every ten years thereafter by a cost of living factor. In July 2003, and every ten years thereafter the rent will be adjusted to the product of the fair market value of the land and the greater of:

     - the then prevailing annual rate of return for comparably situated property; or

     -    8% per year.

In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. We are not expected to exercise our June 1998 option. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party. Our leasehold interest in the property and the acreage we own directly are subject to a lien to secure borrowings under the Amended Bank Facility.

     Texas Station is located on approximately 47 acres located in North Las Vegas, Nevada. We lease the property from a trust pursuant to a long-term ground lease. The trustee of the trust is Bank of America NT&SA and the beneficiary of the trust is Texas Gambling Hall & Hotel, Inc., an affiliate company of the Related Lessor. The lease has a maximum term of 65 years, ending in May 2060. The lease provides for monthly rental payments of $150,000 until July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of:

     - the then prevailing annual rate of return being realized for owners of comparable land in Clark County; or

     -    8% per year.



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

The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. Pursuant to the ground lease, the lessor will have a right to put the land to us, exercisable no later than one year after the first to occur of:

     -    a change of control (as defined in the lease); or

     - delivery of written notice that such a change of control is anticipated, at a purchase price equal to fair market value as determined by negotiation.

We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party. Our leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility.

     Station Casino St. Charles is located on approximately 52 acres located immediately north of Interstate 70 on the edge of the Missouri River in St. Charles, Missouri. We own the entire 52 acres. Our ownership interest in the St. Charles property is subject to liens to secure borrowings under the Amended Bank Facility.

     Station Casino Kansas City is located on approximately 171 acres in Kansas City, Missouri. We entered into a joint venture with an unaffiliated third party to acquire the property. Station Casino Kansas City leases the site from the joint venture with monthly payments of $90,000 through the remainder of the lease term. The lease term was extended to March 31, 2006, with the option to extend the lease for up to eight renewal periods of ten years each plus one additional period of seven years. Commencing April 1, 1998, the rent was, and every anniversary thereafter the rent will be, adjusted by a cost of living factor. In connection with the joint venture agreement, we received an option that provided us the right to acquire the joint venture partner's interest in this joint venture. We have the option to purchase this interest at any time after April 1, 2002 through April 1, 2011 for $11.7 million, however, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum commencing April 1, 1998. We paid $2.6 million for this option. Our leasehold interest in the property is subject to a lien to secure borrowings under the Amended Bank Facility, and under certain circumstances the Amended Bank Facility permits the lenders to force the exercise of such option.

     Sunset Station is located on approximately 105 acres located in the Green Valley/Henderson area of Las Vegas, Nevada. We lease approximately 48 acres pursuant to a long-term ground lease with an unaffiliated third party. The lease was entered into in June 1994, and has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary date of the lease, we have the option to purchase the land for $23.8 million. The lessor also has an option to sell the land to us for $21.8 million on the seventh anniversary of the lease. The remaining approximately 52 acres were purchased by us in September 1995, for approximately $11.0 million.

     We have acquired or leased several parcels of land in various jurisdictions as part of our development activities. At September 30, 1998, we had invested $20.6 million in land which had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, we had invested $3.7 million in land in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

LITIGATION

     SCI and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of the following matters and litigation inherently involves significant costs.

     CRESCENT CASE

     On January 16, 1998, we entered into an agreement and plan of merger with Crescent Real Estate Equities Company to merge SCI with Crescent. On July 27, 1998, SCI and Crescent announced the postponement of a previously announced annual and special meeting of SCI's stockholders. The meeting was postponed to address concerns related to the merger expressed by holders of SCI's preferred stock. We subsequently requested that Crescent purchase $20 million of SCI's redeemable preferred stock issuable under the merger agreement. The merger agreement provides that, if we are not in material breach of our covenants, representations or warranties under the merger agreement, Crescent is required to fund up to $115 million of redeemable preferred stock even if the merger agreement has been terminated. Crescent advised us that it took the position that our postponing the meeting was a breach of the merger agreement.

     On July 30, 1998, we filed suit against Crescent in Clark County District Court, State of Nevada, seeking declaratory relief and asserted, among other things, that the postponement of the meeting did not breach the merger agreement, that we had received Crescent's consent to the postponement of the meeting and that we were otherwise in full compliance with our obligations under the merger agreement.

     On August 11, 1998, we requested that Crescent purchase the additional
$95 million of redeemable preferred stock. Also on August 11, 1998, we amended our complaint in Nevada state court to include claims regarding Crescent's breaches of the merger agreement. Our lawsuit against Crescent seeks significant damages for Crescent's breaches and specific performance requiring Crescent to fulfill its obligation under the merger agreement to purchase $115 million of redeemable preferred stock.

     On December 22, 1998, Crescent filed its answer and counterclaims to our suit pending in the Nevada state court. The answer generally denied our claims, and the counterclaims sought damages and declaratory relief alleging that we breached the merger agreement by canceling and failing to reschedule the stockholders meeting. The suit sought declaratory judgment that our actions with respect to the meeting, together with certain alleged misrepresentations in the merger agreement, relieve Crescent of its obligation under the merger agreement to fund up to $115 million of the redeemable preferred stock. Crescent alleged that it was excused from further performance under the merger agreement. Crescent did not specify the amount of damages it sought. Discovery is ongoing in this action.

     We anticipate that Crescent will seek the $54 million break-up fee as part of its counterclaims. Crescent had announced on August 12, 1998, that it intended to assert a claim for damages for the $54 million break-up fee under the merger agreement or its equivalent and for expenses. Payment by us of such a fee would require consent of the lenders under the Amended Bank Facility.

     On August 7, 1998, Crescent filed suit against us in the United States District Court, Northern District of Texas, seeking damages and declaratory relief alleging that we breached the merger agreement by canceling and failing to reschedule the stockholders meeting. The suit sought declaratory judgment that our actions with respect to the meeting, together with certain alleged misrepresentations in the merger agreement, relieve Crescent of its obligation under the merger agreement to fund up to $115 million of the redeemable preferred stock. Crescent alleged that it was excused from further performance under the merger agreement. Crescent did not specify the amount of damages it sought. Simultaneously with the filing of its suit, Crescent sent notice of termination of the merger agreement to us. We believe that Crescent, and not SCI, breached the merger agreement.

     On December 15, 1998, Crescent's suit against us pending in the United States District Court for the Northern District of Texas was dismissed for lack of jurisdiction. On December 21, 1998, Crescent served us with a notice of appeal of the dismissal.

     While we believe that Crescent has breached the merger agreement and that Crescent's allegations are without merit, as with any litigation, we cannot be sure as to the outcome of such litigation at this time. In the event that we are required to pay the $54 million break-up fee, that payment would have a material adverse effect on our business. In addition, any litigation inherently involves significant costs of conducting the litigation.

     CLASS ACTION/DERIVATIVE ACTION

     A suit seeking status as a class action and a derivative action was filed by plaintiff, Crandon Capital Partners, on August 7, 1998, in Clark County District Court, State of Nevada, naming SCI and its board of directors as defendants. The lawsuit, which was filed as a result of the failed merger between SCI and Crescent, alleges, among other things, a breach of fiduciary duty owed to the shareholders/class members. The lawsuit seeks damages allegedly suffered by the shareholders/class members as a result of the transactions with Crescent and all costs and disbursements of the lawsuit. Although no assurance can be provided with respect to any litigation, SCI and its board of directors do not believe the suit has merit and intend to defend themselves vigorously.


LOW WATER LEVEL AT STATION CASINO ST. CHARLES; EPA INVESTIGATION

     During December and January, the water level of the Missouri River was well below normal. In addition, over time silt and debris flowing downstream have built up under the gaming barges and other ancillary barges at Station Casino St. Charles. These circumstances have caused a portion of these barges, at times, to touch the river bottom. Because these barges have touched the river bottom, the American Bureau of Shipping decertified the barges on January 08, 1999. As a result of the decertification, the Missouri Gaming Commission expressed concern regarding the effect of the low water level on the barges. However, based upon recent improvement in the water level and our agreement to work with American Bureau of Shipping to re-certify all of the barges by March 17, 1999, the Missouri Gaming Commission has allowed the gaming facility to remain open. We continue to monitor the situation very carefully and believe that the facility should remain in operation. However, there can be no assurance that our assessment will not change or that the relevant authorities will continue to permit the operation of the facility. A prolonged closure of the facility as a result of the low water level would have a material adverse effect on our business, financial position and results of operations.

     We have taken steps and intend to take further steps to remedy the problems caused by the low water level. These further steps include dredging material from under the barges and constructing a sheet metal wall to divert silt and debris and keep it from building up under the barges. We do not expect the cost of these remedial activities to be material, although there can be no assurance that such costs will not exceed our expectations. Dredging and construction activities generally require permits from the United States Army Corps of Engineers. We are currently in the process of applying for the required permits. There can be no assurance that the United States Army Corps of Engineers will grant such permits or that they will be granted on a timely basis. If there is a significant delay in our receiving the required permits and the low water level returns, we could be forced to close the facility. Our ability to receive the required permits could be adversely affected by the investigation described below.

     On February 3, 1999, we received a subpoena issued by the EPA requesting that documentation relating to our dredging activities at the facility be furnished to the Grand Jury in the United States District Court for the Eastern District of Missouri. Several employees and persons who contracted to work for us received similar subpoenas. We believe that the EPA is investigating allegations that us or our contractors dredged and disposed of silt and debris from the area of the facility either without proper permits or without complying with such permits. We are in the process of investigating the substance of the allegations and intend to cooperate fully with the EPA's investigation. The investigation could lead to further proceedings against us which could result in significant fines and other penalties imposed on us. Based on the initial results of our own investigation, we believe that any fines or other penalties, if imposed, would not have a material adverse effect on our business, financial position or results of operations.


     POULOS/AHEARN CASE

     A suit seeking status as a class action lawsuit was filed by plaintiff, William H. Poulos, et al., as class representative, on April 26, 1994, in the United States District Court, Middle District of Florida, naming 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including us. On May 10, 1994, a lawsuit alleging substantially identical claims was filed by another plaintiff, William Ahearn, et al., as class representative, in the United States District Court, Middle District of Florida, against 48 manufacturers, distributors and casino operators of video poker and electronic slot machines, including us and most of the other major hotel/casino companies. The lawsuits allege that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, and the extent to which there is an opportunity to win. The two lawsuits have been consolidated into a single action, and have been transferred to the United States District Court, for the State of Nevada. On September 26, 1995, a lawsuit alleging substantially identical claims was filed by plaintiff, Larry Schreier, et. al, as class representative, in the United States District Court for the District of Nevada, naming 45 manufacturers, distributors, and casino operators of video poker and electronic slot machines, including us. Motions to dismiss the Poulos/Ahearn and Schreier cases were filed by defendants. On April 17, 1996, the Poulos/Ahearn lawsuits were dismissed, but plaintiffs were given leave to file Amended Complaints on or before May 31, 1996. On May 31, 1996, an Amended Complaint was filed, naming William H. Poulos, et. al, as plaintiff. Defendants filed a motion to dismiss. On August 15, 1996, the Schreier lawsuit was dismissed with leave to amend. On September 27, 1996, Schreier filed an Amended Complaint. Defendants filed motions to dismiss the Amended Complaint. In December 1996, the court consolidated the Poulos/Ahearn, the Schreier, and a third case not involving us and ordered all pending motions be deemed withdrawn without prejudice, including Defendants' Motions to Dismiss the Amended Complaints. The plaintiffs filed a Consolidated Amended Complaint on
February 13, 1997. On or about December 19, 1997, the court issued formal opinions granting in part and denying in part the defendants' motion to dismiss. In so doing, the court ordered plaintiffs to file an amended complaint in accordance with the court's orders in January of 1998. Accordingly, plaintiffs amended their complaint and filed it with the United Stated District Court, for the State of Nevada in February 1998. We and all other defendants have answered the amended complaint filed on behalf of plaintiffs and continue to deny the allegations contained in the amended complaint. The plaintiffs are seeking compensatory, special, consequential, incidental, and punitive damages in unspecified amounts. The defendants have committed to vigorously defend all claims and allegations contained in the consolidated action. The parties have fully briefed the issues regarding class certification, which are currently pending before the court. The discovery stay remains in effect pending resolution of these issues. We do not expect that the lawsuits will have a material adverse effect on our financial position or results of operations.

     NICOLE ANDERSON CASE

     A suit seeking status as a class action lawsuit was filed by plaintiff Nicole Anderson, et. al., as class representative, on September 24, 1997, in the United States District Court for the Eastern District of Missouri, Eastern Division. The lawsuit alleges certain racially based discriminatory action at Station Casino St. Charles and seeks injunctive relief and compensatory, special, consequential, incidental and punitive damages in unspecified amounts. On or about October 24, 1997, plaintiff filed her first amended complaint. On November 24, 1997, we filed our answer to plaintiff's first amended complaint which denied the allegations contained in the amended complaint. We do not believe the suit has merit and intend to continue defending ourselves vigorously.

     On August 25, 1998, a hearing was held to determine whether this lawsuit could be certified as a class action. The court conditionally certified a subclass of dealers in the table game department; the other plaintiffs may proceed individually with their claims. Discovery in all these cases has begun, but as yet no trial date has been set.

     AKIN CASE

     On January 16, 1997, our gaming license in Kansas City was formally issued for its facility, which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of our gaming license, we built and opened the Station Casino Kansas City facility. The license issued to us and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration. On November 25, 1997, the Supreme Court of Missouri, in a case challenging the gaming licenses of certain competitors of Station Casino St. Charles located in Maryland Heights, Missouri, ruled that gaming in artificial spaces may occur only in spaces that are contiguous to the surface stream of the Missouri and Mississippi Rivers. On November 3, 1998, the citizens of the State of Missouri approved a Constitutional amendment which was proposed by initiative petition, that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities, like ours, that are located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the Constitution became effective on November 23, 1998. The Missouri Gaming Commission has stayed its preliminary orders of disciplinary action against licensees that operate within artificial basins, and has dismissed the preliminary orders for disciplinary action with respect to all applicable licensees except KCSC. The Missouri Gaming Commission has not dismissed the disciplinary proceeding against KCSC because it is investigating an alleged violation by KCSC that is related to an aspect of the placement of our gaming facilities in an artificial basin. While we anticipate that the disciplinary action with respect to KCSC will be dismissed, we cannot be sure that the Missouri Gaming Commission will take such action or that the Missouri Gaming Commission will not impose a fine or other penalty against us in connection with such dismissal. Numerous active organizations oppose gaming in Missouri and may in the future take action to cause gaming operations in Missouri to be restricted or prohibited.

     STEPHEN B. SMALL CASE

     A class action lawsuit was filed by plaintiff Stephen B. Small, et al., as class representative, on November 28, 1997, in the United States District Court for the Western District of Missouri, naming four gaming operators in Kansas City, Missouri, including Kansas City Station Corporation. The lawsuit alleged that the defendants are conducting gaming operations that are not located on the Missouri River in violation of certain state and federal statutes. On
September 1, 1998, the United States District Court granted Kansas City Station Corporation's motion to dismiss the lawsuit. On October 30, 1998, the plaintiff filed a similar lawsuit in the Circuit Court of Cole County, Missouri. The plaintiff is seeking a declaratory judgment that the operators were conducting illegal games of chance prior to December 3, 1998, the effective date of a Constitutional amendment passed by Missouri voters on November 3, 1998, legalizing gaming facilities within 1000 feet of the main channel of the Mississippi and Missouri Rivers. Plaintiff is also seeking compensatory, special, consequential, and incidental damages in unspecified amounts. Management believes that the claims are without merit and does not expect that the lawsuit will have a material adverse effect on our financial position or results of operations.

     CANFORA CASE

     In June 1997, Joseph J. Canfora, a former employee of ours, commenced a lawsuit against us in the United States District Court for the Western District of Missouri asserting breach of employment agreement, bad faith discharge and violations of ERISA. In December 1997, the claims relating to bad faith discharge and ERISA violations were dismissed. Canfora subsequently amended his complaint and alleged breach of employment agreement and tortious interference with business expectancies. On January 18, 1999, Station and Canfora agreed to a final settlement of the lawsuit and therefore we anticipate no further litigation in this matter.





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

                               REGULATION AND LICENSING

NEVADA GAMING REGULATIONS

     The ownership and operation of casino gaming facilities, the operation of slot machine routes and the manufacture and distribution of gaming devices and cashless wagering systems in Nevada are subject to:

     - the Nevada Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Nevada Act"); and

     -    various local ordinances and regulations.

Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), the City of Las Vegas, the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"), the City of North Las Vegas, the City of Henderson and certain other local regulatory agencies. The Nevada Commission, the Nevada Board, the City of Las Vegas, the Clark County Board, the City of North Las Vegas, the City of Henderson, and certain other local regulatory agencies are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

     - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

     - the establishment and maintenance of responsible accounting practices and procedures;

     - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal controls and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

     -    the prevention of cheating and fraudulent practices; and

     - providing a source of state and local revenues through taxation and licensing fees.

Change in such laws, regulations and procedures could have an adverse effect on our gaming operations.

     SCI's direct and indirect subsidiaries that conduct gaming operations in Nevada are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. SGSI is licensed as a distributor and as an operator of a slot machine route. PSHC, BSI, TSI, SSI and TRSI have received licenses to conduct nonrestricted gaming operations. Town Center Amusements, Inc. ("TCAI") has been licensed to conduct nonrestricted gaming operations at Barley's Casino & Brewing Company ("Barley's Casino"), a micro brewery and casino located in southeast Las Vegas. SCI's ownership in TCAI is held through an intermediary company known as Green Valley Station, Inc. ("GVSI") which is licensed as a member and Manager of TCAI. SCI is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of PSHC, BSI, TSI, SSI, TRSI, GVSI, and SGSI. SCI is also licensed as a manufacturer and distributor. PSHC, BSI, TSI, SSI, TRSI, GVSI and SGSI are each a corporate gaming licensee and TCAI is a limited liability company licensee (individually a "Gaming Subsidiary" and collectively the "Gaming Subsidiaries") under the terms of the Nevada Act. As a Registered Corporation, SCI is required periodically to submit detailed financial and operating reports to the Nevada Commission and the Nevada Board and furnish any other information which the Nevada Commission or the Nevada Board may require. No person may become a stockholder or holder of an interest of, or receive any percentage of profits from the Gaming Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. SCI and the Gaming Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses

(individually, a "Gaming License" and collectively, the "Gaming Licenses") required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation, such as SCI, or the Gaming Subsidiaries, which hold a Gaming License, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of SCI who are actively and directly involved in gaming activities of the Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue to have a relationship with SCI or the Gaming Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require SCI or the Gaming Subsidiaries to terminate the employment of any person who refuses to file the appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

     SCI and the Gaming Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by SCI and the Gaming Subsidiaries must be reported to or approved by the Nevada Commission and/or the Nevada Board.

     If it were determined that the Nevada Act was violated by a Gaming Subsidiary, the Gaming Licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, SCI, the Gaming Subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Palace Station, Boulder Station, Texas Station, Sunset Station, Wild Wild West, and Barley's Casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the Gaming Licenses of the Gaming Subsidiaries or the appointment of a supervisor could (and revocation of any Gaming License would) materially adversely affect our gaming operations.

     Any beneficial owner of SCI's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have their suitability as a beneficial owner of SCI's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Commission's regulations, which acquires beneficial ownership of more than 10%, but not more than 15% of SCI's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of SCI's Board of Directors, any change in SCI's corporate charter, bylaws, our management policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our

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

voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

     -    voting on all matters voted on by stockholders;

     - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

     - such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. SCI is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with SCI or the Gaming Subsidiaries, SCI:

     -    pays that person any dividend or interest upon its voting securities;

     - allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

     - pays remuneration in any form to that person for services rendered or otherwise; or

     - fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, such as the Notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. Any person who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of a debt security of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if, without the prior approval of the Nevada Commission, it:

     - pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

     - recognizes any voting right by such unsuitable person in connection with such securities;

     -    pays the unsuitable person remuneration in any form; or

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

     - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     SCI is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. SCI is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require SCI's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on SCI.

     SCI may not make a public offering of is securities without the prior approval of the Nevada Commission if the securities or proceeds received are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On May 22, 1997, the Nevada Commission granted SCI prior approval to make offerings under a Shelf Registration for a period of twenty-two months, subject to certain conditions ("Shelf Approval"). The Shelf Approval was amended and restated on June 23, 1998 to include TSI and to be effective for 11 months. However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the approval period. SCI has filed an application for renewal and has requested that the Shelf Approval be renewed for a period of two years. The Shelf Approval also applies to any affiliated company wholly-owned by us (an "Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Gaming Subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, us or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The exchange offer will constitute a public offering (as defined in the Nevada
Act) and will be made pursuant to the Shelf Approval. In addition, restrictions on the transfer of any equity securities issued by a Gaming Subsidiary and agreements not to encumber such equity securities (collectively, "Stock Restrictions") are ineffectve without the prior approval of the Nevada Commission. The Shelf Approval also includes approval for Stock Restrictions imposed in respect of securities issued in a public offering such as the New Notes. However, the Stock Restrictions in respect of the Old Notes are not covered by the Shelf Approval and therefore required the prior approval of the Nevada Commission in order to be effective. SCI has filed an application for approval of the Stock Restrictions.

     Changes in control of SCI through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

     - assure the financial stability of corporate gaming licensees and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price of such securities and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

     -    a percentage of the gross revenues received;

     -    the number of gaming devices operated; or

     -    the number of table games operated.

A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a license as an operator of a slot route, or manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability or whom a court in the State of Nevada has found guilty of cheating. The loss or restriction of our gaming licenses in Nevada would have a material adverse effect on our business and could require us to cease gaming operations in Nevada.

NEVADA LIQUOR REGULATIONS

     The sale of alcoholic beverages at Palace Station is subject to licensing, control and regulation by the City of Las Vegas. The sale of alcoholic beverages at Boulder Station and Wild Wild West is subject to licensing, control and regulation by the Clark County Board. Texas Station is subject to licensing, control and regulation of the City of North Las Vegas. Sunset Station is subject to the licensing, control and regulation of the City of Henderson. Barley's Casino is subject to licensing, control and regulation of the City of Henderson and the Department of Treasury, Bureau of Alcohol, Tobacco and Firearms. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of the Gaming Subsidiaries.

MISSOURI GAMING REGULATIONS

     Gaming was originally authorized in the State of Missouri and the City of St. Charles on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos. On September 20, 1993, we filed our initial application with the Missouri Gaming Commission for either a dockside or a cruising gaming license in St. Charles, Missouri. The license was issued on May 27, 1994, thereby making us one of the first two entrants in the Missouri riverboat gaming market.

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

     Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with our full-scale gaming operations in Missouri.

     On January 25, 1994, as a result of a cause of action brought by anti-gaming interests, the Missouri Supreme Court held that games of chance, including certain games authorized under the Missouri Gaming Law such as bingo and keno, constitute "lotteries" and were therefore prohibited under the Missouri Constitution. A state wide election on April 5, 1994, failed to adopt a constitutional amendment that would have exempted excursion boats and floating facilities from such constitutional prohibition on lotteries. Therefore, in May 1994, we commenced operations only with those games which involve some element of skill ("limited gaming"), such as poker and blackjack, that would be constitutionally permissible. The authorization of both games of skill and games of chance ("full-scale gaming") occurred on November 8, 1994 with passage by Missouri voters of a constitutional amendment virtually identical to the measure which was defeated on April 5, 1994. Full-scale gaming became effective on December 9, 1994, and by the end of December 1994, we were conducting full scale gaming on both our excursion and dockside casinos in St. Charles, Missouri.

     On January 16, 1997, the Missouri Gaming Commission granted KCSC a Class A and Class B Excursion Gambling Boat license to own and operate the River King and River Queen floating gaming facilities.

     On November 25, 1997, the Supreme Court ruled, in a case again brought by anti-gaming interests, involving certain operators who compete with Station Casino St. Charles in Maryland Heights, Missouri, that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri and Mississippi rivers. On November 3, 1998, the citizens of the State of Missouri approved a Constitutional amendment which was proposed by initiative petition, that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the constitution became effective on November 23, 1998. The Missouri Gaming Commission has stayed its preliminary orders of disciplinary action against licensees that operate within artificial basins, and has dismissed the preliminary orders for disciplinary action with respect to all applicable licensees except KCSC. The Missouri Gaming Commission has not dismissed the disciplinary proceeding against KCSC because it is investigating an alleged violation by KCSC that is related to an aspect of the placement of our gaming facilities in an artificial basin. While we anticipate that the disciplinary action with respect to KCSC will be dismissed, we cannot be sure that the Missouri Gaming Commission will take such action or that the Missouri Gaming Commission will not impose a fine or other penalty against us in connection with such dismissal.

     Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. By virtue of its gaming license in Missouri, Station, any subsidiaries it has or it may form and certain of its officers and employees are subject to the Missouri Gaming Law and the regulations of the Missouri Gaming Commission.

     As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit Personal Disclosure Forms which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an occupational license issued by the Missouri Gaming Commission. Operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things:

     - investigations into an applicant's character, financial responsibility and experience qualifications; and

     - that applicants furnish (1) an affirmative action plan for the hiring and training of minorities and women and (2) an economic development or impact report.

License fees are a minimum of $50,000 for the initial application and $25,000 annually thereafter.

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

     The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations which may be promulgated thereunder, including, without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times an operator's highest daily amount of gross receipts from wagering on the gambling games conducted during the preceding twelve months. No gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the Missouri Gaming Commission. An ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity may not be pledged or hypothecated in any way to, or otherwise be subject to any type of security interest held by, any entity or person other than a regulated bank or saving and loan association without prior approval of the Missouri Gaming Commission. Missouri Gaming Commission regulations prohibit a licensee from consummating any of the following transactions without at least 60 days' prior notice to the Missouri Gaming Commission, and during such period, the Missouri Gaming Commission may disapprove the transaction or require the transaction be delayed pending further investigation:

     - any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity; and

     - any pledge or hypothecation or grant of any type of security interest in an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity to a regulated bank or saving and loan association;

provided that no ownership interest may be transferred in any way pursuant to any pledge, hypothecation or security interest without separate notice to the Missouri Gaming Commission at least thirty days prior to such transfer, which restriction must be specifically included in the grant of pledge, hypothecation or security interest.

     Missouri Gaming Commission regulations require a licensee to notify the Missouri Gaming Commission of its intention to consummate any of the following transactions at least fifteen days prior to such consummation, and the Missouri Gaming Commission may reopen the licensing hearing prior to or following the consummation date to consider the effect of the transaction on the licensee's suitability:

     - any issuance of ownership interest in a publicly held gaming licensee or a publicly held holding company, if such issuance would involve, directly or indirectly, an amount of ownership interest equaling five percent or greater of the ownership interest in the gaming licensee or holding company after the issuance is complete;

     - any private incurrence of debt equal to or exceeding one million dollars by a gaming licensee or holding company that is affiliated with the holder of a license;

     - any public issuance of debt by a gaming licensee or holding company that is affiliated with the holder of a license; and

     - any significant related party transaction as defined in the regulations.

     The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the SEC and pay the associated auditing fees. Other areas of operation which are subject to regulation under Missouri rules are the size, denomination and handling of chips and tokens; the surveillance methods and computer monitoring of electronic games; accounting and audit methods and procedures; and approval of an extensive internal control system. The Missouri rules also require that all of an operator's purchases of chips, tokens, dice, playing cards and electronic gaming devices must be acquired from suppliers licensed by the Missouri Gaming Commission. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion and requires licensees to maintain scheduled excursions with boarding and disembarking times regardless of whether the riverboat cruises. Although the Missouri Gaming Law provides no limit

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

on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All ten licensees currently operating rierboat gaming operations in Missouri are authorized to conduct all or a portion of their operations on a dockside basis.

     With respect to the availability of dockside gaming, which may be more profitable than excursion gaming, the Missouri Gaming Commission is empowered to determine on a site-by-site basis where such gaming is appropriate and shall be permitted. All other riverboats will be required to cruise. On December 27, 1994, SCRSI was granted a dockside gaming license for its floating gaming facility by the Missouri Gaming Commission. On April 16, 1996, SCRSI, subsequently received approval from the Missouri Gaming Commission to conduct its operations on its excursion gaming riverboat on a continuously docked basis. The U.S. Coast Guard has recommended to the Missouri Gaming Commission that all gaming vessels on the Missouri River be required to remain dockside because certain characteristics of the Missouri River, including turbulence, lack of emergency response infrastructure and potential congestion, create substantially elevated risks for the operation of large capacity passenger vessels. Dockside gaming in Missouri may differ from dockside gaming in other states, such as Mississippi, because the Missouri Gaming Commission has the ability to require "simulated cruising." This requirement permits customers to board dockside riverboats only at specific times and prohibits boarding during a certain portion of each simulated cruise, which are required to be a minimum of two hours and a maximum of four hours. Dockside gaming in Missouri may not be as profitable as dockside gaming in other states, that allow for continuous customer ingress and egress.

     We may not make a public issuance of debt or ownership interests without first notifying the Missouri Gaming Commission at least 15 days prior to such issuance. The Missouri Gaming Commission may reopen the licensing hearing of the gaming licensee prior to or following the consummation date to consider the effect of the transaction on the gaming licensee's suitability.

GENERAL GAMING REGULATIONS IN OTHER JURISDICTIONS

     If we become involved in gaming operations in any other jurisdictions, such gaming operations will subject us and certain of our officers, directors, key employees, stockholders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). Station and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which we seek to become involved in gaming operations. These requirements vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations and persons financially interested or involved in gaming operations. In general, the procedures for gaming licensing, approval and finding of suitability require us and each Regulated Person to submit detailed personal history information and financial information to demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by law and regulation in each jurisdiction, followed by a thorough investigation by such Regulatory Authorities. In general, Station and each Regulated Person must pay the costs of such investigation. An application for any gaming license, approval or finding of suitability may be denied for any cause that the Regulatory Authorities deem reasonable. Once obtained, licenses and approvals may be subject to periodic renewal and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit or restrict a license, approval or finding of suitability fr any cause they deem reasonable. Fines for violations may be levied against the holder of a license or approval and in certain jurisdictions, gaming operation revenues can be forfeited to the state under certain circumstances. There can be no assurance that we will obtain all of the necessary licenses, approvals and findings of suitability or that our officers, directors, key employees, other affiliates and certain other stockholders will satisfy the suitability requirements in one or more jurisdictions, or that such licenses, approvals and findings of suitability, if obtained, will not be revoked, limited, suspended or not renewed in the future.

     Failure by us to obtain, or the loss or suspension of, any necessary licenses, approval or findings of suitability would prevent us from conducting gaming operations in such jurisdiction and possibly in other jurisdictions. We may be required to submit detailed financial and operating reports to Regulatory Authorities.

     The laws, regulations and procedures pertaining to gaming are subject to the interpretation of the Regulatory Authorities and may be amended. Any changes in such laws, regulations, or their interpretations could have a material adverse effect on us.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors, executive officers and certain key management personnel of SCI and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the SCI board of directors until their successors are duly chosen and qualified.


 NAME                               AGE                           POSITION
 ----                               ---                           --------

 Frank J. Fertitta III(1)             36     Chairman of the Board, President, Chief Executive Officer and Director

 Glenn C. Christenson                 49     Executive Vice President, Chief Financial Officer, Chief Administrative
                                             Officer, Treasurer and Director

 Scott M Nielson                      41     Executive Vice President, General Counsel and Secretary

 Blake L. Sartini(1)                  40     Executive Vice President, Chief Operating Officer and Director

 William W. Warner                    34     Vice President of Finance

 R. Hal Dean                          82     Director

 Lorenzo J. Fertitta(1)               30     Director

 Lowell H. Lebermann, Jr.             59     Director

 Delise F. Sartini(1)                 39     Director

-----------


(1) Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F. Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

    FRANK J. FERTITTA III. Mr. Fertitta has served as Chairman of the Board of SCI since February 1993, Chief Executive Officer since July 1992 and President since 1989. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of SCI in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. In 1992, he co-founded Station Casino St. Charles and has served as Chairman of the Board of Directors of that company since that time.

    GLENN C. CHRISTENSON. Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of SCI since February 1994. From 1989 to 1993, he served as Vice President of SCI. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of SCI since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee.

    SCOTT M NIELSON. Mr. Nielson was appointed Executive Vice President of SCI in June 1994. In 1991, he was appointed General Counsel and in 1992 he was appointed Secretary of SCI. From 1991 through June 1994, he served as Vice President of SCI. From 1986 to 1991, Mr. Nielson was in private legal practice, most recently as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey, where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

    BLAKE L. SARTINI. Mr. Sartini was appointed Chief Operating Officer in March 1997 and has served as Executive Vice President of SCI since February 1994. From February 1994 to March 1997 he also served as President-Nevada Operations for SCI. From 1991 to 1993, he served as Vice President of Gaming Operations for us. He has served as a director of SCI since 1993 and has over 14 years of experience in the hotel and casino industry. From 1985 to 1990, Mr. Sartini held various management positions at Station and served as President of Southwest Gaming Services, Inc., a subsidiary of SCI until November 1995. In 1992, he co-founded Station Casino St. Charles and serves as its President.

    WILLIAM W. WARNER. Mr. Warner has served as Vice President of Finance of SCI since January 1996 and from August 1993 to January 1996 he served as Director of Finance. Prior to his employment by SCI, Mr. Warner served as controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of ArthurAnderson LLP, most recently as an Audit Manager.

    R. HAL DEAN. Mr. Dean has served as a director of SCI since June 1993 and is chairman of the Human Resources Committee. Mr. Dean presently is a member of the Board of Directors of LaBarge, Inc. (from 1984) in St. Louis. Mr. Dean retired in 1982 from the Ralston Purina Company, having served 44 years in various capacities including Chairman of the Board (1968-1982) and Chief Executive Officer (1964-1982). Mr. Dean has served on several other Boards of Directors including those of Gulf Oil Corp., Pittsburgh, Pennsylvania (1970-1985), Chase Manhattan Bank International Advisory Group, New York, New York (1965-1970), Mercantile Trust Co., St. Louis, Missouri (1969-1987), General American Life Insurance Co., St. Louis, Missouri (1972-1987), Barnes Hospital, St. Louis, Missouri (1979-1985) and Chevron Corp., San Francisco, California (1985-1989).

    LORENZO J. FERTITTA. Mr. Fertitta has served as a director of SCI since 1991. He has served as President and Chief Executive Office of Fertitta Enterprises, Inc. since June 1993, where he is responsible for managing an investment portfolio consisting of marketable securities and real property. From time to time, the investment portfolio contains investments in other gaming operations. Mr. Fertitta was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992 and has served on their respective boards since their inception. From 1991 to 1993, he served as Vice President of SCI. Mr. Fertitta serves as a commissioner on the Nevada State Athletic Commission.

    LOWELL H. LEBERMANN, JR. Mr. Lebermann has served as a director of SCI since October 1993 and is chairman of the Audit Committee. He is also a director of Valero Energy Corporation, San Antonio, serving as a member of the executive committee. He is a former director of Franklin Federal Bancorp, Austin (now Norwest), and founding member of the Board of Directors of the Texas Workers' Compensation Fund. He is president and CEO of Centex Beverage, Inc. wholesale distributor of Miller beer and imported beverages. Since 1993, he has been a member of the Board of Regents of the University of Texas System. He was a Council Member of the Austin City Council from 1971-1977.

    DELISE F. SARTINI. Ms. Sartini was appointed a director of SCI on August 30, 1995. She has served as Vice President of Community Affairs at Palace Station in excess of five years. Ms. Sartini was a co-founder of Southwest Gaming in 1990 and of Station Casino St. Charles in 1992. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

                             PRINCIPAL STOCKHOLDERS OF SCI

     The following table sets forth, as of December 31, 1998, certain information regarding the shares of SCI Common Stock beneficially owned by each stockholder who is known by SCI to beneficially own in excess of 5% of the outstanding shares of SCI Common Stock, by each director and named executive officer and by all executive officers and directors as a group. Based on filings with the SEC, SCI has not identified any person who owns in excess of 5% of the SCI Convertible Preferred Stock.


 NAME OF BENEFICIAL OWNER(1)(2)                          NUMBER(3)   % OF CLASS
 ------------------------------                          ---------   ----------
                                                          BENEFICIAL OWNERSHIP
                                                               OF SHARES
                                                               ---------
 Frank J. Fertitta III . . . . . . . . . . . . . . . .     5,826,819     16.1
 Blake L. Sartini(4) . . . . . . . . . . . . . . . . .     4,903,834     13.8
 Lorenzo J. Fertitta . . . . . . . . . . . . . . . . .     4,781,511     13.5
 Delise F. Sartini(4)  . . . . . . . . . . . . . . . .     4,727,023     13.4
 Par Capital Management, Inc.(5) . . . . . . . . . . .     2,605,000      7.4
 Glenn C. Christenson  . . . . . . . . . . . . . . . .       267,346        *
 Scott M Nielson . . . . . . . . . . . . . . . . . . .       222,477        *
 William W. Warner . . . . . . . . . . . . . . . . . .        10,807        *
 R. Hal Dean . . . . . . . . . . . . . . . . . . . . .        44,265        *
 Lowell H. Lebermann, Jr.  . . . . . . . . . . . . . .        21,000        *
 Executive Officers and Directors as a
   Group (9 persons) . . . . . . . . . . . . . . . . .    16,088,686     43.5

------------


*     Less than one percent

(1) Except as otherwise noted, excludes shares of SCI Stock issuable upon conversion of SCI Convertible Preferred Stock. Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table:
      Frank J. Fertitta III 945,615; Blake L. Sartini 191,437; Delise F. Sartini 14,627; Lorenzo J. Fertitta 99,000; Glenn C. Christenson 213,146; Scott M Nielson 168,477; William W. Warner 0; R. Hal Dean 22,500; and Lowell H. Lebermann, Jr. 20,000. Of the total number of shares reported in this table, 457 shares beneficially owned by William W. Warner are held by SCI's 401(k) Plan which shares may be voted by the trustee of such shares.

(2) The address of each of the beneficial owners named in this table other than Par Capital Management, Inc. is: c/o Station Casinos, Inc.,
      2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(3) Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(4) Reflects beneficial ownership shared by Blake L. and Delise F. Sartini. Blake L. and Delise F. Sartini do not, however, share beneficial ownership of the vested options reflected in note (1) and thus have different total ownership figures.

(5) The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111. The SEC filing dated
      September 2, 1998 for Par Capital Management, Inc. states that it is filed by Par Capital Management, Inc., Par Investment Partners, L.P. and Par Group, L.P.

                DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK

AMENDED BANK FACILITY

     The Amended Bank Facility consists of a Revolving Facility up to an aggregate principal amount of $350.0 million and a Term Loan of $75.0 million. The Revolving Facility includes a swing line facility with a sub-limit on borrowing of $15.0 million. The borrowers under the Amended Bank Facility are PSHC, BSI, TSI, SSI, KCSC and SCRSI. The Amended Bank Facility is secured by substantially all of the assets of the Borrowers. SCI, SGSI and certain other subsidiaries guarantee the borrowings under the Amended Bank Facility. The maturity date of the Revolving Facility is September 30, 2003. The availability under the Revolving Facility will reduce by $7.0 million on September 30, 1999; by $12.25 million on each of December 31, 1999, March 31, 2000 and June 30, 2000; by $14.0 million on September 30, 2000, December 31, 2000, March 31, 2001 and June 30, 2001; and by $17.5 million on each fiscal quarter end thereafter. The Term Loan matures on December 31, 2005 and amortizes in installments of $187,500 on each fiscal quarter end from March 31, 2000 until and including December 31, 2004 and of $17.8 million on each fiscal quarter end thereafter. Borrowings under the Revolving Facility bear interest at a margin above the agent bank's alternate reference rate or the Eurodollar Rate, as selected by us. The margin above such rates, and the fee on the unfunded portions of the Revolving Facility, will vary quarterly based on our combined consolidated ratio of average quarterly adjusted funded debt to Adjusted EBITDA. As of November 25, 1998, the Borrowers' margin above the Eurodollar Rate on borrowings under the Revolving Facility was 2.25%. The maximum margin for Eurodollar Rate borrowings is 2.75%. The maximum margin for alternate base rate borrowings is 1.50%. The maximum fee for the unfunded portion of the Revolving Facility is 0.50%. The interest rate on the Term Loan is 3.25% above the Eurodollar Rate.

     The Amended Bank Facility contains certain financial and other covenants. These include a maximum funded debt to Adjusted EBITDA ratio for the Borrowers combined of 2.50 to 1.00 for each fiscal quarter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of
1.40 to 1.00 until and including March 31, 1999 and for each quarter thereafter,
1.50 to 1.00, limitations on indebtedness, limitations on asset dispositions, limitations on investments, limitations on prepayments of indebtedness and rent and limitations on capital expenditures. As of September 30, 1998, the Borrowers combined funded debt to Adjusted EBITDA ratio was 2.04 to 1.00 and their combined fixed charge coverage ratio for the preceding four quarters ended September 30, 1998 was 1.81 to 1.00. A tranche of the Revolving Facility contains a minimum tangible net worth requirement for Palace Station
($10 million plus 95% of net income determined as of the end of each fiscal quarter with no reduction for net losses) and certain restrictions on distributions of cash from Palace Station to SCI. As of September 30, 1998, Palace Station's tangible net worth exceeded the requirement by approximately $8.4 million. These covenants limit Palace Station's ability to make payments to SCI, a significant source of anticipated cash for SCI.

     In addition, the Amended Bank Facility has financial and other covenants relating to Station. These include a tangible net worth covenant of $265.0 million (adjusted upward for 95% of cumulative net income (without deduction for any net loss) and 100% of capital stock issuances by SCI and downward for certain capital stock repurchases, preferred stock dividends, or certain permissible asset dispositions, required write down of assets and preopening expense, if any) and a consolidated funded debt to Adjusted EBITDA ratio of no more than 5.50 to 1.00 on December 31, 1998 and reducing quarterly to 4.00 to 1.00 on September 30, 2001. Other covenants limit prepayments of indebtedness or rent (including, subordinated debt other than refinancings meeting certain criteria), limitations on asset dispositions, limitation on dividends, limitations on indebtedness, limitations on investments and limitations on capital expenditures. The Amended Bank Facility also prohibits SCI from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on our senior subordinated notes and preferred stock, the amounts necessary to fund casino bankroll in the ordinary course of business any amount required to be held by SCI or any restricted subsidiary by any gaming boards, and $2.0 million. SCI has pledged the stock of all of its subsidiaries except KCSC and SCRSI and has agreed to pledge the stock of the latter two subsidiaries upon regulatory approval (which is expected to be obtained). The Guarantors waive certain defenses and rights including rights of subrogation and reimbursement. The Amended Bank Facility contains customary events of default and remedies and is cross-defaulted to our senior subordinated notes and a change of control default (which definition is substantially similar to the definition of Change of Control Triggering Event in the indentures governing our senior subordinated notes).

SENIOR SUBORDINATED NOTES

     We had $529.2 million, net of unamortized discount of $11.7 million, of senior subordinated notes outstanding as of September 30, 1998, $187.5 million of these notes bear interest, payable semi-annually, at a rate of 9-5/8% per year, $197.0 million of these notes bear interest, payable semi-annually, at a rate of 10-1/8% per year and $144.8 million of the notes bear interest, payable semi-annually, at a rate of 9-3/4% per year (collectively the "Existing Notes"). On January 4, 1999, we redeemed our 9-5/8% Senior Subordinated Notes due 2003 at a redemption price equal to 103.61% of their principal amount, plus accrued and unpaid interest thereon
to the date of redemption.   The indentures governing the Existing Notes (the
"Existing Indentures") contain certain customary financial and other covenants which prohibit us from incurring indebtedness (including capital leases) other than:

     -    non-recourse debt for certain specified subsidiaries;

     -    certain equipment financings;

     -    the Existing Notes;

     -    up to $15 million of additional indebtedness;

     -    additional indebtedness if, after giving effect thereto, a 2.00 to
          1.00 pro forma Consolidated Coverage Ratio (as defined in the Existing Indentures) has been met;

     -    Permitted Refinancing Indebtedness (as defined in the Existing
          Indentures);

     - borrowings of up to $72 million under the Amended Bank Facility (contained in the indentures governing the 9-5/8% Senior Subordinated Notes due 2003) and borrowings under the Amended Bank Facility not to exceed the greater of $200.0 million or 1.5 times Operating Cash Flow (as defined) for the four most recent quarters (contained in the indentures governing the 9-3/4% and 10-1/8% Senior Subordinated Notes); and

     -    certain other indebtedness.

At September 30, 1998, SCI's Consolidated Coverage Ratio was 1.95 to 1.00. In addition, the Existing Indentures prohibit SCI from paying dividends on any of SCI's capital stock unless at the time of and after giving effect to such dividends, among other things, the aggregate amount of all Restricted Payments and Restricted Investments (as defined in the Existing Indentures, and which include any dividends on any of SCI's capital stock) do not exceed the sum of:

     - 50% of SCI's Cumulative Consolidated Net Income (as defined) (less 100% of any consolidated net losses);

     -    certain net proceeds from the sale of SCI's equity securities; and

     -    $15 million.

The limitation on the incurrence of additional indebtedness and dividend restrictions in the Existing Indentures may significantly affect our ability to pay dividends on SCI's capital stock. The Existing Indentures also give the holders of the Existing Notes the right to require SCI to purchase the Existing Notes at 101% of the principal amount of the Existing Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Existing Indentures) of SCI.

SUNSET OPERATING LEASE

     SCI has entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of $40.0 million, dated as of September 25, 1996 (the "Sunset Operating Lease") between SCI and First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 2.25% above the

Eurodollar Rate. A total of $35.7 million of the Sunset Operating Lease has been drawn and no further draws pursuant to the lease will be made. SCI has entered into a sublease with SSI for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. SCI currently incurs approximately $2.2 million of rent expense per quarter related to this lease. In the event that Sunset Station elects to purchase the Equipment, SCI has provided a funding commitment up to the amount necessary for such purchase. SCI has an ongoing option to purchase the equipment. The option exercise price was $31.8 million at September 30, 1998. This amount reduces throughout the term of the lease to $21.4 million at October 2000.

     In connection with the Sunset Operating Lease, SCI also entered into a participation agreement, dated as of September 25, 1996 with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust. Pursuant to the participation agreement, the holders of beneficial interests in the Lessor Trust advanced funds to the trustee for the purchase by the trustee of, or to reimburse us for the purchase, of the Equipment, which is currently being leased to us under the Sunset Operating Lease, and in turn subleased to SSI. Pursuant to the participation agreement, SCI also agreed to indemnify the Lessor and the holders of beneficial interests in the Lessor Trust against certain liabilities.

COMMON STOCK

     SCI is authorized to issue up to 90,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), 35,311,792 shares of which were issued and outstanding as of September 30, 1998. Each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares other than pursuant to the Rights Plan described below. Subject to any preferences that may be granted to the holders of SCI's preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of SCI, is entitled to share ratably in all our assets remaining after payment of liabilities.

RIGHTS PLAN

     On October 6, 1997, SCI declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from SCI one one-hundredth of a share of SCI's Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the board of directors of SCI prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock. The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the rights to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. In the event that SCI is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of SCI more difficult and may discourage such an acquisition.

PREFERRED STOCK

     SCI is authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). As of September 30, 1998, 2,070,000 shares of $3.50 Convertible Preferred Stock (the "Convertible Preferred Stock") have been issued and are outstanding. The board of directors of SCI, without further action by the holders of Common Stock or the Convertible Preferred Stock, may issue shares of SCI Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. Except as described above, the board of directors of SCI, without further stockholder approval, may issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock or the Convertible Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of SCI or other corporate action.

     CONVERTIBLE PREFERRED STOCK

     Each of the Convertible Preferred Stock shares outstanding has a liquidation preference of $50.00 per share plus an amount equal to any accumulated and unpaid dividends at the annual rate of $3.50 per share, or 7.0% of such liquidation preference. Such dividends accrue and are cumulative from the date of issuance and are payable quarterly. The Convertible Preferred Stock is convertible at the option of the holder of the Convertible Preferred Stock at any time, unless previously redeemed, into shares of Common Stock at an initial conversion rate of 3.2573 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment in certain circumstances. SCI may reduce the conversion price of the Convertible Preferred Stock by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period. The Convertible Preferred Stock is redeemable, at SCI's option, in whole or in part, for shares of Common Stock, at any time after March 15, 1999, initially at a price of $52.45 per share of Convertible Preferred Stock, and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The Common Stock to be issued is determined by dividing the redemption price by the lower of the average daily closing price for Common Stock for the preceding 20 trading days or the closing price of Common Stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. There is no mandatory sinking fund obligation with respect to the Convertible Preferred Stock. The holders of the Convertible Preferred Stock do not have any voting rights, except as required by applicable law and in connection with certain extraordinary events and except that, among other things, whenever accrued and unpaid dividends on the Convertible Preferred Stock are equal to or exceed the equivalent of six quarterly dividends payable on the Convertible Preferred Stock, the holders of the Convertible Preferred Stock, voting separately as a class with the holders of any other series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to the board of directors of SCI until dividend arrearage has been paid or amounts have been set apart for such payment. The Convertible Preferred Stock is senior to the Common Stock with respect to dividends and upon liquidation, dissolution or winding-up.

     REDEEMABLE PREFERRED STOCK

     SCI has authorized the issuance of an aggregate of 115,000 shares of redeemable preferred stock to Crescent pursuant to the terms of the merger agreement. SCI and Crescent are currently in litigation in a Nevada state court with respect to the merger agreement and Crescent's obligation to purchase the redeemable preferred stock. See "Business-Litigation."

                                  THE EXCHANGE OFFER

     We sold the Old Notes on December 3, 1998 (the "Closing Date") to the initial purchasers in a private offering. As a condition to the sale of the Old Notes, SCI and the initial purchasers entered into the Registration Rights Agreement on the Closing Date. The registration statement, of which this prospectus is part, is intended to satisfy certain of our obligations under the Registration Rights Agreement summarized below.

     Pursuant to the Registration Rights Agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the
Securities Act with respect to the New Notes.   Upon the effectiveness of the
exchange offer registration statement, we will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for the New Notes. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or any noteholder notifies us within the specified time period that it:

     - is prohibited by law or SEC policy from participating in the exchange offer; or

     - that it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

     - that it is a broker-dealer and owns Old Notes acquired directly from us or an affiliate of ours,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the noteholders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     The Registration Rights Agreement, dated as of December 3, 1998, provides that we will:

     - file an exchange offer registration statement with the SEC on or prior to February 1, 1999;

     - use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to April 2, 1999;

     - unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use our best efforts to issue on or prior to 30 business days (or longer if required by applicable law) after the date on which the exchange offer registration statement was declared effective by the SEC, New Notes in exchange for all Old Notes tendered prior thereto in the exchange offer and;

     - if obligated, to file a shelf registration statement, and use our best efforts to file a shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC as soon as practicable thereafter (and in any event by April 30, 1999; provided that such period shall be extended if necessary to provide us with 30 days notice of its filing obligation).

If:

     - we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, or

     - any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness the "Effectiveness Target Date;" or



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     -    we fail to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the exchange offer registration statement; or

     - the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the transfer restricted securities during the periods specified in the Registration Rights Agreement;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each noteholder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount constituting transfer restricted securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.15 per week per $1,000 principal amount of Old Notes constituting transfer restricted securities. We will pay all accrued liquidated damages on each damages payment date (as defined in the Indenture) to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, liquidated damages will not accrue.

TRANSFER RESTRICTED SECURITIES

     For purposes of the foregoing, transfer restricted securities means each Old Note until:

     - the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

     - the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which such Old Note may be distributed to the public pursuant to Rule 144 or another applicable resale exemption under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the Old Notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this prospectus, $199.9 million aggregate principal amount of the Old Notes is outstanding and no New Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about February 16, 1999, to all noteholders known to us. Our obligation to accept the Old Notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "--Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Noteholders may tender some or all of their Old Notes pursuant to the exchange offer. See "--Consequences of Failure to Exchange." However, the Old Notes may be tendered only in integral multiples of $1,000.

     The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act. Therefore, the New Notes will not bear legends restricting their transfer.



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     Noteholders do not have any appraisal or dissenters' rights under the
Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

     We shall be deemed to have accepted validly tendered Old Notes when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering noteholders for the purpose of receiving the New Notes.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of Old Notes without expense to the noteholder of the Old Note, as promptly as practicable after the expiration date of the exchange offer.

     Noteholders whose Old Notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indenture. Following completion of the exchange offer, the noteholders will continue to be subject to the existing restrictions upon transfer of the Old Notes and we will have no further obligation to those noteholders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, Old Notes could be adversely affected. See "Risk Factors - Restrictions Upon Transfer of and Limited Trading Market for Old Notes."

     Noteholders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses; Solicitation of Tenders."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term expiration date shall mean 5:00 p.m., New York City time on March 16, 1999, unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended.

     In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered noteholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

     We reserve the right at our sole discretion:

     -    to delay accepting any Old Notes;

     -    to extend the exchange offer;

     - to terminate the exchange offer and not accept the Old Notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     -    to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the noteholders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all noteholders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to



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noteholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

     We shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest accrues on the New Notes at the rate of 8-7/8% per annum and will be payable in cash semiannually in arrears on each June 1 and December 1, commencing June 1, 1999. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the noteholders at such time.

PROCEDURES FOR TENDERING THE OLD NOTES

     When a beneficial owner of Old Notes tenders them to the Company as set forth below and the Company accepts the Old Notes, the beneficial owner of the Old Notes and the Company will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

     Except as set forth below, if you wish to tender the Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

     - the exchange agent must receive certificates for such Old Notes along with the letter of transmittal;

     - the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

     - the noteholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO US.

     Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered:

     - by a registered noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

     -    for the account of an eligible institution (as defined below).

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than the person signing the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory



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form as determined by us in our sole discretion, duly executed by the registered noteholder with the signature thereon guaranteed by an Eligible Institution.

     If the letter of transmittal is signed by a person or persons other than the registered noteholder or noteholders, the Old Notes must either be endorsed by the registered noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the Old Notes must be signed exactly as the name or names of the registered noteholder or noteholders that appear on the Old Notes.

     If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any Old Notes or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

     By tendering, each noteholder will represent to us that, among other things:

     - the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not that person is the noteholder;

     - neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes;

     - if the noteholder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the noteholder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

     - neither the noteholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

If the tendering noteholder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the noteholder will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY OR SCI DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any noteholder who seeks to tender Old Notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within a reasonable period of time as we shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.



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ACCEPTANCE OF THE OLD NOTES FOR EXCHANGE; DELIVERY OF THE NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent.

     In all cases, issuance of the New Notes for the Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

     - certificates for such Old Notes or a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

     -    a properly completed and duly executed letter of transmittal; and

     -    all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the Old Notes are submitted for a greater principal amount than the noteholder desires to exchange, those unaccepted or non-exchanged Old Notes will be returned without expense to the tendering noteholder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged Old Notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the Old Notes at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the Old Notes by causing the Depository Trust Company to transfer such Old Notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a noteholder tendering Old Notes that are the subject of such timely confirmation of a book-entry transfer that such noteholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such noteholder.

GUARANTEED DELIVERY PROCEDURES

     If a registered noteholder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such noteholder's Old Notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     -    the tender is made through an Eligible Institution;



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     -    prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the noteholder and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

     - the certificates for all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender of the Old Notes at any time prior to the expiration date of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the Old Notes to be withdrawn;

     - identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

     - (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing noteholder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such noteholder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the noteholder thereof without cost to such noteholder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Depository Trust Company for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn Old Notes by following one of the procedures described under "Procedures for Tendering the Old Notes" above at any time on or prior to the expiration date of the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:



                                          76
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     (1)  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

     (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer; or

     (3) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

     (4) any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer.

     If we determine in good faith that any of the conditions are not met, we may:

     - refuse to accept any Old Notes and return all tendered Old Notes to exchanging noteholders;

     - extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of noteholders to withdraw such Old Notes (see "--Withdrawal Rights"); or

     - waive certain of such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all noteholders.

     Noteholders have certain rights and remedies against us under the Registration Rights Agreement, including liquidated damages of up to $0.15 per week per $1,000 principal amount of Old Notes, should we fail to consummate the exchange offer within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     First Union National Bank has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

     By registered or certified mail, by overnight courier, or by hand:

     First Union National Bank
     Corporate Trust Reorg.  Dept
     1525 West W.T.  Harris Blvd.
     Charlotte, NC 28288-1153



                                          77
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     Attention: Mike Klotz
     Telephone: (704) 590-7408
     Facsimile: (704) 590-7628

IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, IT WILL NOT BE A VALID DELIVERY.

FEES AND EXPENSES; SOLICITATION OF TENDERS

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $106,500 which includes fees and expenses of the exchange agent and Trustee and accounting and legal fees.

     We will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the tendering noteholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering noteholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering noteholder.

     We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) noteholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

ACCOUNTING TREATMENT

     We will record the New Notes at the same carrying value as the Old Notes, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any noteholder may offer for resale, resell or otherwise transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes (unless the



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noteholder is an "affiliate" of ours within the meaning of Rule 405 under the
Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - the noteholder acquires the New Notes in the ordinary course of its business; and

     - the noteholder has no arrangement with any person to participate in the distribution of such Old Notes; and

     - each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

If any noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such noteholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the New Notes unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.






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                             DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued and the New Notes will be issued under the Indenture, dated as of December 3, 1998, between SCI, as issuer, and First Union National Bank, as Trustee (the "Indenture"). The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act and hence are not subject to certain transfer restrictions, registration rights and related liquidated damages applicable to the Old Notes. The Old Notes and the New Notes are referred to collectively as the "Notes." The following summary includes a description of all material provisions of the Indenture. The summary of the Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. Capitalized terms used herein and not otherwise defined in this prospectus have the meanings ascribed to them in the Indenture. In this section entitled "Description of the New Notes," all references to the "Company" refer to SCI.

GENERAL

     The New Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The New Notes will be unsecured general obligations of SCI, limited to $199,900,000 aggregate principal amount, and will mature on December 1, 2008. As of the date of the Indenture, all of SCI's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, SCI will be able to designate certain current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

INTEREST ON THE NEW NOTES

     The New Notes will pay interest semiannually at a rate of 8-7/8% per annum from the date of original issuance of the Old Notes until maturity.

     Interest on the New Notes will accrue from the date of original issuance of the Old Notes. Interest on the New Notes will be payable on June 1 and December 1 of each year, commencing June 1, 1999 to the person in whose name the New Note is registered (a "Noteholder") at the close of business on the preceding May 15 or November 15, as the case may be.

     Principal of and interest on the New Notes are payable at the offices of the Paying Agent for the New Notes, located at the principal corporate offices of the Trustee, PROVIDED that the payment of interest may be made at the Company's option by check mailed to a Noteholder's registered address. The New Notes are transferable at the offices of the Registrar for the New Notes, located at the principal corporate offices of the Trustee.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "AFFILIATE" of any specified person means any other person:

     (1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person;

     (2) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation); or



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     (3)  of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person.

The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     "AMORTIZATION EXPENSE" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

     "AVERAGE LIFE" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by

     (2)  the sum of all such principal payments.

     "BANK FACILITY" means the Second Amended and Restated Reducing Revolving and Term Loan Agreement dated as of November 6, 1998 by and among PSHC, BSI, TSI, SSI, KCSC, SCRSI, Bank of Scotland and Societe Generale, as co-agents, Bank of America National Trust and Savings Association, as managing agent and certain lenders named therein, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

     "BSI" means Boulder Station, Inc.

     "CAPITAL LEASE OBLIGATIONS" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

     "CHANGE OF CONTROL" means an event or series of events by which:

     (1) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries to any person, corporation, entity or group;

     (2) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person;"



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     (3)  the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person;"

     (4) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

     (5) the Company shall, as a result of any transaction or series of transactions, cease to own all of the outstanding Capital Stock of, or all or substantially all of the assets of PSHC, BSI, SCRSI, SGSI and SWSI; provided that no Change of Control shall be deemed to occur if the Company sells, in one transaction or a series of transactions, stock or assets of such Subsidiaries having an aggregate book value, determined in accordance with GAAP and net of related debt, which is less than 5% of the aggregate book value of the net assets of the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Noteholders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

     "CHANGE OF CONTROL TRIGGERING EVENT" is defined as the occurrence of both:

     (1)  a Change of Control; and

     (2)  a Rating Decline.

     "COMPLETION GUARANTEE AND KEEP-WELL AGREEMENT" means

     (1) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company;

     (2) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate; and

     (3) performance bonds incurred in the ordinary course of business; provided that, in the case of (1) and (2) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

     "CONSOLIDATED COVERAGE RATIO" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including:



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     (1)  interest expense attributable to Capital Lease Obligations;

     (2)  amortization of debt discount;

     (3)  capitalized interest;

     (4)  cash and noncash interest payments;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6) net costs under Interest Rate Protection Agreements (including amortization of discount); and

     (7) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under
          (5) or (6) above of the definition of Indebtedness.

     "CONSOLIDATED NET INCOME" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that:

          (a) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in (3) below); and

          (b) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to (6) below);

     (2) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

          (a) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed; and

          (b) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

     (5)  the cumulative effect of a change in accounting principles; and



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     (6)  the net loss of any Unrestricted Subsidiary.

     "CONSOLIDATED NET WORTH" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as:

     (1)  the par or stated value of all outstanding Capital Stock; plus

     (2)  paid-in capital or capital surplus relating to such Capital Stock;
          plus

     (3)  any retained earnings or earned surplus, less:

          (a)  any accumulated deficit;

          (b)  any amounts attributable to Redeemable Stock; and

          (c)  any amounts attributable to Exchangeable Stock.

     "DESIGNATED SENIOR INDEBTEDNESS" shall mean each issue of Senior Indebtedness that:

     (1) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Bank Facility that all conditions precedent to any such drawing could be satisfied); and

     (2) has been designated as Designated Senior Indebtedness pursuant to an Officer's Certificate of the Company received by the Trustee.

     "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

     "EXISTING EQUITY HOLDERS" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Scott M Nielsen and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

     "EXISTING INDEBTEDNESS" means the following:

     (1) Note payable to GE Capital Corp., amended and restated as of May 31, 1995 in the original principal amount of approximately $16 million; and

     (2) Note payable to CIT Group Financing, dated as of October 21, 1994 in the original principal amount of approximately $10 million.

     "EXISTING SENIOR SUBORDINATED NOTES" means the $198,000,000 10-1/8% Senior Subordinated Notes of the Company due 2006 and the $150,000,000 9-3/4% Senior Subordinated Notes of the Company due 2007.

     "FF&E FINANCING" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.



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     "FORMER EQUITY HOLDER" means Frank J. Fertitta, Jr.

     "GAAP" means generally accepted accounting principles as in effect in the United States on the date that the Old Notes were issued.

     "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "GAMING LICENSE" of any person means every license, franchise or other authorization on the date of the Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of the Gaming Authorities and other applicable laws.

     "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

     "GVSI" means Green Valley Station, Inc.

     "GVV" means Green Valley Ventures.

     "INDEBTEDNESS" of any person means, without duplication:

     (1)  the principal of and premium (if any) in respect of:

          (a)  indebtedness of such person for money borrowed; and

          (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

     (2)  all Capital Lease Obligations of such person;

     (3) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

     (5) all obligations of the type referred to in (1) through (4) above of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and

     (6) all obligations of the type referred to in (1) through (5) above of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.



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     "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     "INVESTMENT GRADE" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

     "KCSC" means Kansas City Station Corporation.

     "LEGAL REQUIREMENTS" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET PROCEEDS" means, with respect to any issuance, sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' fees, placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; PROVIDED, HOWEVER, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $15 million, the determination of fair market value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal of similar types of transactions.

     "OPERATING CASH FLOW" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

     "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary:

     (1) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"); or

     (2) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Old Notes or incurred pursuant to clauses (3), (6), (7) and (8) (subject to proviso (c)(III) of this clause (2) below) under the heading "Limitation on Indebtedness" below, in a principal amount (or, if such Permitted Refinancing



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          Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of:

          (a) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement); plus

          (b)  unpaid accrued interest on such Indebtedness; plus

          (c) penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that:

               (I) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Noteholders than those contained in such repaid or amended Indebtedness;

               (II) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the Trustee or Paying Agent an amount of the proceeds of such Permitted Refinancing indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the Notes on the stated redemption date; and

               (III) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (8) under the heading "Limitation on Indebtedness" below shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

     "PSHC" means Palace Station Hotel & Casino, Inc.

     "QUALIFIED NON-RECOURSE DEBT" means Indebtedness:

     (1)  as to which neither the Company nor any of its Restricted
          Subsidiaries:

          (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

          (b)  is directly or indirectly liable (as a guarantor or otherwise);
               or

          (c)  constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a

          Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may:

          (a) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility; or

          (b) make a loan to an Unrestricted Subsidiary if such loan is permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments" at the time of the incurrence of such loan, and such actions referred to in the foregoing clauses (a) and (b) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

     "RATING AGENCIES" means

     (1)  S&P and Moody's; or

     (2) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

     "RATING CATEGORY" means:

     (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and

     (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

     (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "RATING DATE" means the date which is 90 days prior to the earlier of:

     (1)  a Change of Control; or

     (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

     "RATING DECLINE" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies):

     (1) in the event the Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the Notes by both Rating Agencies shall be below Investment Grade; or

     (2) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock), is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the Notes.

     "RELATED PERSON" of any person means:

     (1) (a) if such person is a corporation, any person who is a director, officer or employee:

               (I)    of such person;

               (II)   of any subsidiary of such person; or

               (III)  of any Affiliate of such person; or

          (b) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant; or

     (2) any Affiliate of any person included in (1) above and any person who is a director, officer or employee of such Affiliate.

     "RESTRICTED SUBSIDIARY" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Corporation and its successors.

     "SCRSI" means St. Charles Riverfront Station, Inc.

     "SENIOR INDEBTEDNESS" means:

     (1) all obligations of the Company now or hereafter existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings) on, any Indebtedness (other than Capital Lease Obligations) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company;

     (2) Indebtedness of the Company represented by Capital Lease Obligations if the instrument creating or evidencing the same expressly provides that such Indebtedness shall be senior in right of payment to the Notes; and

     (3) Indebtedness of the Company with respect to Interest Rate Protection Agreements.

     Notwithstanding the foregoing, Senior Indebtedness shall not include:

          (a) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes;

          (b)  in the case of each Note, the other Notes;

          (c)  the Existing Senior Subordinated Notes;

          (d) Indebtedness of the Company to, or guaranteed on behalf of, an Affiliate of the Company (other than a Restricted Subsidiary);

          (e) Indebtedness to trade creditors incurred or assumed in the ordinary course of business in connection with obtaining goods, materials or services;

          (f)  Indebtedness represented by Exchangeable Stock or Redeemable
               Stock;

          (g) any liability for federal, state, local or other taxes owed or owing by the Company;

          (h) Indebtedness incurred in violation of the Indenture provisions summarized below under "Limitation on Indebtedness;" and

          (i) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "SGSI" means Southwest Gaming Services, Inc.

     "SSI" means Sunset Station, Inc.

     "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred) which is subordinate or junior in right of payment to the Notes.

     "SUBSIDIARY" of a person means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

     "SUBSIDIARY" means any subsidiary of the Company.

     "SWSI" means Southwest Services, Inc.

     "TSI" means Texas Station, Inc.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary (other than PSHC, BSI, SCRSI, KCSC, TSI, SGSI and SWSI or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary):

     (1)  has no Indebtedness other than Qualified Non-Recourse Debt;

     (2) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a)  to subscribe for additional equity interests; or

          (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

     (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that either:

          (a) the Subsidiary to be so designated has total assets of $1,000 or less; or

          (b) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the covenant entitled "Limitation on Restricted Payments and Restricted Investments;" PROVIDED, FURTHER, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenants entitled "Limitation on Indebtedness" and "Limitation on Restricted Payments and Restricted Investments") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described below under the caption "Limitation on Restricted Payments and Restricted Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "Limitation on Indebtedness," the Company shall be in Default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

     (4) such Indebtedness is permitted under the covenant described under the caption "Limitation on Indebtedness;" and

     (5) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

OPTIONAL REDEMPTION

     The New Notes will not be redeemable prior to December 1, 2003. Thereafter, the New Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Noteholder to be redeemed at the Noteholder's address of record, on any date on which the New Notes are outstanding on or after December 1, 2003 and prior to maturity.

     The New Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning December 1 of the years indicated below:


   YEAR                                                      REDEMPTION PRICES
   ----                                                      -----------------
   2003  . . . . . . . . . . . . . . . . . . . . . . . . .        103.328%
   2004  . . . . . . . . . . . . . . . . . . . . . . . . .        102.219%
   2005  . . . . . . . . . . . . . . . . . . . . . . . . .        101.109%
   2006 and thereafter . . . . . . . . . . . . . . . . . .        100.000%

SELECTION FOR REDEMPTION

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes or portions thereof that will be redeemed as provided in the Indenture on a pro rata basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

SUBORDINATION

     The New Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Except with respect to limitations on the aggregate amount of consolidated Indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the New Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the New Notes.

     Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the New Notes. In addition, all of the Company's operating assets are owned by Subsidiaries of the Company. Any claims of the Noteholders against the assets of Subsidiaries would effectively be subordinate to all existing and future indebtedness and other liabilities (including trade payables) of such Subsidiaries.

     Upon any payment or distribution of cash, securities or other property to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding, the payment of the principal of, interest on, or other distribution with respect to, the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. In the event that:

     (1)  any Designated Senior Indebtedness is not paid when due; or

     (2) any other default on Designated Senior Indebtedness occurs and in the case of this clause (2) the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, no direct or indirect payment may be made under the New Notes unless, in either case:

          (a) such default has been cured or waived and any such acceleration has been rescinded; or

          (b)  such Designated Senior Indebtedness has been paid in full.

In addition, during the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no direct or indirect payment may be made under the New Notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of:

     (3) the date the Trustee receives written notice of such default from a Representative with respect to, or the holders of a majority in principal amount of, any issue of Designated Senior Indebtedness; or

     (4) if such event of default results from the acceleration of the New Notes, the date of such acceleration.

Not more than one Payment Blockage Period may be commenced with respect to the New Notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment upon or in respect of the New Notes was due, and there must be 180 days in any 360- day period in which no Payment Blockage Period is in effect as to the Company. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the Representative or requisite holders of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment pursuant to the New Notes because of the restrictions described in this paragraph shall not be construed as preventing the occurrence of a Default and such restrictions shall not have any effect on the right to accelerate the maturity of the New Notes.

     The provisions described in the two preceding paragraphs shall not prevent or delay:

     (5) the Company from redeeming any New Notes if required by any Gaming Authority as described under "Mandatory Disposition Pursuant to Gaming Laws" or from otherwise purchasing any New Notes pursuant to any Legal Requirement relating to the gaming business of the Company or its Subsidiaries; or

     (6) the receipt by the Noteholders of payments of principal and interest on the New Notes, as described under "Satisfaction and Discharge of the Indenture," from the application of any money or United States Government Obligations held in trust by the Trustee.

     On a pro forma basis at September 30, 1998 after giving effect to the Old Notes offering, the application of the net proceeds therefrom, the exchange offer and the execution of, and incurrence of indebtedness under, the Bank

Facility, the Company would have had approximately $376.2 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by the Company's subsidiaries, $348 million of senior subordinated indebtedness that ranked equally with the Notes and the Company's subsidiaries would have had outstanding $70.3 of other liabilities. The Company has no indebtedness outstanding to which the New Notes are senior, and the Company has no plans to issue any such indebtedness. See "Description of Certain Indebtedness and Capital Stock."

CHANGE OF CONTROL AND RATING DECLINE

     Upon the occurrence of a Change of Control Triggering Event, each Noteholder shall have the right to require that the Company repurchase all or any part of such Noteholder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Noteholder with a copy to the Trustee stating:

     (1) that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to repurchase all or any part of such Noteholder's New Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof;

     (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date").

Noteholders electing to have New Notes repurchased will be required to surrender the New Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three Business Days prior to the Repurchase Date. Noteholders will be entitled to withdraw their election if the Paying Agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the New Notes which were delivered for repurchase by the Noteholder and a statement that such holder is withdrawing such holder's election to have such New Notes repurchased.

     The source of funds for any repurchase of New Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase the New Notes upon a Change of Control Triggering Event would be limited by the Bank Facility and may be limited by the terms of other then-existing Senior Indebtedness. See "Description of Certain Indebtedness and Capital Stock-Amended Bank Facility." There can be no assurance that the Company will be able to fund the repurchase of New Notes upon a Change of Control Triggering Event within the limitations imposed by the Bank Facility and by the terms of other then-existing Senior Indebtedness. The Indenture requires the Company, if any consent under the Bank Facility is necessary to permit the repurchase of New Notes as described in the preceding paragraph, to:

     (4) repay in full all Indebtedness under the Bank Facility or offer to repay in full all Indebtedness under the Bank Facility; or

     (5)  obtain the requisite consent under the Bank Facility.

Although the failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase the New Notes upon a Change of Control Triggering Event, the terms described above in "Subordination" may prevent payment of the purchase price due following a Change of Control Triggering Event (whether at the Repurchase Date or upon acceleration of the New Notes). There can be no assurance that the Company will be able, as required by the Indenture, to repay the Bank Facility or obtain any consent under the Bank Facility necessary to permit the repurchase of the New Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Noteholder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an Event of Default (as a remedy for which Noteholders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase New Notes.

     The existence of a Noteholder's right to require the Company to repurchase such Noteholder's New Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

LIMITATION ON INDEBTEDNESS

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or suffer to exist, or otherwise in any manner become or remain liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for:

     (1) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

     (2)  FF&E Financing incurred by the Company or its Restricted Subsidiaries;

     (3)  the Notes;

     (4)  all Existing Senior Subordinated Notes and all Existing Indebtedness;

     (5) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount;

     (6) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to:

          (a) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period; and

          (b) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period;

     (7)  Permitted Refinancing Indebtedness;

     (8) Indebtedness incurred under the Bank Facility not to exceed the greater of:

          (a)  $200 million; or

          (b) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (8) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities;

     (9) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph;

     (10) Indebtedness to the Company or a wholly-owned Restricted Subsidiary;

     (11) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; or

     (12) Indebtedness incurred under the 9-5/8% Senior Subordinated Notes due 2003 provided that in the case of this clause (12):

          (a) on December 3, 1998, such notes shall have been irrevocably called for redemption;

          (b) amounts sufficient to repay the principal, premium and accrued interest thereon through the redemption date have been irrevocably deposited with the trustee for the 9-5/8% Senior Subordinated Notes due 2003 pursuant to the indenture relating to the 9-5/8% Senior Subordinated Notes due 2003; and

          (c) instructions by the Company have been given to the trustee to redeem and repay such notes on the redemption date provided for in the notice of redemption and such instructions state that they are irrevocable.

LIMITATION ON CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     The Company will not permit any Restricted Subsidiary to issue any Capital Stock to any person (other than to the Company or any wholly-owned Restricted Subsidiary) that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

LIMITATION ON RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, any Capital Stock of the Company or of any Restricted Subsidiary, other than, in the case of the Company, through the issuance (as a dividend or stock split thereon or in exchange therefor) solely of the Company's own Capital Stock (excluding Exchangeable Stock or Redeemable Stock) and, in the case of a Restricted Subsidiary, with respect to shares of its Capital Stock that are owned solely by the Company or a wholly-owned Restricted Subsidiary;

     (2) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Subordinated Indebtedness; or

     (3) incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, any Affiliate or Related Person of the Company or a Restricted Subsidiary, other than the Company or a Restricted Subsidiary (such payments or any other actions described in (1) and (2), a "Restricted Payment," and in (3), a "Restricted Investment") unless:

          (a) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and

          (b) at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment (the value of which, if in a form other than cash, shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), the aggregate amount, of all Restricted Payments and Restricted Investments declared or made after June 2, 1993, shall not exceed the sum of, without duplication:

               (I) 50% of the cumulative Consolidated Net Income of the Company (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) accrued after June 2, 1993, less any negative extraordinary charges not reflected in Consolidated Net Income; plus

               (II) an amount equal to the Net Proceeds received by the Company from the issuance and sale (other than to a Subsidiary) after June 2, 1993 of Capital Stock (excluding Exchangeable Stock, Redeemable Stock and Capital Stock issued in exchange for previously outstanding shares of Capital Stock if such exchange did not constitute a Restricted Payment); plus

               (III) $15,000,000; plus

               (IV) an amount equal to 50% of any dividends received by and 100% of any Restricted Investments which are returned or repaid to (in each case, to the extent not included in Consolidated Net Income of the Company), the Company or a wholly-owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company; PROVIDED, HOWEVER, that Net Proceeds received from the sale of the stock of PSHC, BSI, TSI, SSI, KCSC, SCRSI, SGSI or SWSI, or any successor or assignee thereof, by the Company shall not be included in clause (II) above, and PROVIDED, FURTHER, that the foregoing provisions will not prevent the following Restricted Payments or Restricted
                     Investments:

                     (A) payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by the foregoing provisions; and

                     (B) Restricted Investments, which together with all other Restricted Investments since June 2, 1993, do not exceed $20,000,000 in the aggregate, provided that after giving effect to each such Restricted Investment (as if it had occurred on the first day of such period) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of the latest Restricted Investment, shall be greater than 2.00 to 1.00.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED that in no event shall the business currently operated by PSHC, BSI, SCRSI, KCSC, SGSI or SWSI be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the date of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall

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receive or render value exceeding $1,000,000, with any Affiliate or Related
Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless

     (1) the terms of such business, transaction or series of related transactions are:

          (a)  set forth in writing; and

          (b) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person; and

     (2) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (1)(b) above, which determination shall be conclusive; and

     (3) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than:

          (a)  any such encumbrance or restriction imposed by any Gaming
               Authority;

          (b) any encumbrance or restriction existing on the date of the Indenture contained in any Existing Indebtedness;

          (c) any encumbrance or restriction existing on the date of the Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of:

               (I)   $200 million; or

               (II) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred;

          (d) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date;

          (e) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary; and

          (f) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in subclauses (b), (c), (d) or (f) of this clause (3), PROVIDED, HOWEVER, that any such encumbrance or restriction is no less favorable to the Noteholders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and PROVIDED FURTHER, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of:

               (I)   $200 million; or

               (II) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued. See "Description of Certain Indebtedness and Capital Stock-Amended Bank Facility."

PROVISION OF FINANCIAL INFORMATION

     The Company will file with the Trustee and provide Noteholders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the Trustee, and provide to Noteholders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the Trustee, and provide to the Noteholders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless:

     (1)  either:

          (a)  the Company shall be the continuing corporation; or

          (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and the performance

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

               and observance of every covenant of the Indenture on the part of the Company to be performed or observed;

     (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;

     (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause (6) under the heading "Limitation on Indebtedness" above; and

     (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

RESTRICTION ON LAYERING DEBT

     The Company will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the Notes.

EVENTS OF DEFAULT

     An "Event of Default" is deemed to occur if:

     (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, whether or not such payment is prohibited by the provisions described under "Subordination;"

     (2) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity, upon optional redemption of the Notes by the Company, upon exercise by the Noteholder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Subordination;"

     (3) the Company fails to observe, perform or comply with any of the provisions described under "Consolidation, Merger and Sale of Assets;"

     (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the Notes or the Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of Default from the Trustee or the holders of at least 25% in principal amount of the Notes;

     (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds $10,000,000 or its foreign currency equivalent;

     (6) any encumbrance or restriction of the type described under "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" becomes applicable to any Restricted Subsidiary;

     (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur;

     (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance) and are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or

     (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Noteholders).

     If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes, by notice to the Company and the Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of any Note.

     The Company will file annually with the Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any Defaults of which the signers may have knowledge.

WAIVER AND MODIFICATION OF THE INDENTURE

     The Company and the Trustee may amend the Indenture or the Notes without the consent of any Noteholders to:

     (1)  cure any ambiguity, defect or inconsistency;

     (2) comply with the provision of the Indenture relating to mergers and consolidations of the Company;

     (3)  provide for uncertificated New Notes in addition to certificated
          Notes;

     (4) make any change that does not adversely affect the rights of any Noteholder; or

     (5)  comply with the Trust Indenture Act.

     The Company and the Trustee may amend any provisions of the Indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding. The holders of a majority in principal amount of the outstanding Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the Indenture, except for amendments which do not require the consent of any Noteholder under the Indenture.

     However, without the consent of each Noteholder affected, no amendment or waiver of any provision of the Indenture may:

     (6) reduce the amount of Notes whose holders must consent to an amendment or waiver;

     (7) reduce the rate or change the time of payment of interest on any Notes;

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

     (8) reduce the principal or change the fixed maturity of any Notes or alter the redemption provisions with respect thereto;

     (9)  make any Notes payable in money other than that stated in the Notes;

     (10) make any change in provisions of the Indenture relating to waivers of compliance with, or past defaults of, the Indenture or the Notes, or the right of Noteholders to receive payments of principal, premium or interest; or

     (11) waive a default in payment of the principal of, or interest on, any Notes.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will be discharged upon payment or redemption of all the Notes issued thereunder. In addition, upon deposit with the Trustee of money or noncallable United States Government Obligations sufficient for full payment of such New Notes and delivery to the Trustee of a satisfactory Opinion of Counsel regarding federal income tax consequences to the Noteholders, all obligations under the Indenture, other than with respect to compensation and indemnity of the Trustee and certain other obligations, will be discharged.

CONCERNING THE TRUSTEE

     First Union National Bank is the Trustee under the Indenture. First Union National Bank is also the trustee under the indentures for the Existing Senior Subordinated Notes.

     The Indenture contains certain limitations on the right of the Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Noteholders or would involve the Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders, unless they shall have offered to the Trustee satisfactory indemnity.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

     If a record or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority or within such earlier time prescribed by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority:

     (1) such owner shall, upon request of the Company, dispose of such owner's Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier; or

     (2) the Company may, at its option, redeem such owner's Notes at the lesser of

          (a)  the principal amount thereof; or

          (b) the price at which the Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority. See "Regulation and Licensing."

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one Global Note (the "New Global Note"). The New Global Note will be deposited on the date of the closing of the exchange of the Old Notes for the New Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

     New Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the New global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the New Global Note representing the principal amount of New Notes being transferred.

DEPOSITORY PROCEDURES

     The Depository has advised the Company that the Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants.

     The Company expects that pursuant to procedures established by the
Depository:

     (1) upon deposit of the New Global Note, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the New Global Note; and

     (2) ownership of the New Notes evidenced by the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own.

Consequently, the ability to transfer New Notes evidenced by the New Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any New Notes evidenced by the New Global Note. Beneficial owners of New Notes evidenced by the New Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the New Notes.

     Payments in respect of the principal of, premium, if any, and interest on any New Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the New Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If:

     (1) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days; or

     (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its New Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depository identify as being the beneficial owner of the related New Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depository in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depository for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the New Notes represented by the New Global Note (including principal, premium, if any, and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

                      CERTAIN FEDERAL TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences resulting from the exchange offer and from the ownership of the New Notes. It deals only with New Notes held as capital assets and not with special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a New Note in connection with an arrangement that completely or partially hedges the New Note. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

     NOTEHOLDERS TENDERING THEIR OLD NOTES OR PROSPECTIVE PURCHASERS OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND ANY STATE OR LOCAL INCOME OR FRANCHISE TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS AND ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     The exchange of New Notes for the Old Notes pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a noteholder will be treated as a continuation of the Old Notes in the hands of such noteholder. As a result, there will be no United States federal income tax consequences to noteholders exchanging the Old Notes for the New Notes pursuant to the exchange offer. The noteholder must continue to include stated interest in income as if the exchange had not occurred. The adjusted basis and holding period of the New notes for any noteholder will be the same as the adjusted basis and holding period of the Old Notes. Similarly, there would be no United States federal income tax consequences to a holder of Old Notes that does not participate in the exchange offer.

UNITED STATES HOLDERS

     For purposes of this discussion, a "United States Holder" means:

     (1)  a citizen or resident of the United States;

     (2) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States;

     (3) an estate the income of which is subject to United States federal income tax regardless of its source;

     (4)  a trust, if either:

          (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

          (b) the trust was in existence on August 20, 1996 and elected to be treated as a United States person at all times thereafter;

     (5) any other person that is subject to United States federal income tax on interest income derived from a Note as a result of such income being effectively connected with the conduct by such person of a trade or business within the United States; or

     (6) certain former citizens of the United States whose income and gain on the New Notes will be subject to U.S. income tax.

     PAYMENTS OF INTEREST

     Payments of stated interest on a New Note will constitute "qualified stated interest" (as defined below under "Original Issue Discount") and will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the noteholder's method of accounting for tax purposes.

     Under certain circumstances, notes may be treated as issued with original issue discount. We believe the notes will not be issued with original issue discount because they satisfy a statutory de minimis exception. If the notes are issued with original issue discount, United States Holders will have to include original issue discount in income before the receipt of cash attributable to such income.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest on a New Note and the proceeds of the sale of a New Note before Maturity within the United States to, and to the accrual of original issue discount on a New Note with respect to, non-corporate United States Holders. A 31% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

UNITED STATES ALIEN HOLDERS

     As used herein, a "United States Alien" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

     PAYMENTS TO UNITED STATES ALIENS

     Under current United States federal income and estate tax law:

     (1) payments of principal and interest on a New Note by SCI or any paying agent to a noteholder that is a United States Alien will not be subject to withholding of United States federal income tax, provided that, such interest is not effectively connected with the conduct of a trade or business within the United States by such United States Alien and the noteholder:

          (a) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of SCI;

          (b) is not a controlled foreign corporation related to SCI through stock ownership; and

          (c) provides a statement, under penalties of perjury (such as Form W-8), to SCI that the holder is a United States Alien and provides its name and address;

     (2) a noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, unless:

          (a) the gain is effectively connected with the conduct of a trade or business within the United States by the United States Alien; or

          (b) in the case of a United States Alien who is a nonresident alien individual and holds the New Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; and

     (3) a New Note will not be subject to United States federal estate tax as a result of the death of a noteholder who is not a citizen or resident of the United States at the time of death, provided that:

          (a) such noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of SCI; and,

          (b) at the time of such noteholder's death, payments of interest on such Note would not have been effectively connected with the conduct by such noteholder of a trade or business in the United States.

     United States information reporting requirements and backup withholding tax will not apply to payments on a New Note made outside the United States by SCI or any paying agent (acting in its capacity as such) to a noteholder that is a United States Alien provided that a statement described in (1)(c) above has been received and neither SCI nor its paying agent has actual knowledge that the payee is not a United States Alien.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker:

     (1)  is a United States Alien;

     (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States; and

     (3)  is not a controlled foreign corporation as to the United States

(a person described in (1), (2) and (3) above being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a New Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

     New regulations governing backup withholding and information reporting are generally scheduled to become effective for payments made after December 31, 1999. Rules under these regulations will have essentially the same substantive effect, but will unify current certification procedures and forms.

                                 PLAN OF DISTRIBUTION

     This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the exchange offer that receives the New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. We have agreed that for a period of one year after the date when the registration statement becomes effective, we will use our best efforts to make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal.

     This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers
and sales related to market-making transactions in the New Notes.   The initial
purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the New Notes and may discontinue their market-making activities at any time without notice, at their sole discretion.

                                    LEGAL MATTERS

     Certain legal matters with regard to the validity of the New Notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy, Los Angeles, California and Schreck Morris, Las Vegas, Nevada.

                            INDEPENDENT PUBLIC ACCOUNTANTS

     The audited financial statements as of March 31, 1998 and 1997 and for the three years in the period ended March 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
Condensed Consolidated Balance Sheets (unaudited)
 as of September 30, 1998 and March 31, 1998...........................    F-2
Condensed Consolidated Statements of Operations (unaudited)
 for the Six months ended September 30, 1998 and 1997..................    F-3
Condensed Consolidated Statements of Cash Flows (unaudited)
 for the Six months ended September 30, 1998 and 1997..................    F-4
Notes to Condensed Consolidated Financial Statements (unaudited).......    F-5
Report of Independent Public Accountants...............................    F-9
Consolidated Balance Sheets as of March 31, 1998 and 1997..............   F-10
Consolidated Statements of Operations for the years ended
 March 31, 1998, 1997 and 1996.........................................   F-11
Consolidated Statements of Stockholders' Equity for the years ended
 March 31, 1998, 1997 and 1996.........................................   F-12
Consolidated Statements of Cash Flows for the years ended
 March 31, 1998, 1997 and 1996.........................................   F-13
Notes to Consolidated Financial Statements.............................   F-14

                              STATION CASINOS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                          SEPTEMBER 30,     MARCH 31,
                                                               1998           1998
                                                          -------------     ---------
                          ASSETS

CURRENT ASSETS:
   Cash and cash equivalents............................  $   50,402      $   50,158
   Accounts and notes receivable, net...................      11,651          12,288
   Inventories..........................................       4,510           4,209
   Prepaid gaming taxes.................................       9,285           6,763
   Prepaid expenses and other...........................      15,476          14,073
                                                          -----------     -----------
      TOTAL CURRENT ASSETS..............................      91,324          87,491
Property and equipment, net.............................   1,143,947       1,132,719
Land held for development...............................      24,286          24,268
Other assets, net.......................................      54,730          55,738
                                                          -----------     -----------
      TOTAL ASSETS......................................  $1,314,287      $1,300,216
                                                          -----------     -----------
                                                          -----------     -----------

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt....................  $  155,054     $   97,931
   Accounts payable.....................................      14,107         16,498
   Accrued payroll and related..........................      21,518         21,896
   Construction contracts payable.......................       8,580         10,534
   Accrued interest payable.............................      15,482         16,776
   Accrued expenses and other...........................      37,418         33,874
                                                          -----------    -----------
      TOTAL CURRENT LIABILITIES.........................     252,159        197,509
Long-term debt, less current portion....................     753,787        802,295
Deferred income taxes, net..............................      18,651         13,525
                                                          -----------    -----------
      TOTAL LIABILITIES.................................   1,024,597      1,013,329
                                                          -----------    -----------
                                                          -----------    -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Preferred stock, par value $.01; authorized
      5,000,000 shares; 2,070,000 convertible
      preferred shares issued and outstanding..........     103,500        103,500
   Common stock, par value $.01; authorized
      90,000,000 shares; 35,311,792 and 35,310,623
      shares issued and outstanding.....................         353            353
   Additional paid-in capital...........................     167,216        167,180
   Deferred compensation-restricted stock...............       (282)          (528)
   Retained earnings....................................      18,903         16,382
                                                          -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY........................     289,690        286,887
                                                          -----------    -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,314,287     $1,300,216
                                                          -----------    -----------
                                                          -----------    -----------



         The accompanying notes are an integral part of these condensed consolidated financial statements.

                              STATION CASINOS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                             ---------------------
                                                               1998        1997
                                                             ---------   ---------
OPERATING REVENUES:
   Casino..................................................  $332,565    $282,700
   Food and beverage.......................................    68,307      63,577
   Room....................................................    19,307      17,218
   Other...................................................    31,261      28,676
                                                             --------    --------
      Gross revenues.......................................   451,440     392,171
   Less promotional allowances.............................   (31,742)    (24,558)
                                                             --------    --------
      Net revenues.........................................   419,698     367,613
                                                             --------    --------

OPERATING COSTS AND EXPENSES:
   Casino..................................................   163,331     137,592
   Food and beverage.......................................    42,884      44,862
   Room....................................................     7,480       6,481
   Other...................................................    12,500      13,481
   Selling, general and administrative.....................    89,801      81,896
   Corporate expenses......................................     9,983       7,748
   Depreciation and amortization...........................    35,185      33,169
   Preopening expenses.....................................         -      10,866
                                                             --------    --------
                                                              361,164     336,095
                                                             --------    --------
OPERATING INCOME...........................................    58,534      31,518
                                                             --------    --------

OTHER INCOME (EXPENSE):
   Interest expense, net...................................   (44,408)    (35,713)
   Merger and related legal costs..........................    (2,943)          -
   Other...................................................      (565)     (4,996)
                                                             --------    --------
                                                              (47,916)    (40,709)
                                                             --------    --------
Income (loss) before income taxes..........................    10,618      (9,191)
Income tax (provision) benefit.............................    (4,475)      3,258
                                                             --------    --------
Net income (loss)..........................................     6,143      (5,933)
Preferred stock dividends..................................    (3,622)     (3,622)
                                                             --------    --------

Net income (loss) applicable to common stock...............  $  2,521    $ (9,555)
                                                             --------    --------
                                                             --------    --------

Basic and diluted earnings (loss) per common share.........  $   0.07    $  (0.27)
                                                             --------    --------
                                                             --------    --------

Weighted average common shares outstanding.................    35,312      35,310
                                                             --------    --------
                                                             --------    --------


         The accompanying notes are an integral part of these condensed consolidated financial statements.

                              STATION CASINOS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             --------------------------
                                                                1998            1997
                                                             ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................     $  6,143       $  (5,933)
                                                              --------       ---------

Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
   Depreciation and amortization.........................       35,185          33,169
   Amortization of debt discount and issuance costs......        2,956           3,282
   Merger and related legal costs........................        2,943               -
   Increase in deferred income taxes.....................        4,474           7,290
   Preopening expenses...................................            -          10,866
   Changes in assets and liabilities:
      Decrease (increase) in accounts and notes
       receivable, net...................................          637          (4,635)
      Increase in inventories and prepaid expenses and
       other current assets.                                    (3,574)         (5,161)
      Decrease in accounts payable........................      (2,391)         (4,723)
      Increase in accrued expenses and other current
       liabilities........................................       1,872          13,896
      Other, net..........................................      (1,083)          6,593
                                                              --------       ---------
           Total adjustments..............................      41,019          60,577
                                                              --------       ---------
        Net cash provided by operating activities.........      47,162          54,644
                                                              --------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures...................................     (44,732)       (100,029)
   Decrease in construction contracts payable.............      (1,954)        (74,904)
   Preopening expenses....................................           -          (8,550)
   Other, net.............................................         671             525
                                                              --------       ---------
        Net cash used in investing activities.............     (46,015)       (182,958)
                                                              --------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments under bank facility, net......................     (68,000)        (63,000)
   Borrowings under Sunset loan agreement, net............           -          57,000
   Proceeds from the issuance of notes payable............      80,000          15,730
   Principal payments on notes payable....................      (6,953)        (19,631)
   Proceeds from the issuance of senior subordinated
    notes, net............................................           -         144,287
   Dividends paid.........................................      (3,622)         (3,622)
   Other, net.............................................      (2,328)         (1,049)
                                                              --------       ---------
        Net cash (used in) provided by financing
         activities.......................................        (903)        129,715
                                                              --------       ---------
CASH AND CASH EQUIVALENTS:
   Increase in cash and cash equivalents..................         244           1,401
   Balance, beginning of period...........................      50,158          42,522
                                                              --------       ---------
   Balance, end of period.................................    $ 50,402       $  43,923
                                                              --------       ---------
                                                              --------       ---------

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest, net of amounts capitalized.....    $ 43,019       $  24,510
   Cash paid for income taxes.............................    $     10       $       -
   Property and equipment purchases financed by debt......    $  2,918       $   3,532

        The accompanying notes are an integral part of these condensed consolidated financial statements.

                              STATION CASINOS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

         Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming and entertainment enterprise that currently owns and operates four major casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in Southern Nevada.

         The  accompanying   condensed   consolidated   financial
statements include the accounts of Station Casinos, Inc. and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), and the Southwest Companies. The Company also owns and operates a small casino, Wild, Wild West, which opened in July 1998 and owns a 50% interest in Town Center Amusements, Inc., d.b.a. Barley's Casino & Brewing Company. All significant intercompany accounts and transactions have been eliminated.

         The accompanying condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The results for the three and six months ended September 30, 1998 are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

         Certain amounts in the six months ended September 30, 1997 consolidated financial statements have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on net income.

                             STATION CASINOS, INC.

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) (CONTINUED)


2. LONG-TERM DEBT

         Long-term debt consists of the following (amounts in thousands):

                                                                             SEPTEMBER 30,        MARCH 31,
                                                                                 1998               1998
                                                                             -------------      ------------
Reducing revolving credit facility, secured by substantially all of the assets of Palace Station, Boulder Station, Texas
   Station, Sunset Station, Station Casino St. Charles and
   Station Casino Kansas City, $285.2 million limit at
   September 30, 1998, reducing quarterly by $22.4 million until
   September 2000 when the remaining principal balance is due, interest at a margin above the bank's prime rate or the
   Eurodollar Rate (8.25% at September 30, 1998).........................      $ 256,000         $324,000
Supplemental revolving facility, secured by the same assets as the reducing revolving credit facility, payable interest only monthly, principal due March 31, 1999, interest at a margin above the bank's prime rate or the Eurodollar rate (8.31% at
   September 30, 1998)...................................................         80,000                -
9 5/8% senior subordinated notes, payable interest only semi-annually, principal due June 1, 2003, net of unamortized discount of $5.5
   million at September 30, 1998.........................................        187,487          187,051
9 3/4% senior subordinated notes, payable interest only semi-annually, principal due April 15, 2007, net of unamortized discount of $5.2
   million at September 30, 1998.........................................        144,816          144,629
10 1/8% senior subordinated notes, payable interest only semi-annually, principal due March 15, 2006, net of unamortized discount of $1.0
   million at September 30, 1998.........................................        196,956          196,908
Notes payable to banks and others, collateralized by slot machines and related equipment, monthly installments including interest
   ranging from 7.53% to 11.50% at September 30, 1998....................          9,974            8,499
Capital lease obligations, collateralized by furniture and equipment.....          3,441            4,191
Other long-term debt.....................................................         30,167           34,948
                                                                               ---------         --------
      Total long-term debt...............................................        908,841          900,226
Current portion of long-term debt........................................       (155,054)         (97,931)
                                                                               ---------         --------
      Total long-term debt, less current portion.........................      $ 753,787         $802,295
                                                                               ---------         --------
                                                                               ---------         --------

         In June 1998, the Company amended its secured amended and restated reducing revolving loan agreement (the "Bank Facility"). This amendment modifies the maximum funded debt to EBITDA (adjusted for preopening expenses) ratio, including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year, for the Company on a consolidated basis to 5.50 to 1.00 for the fiscal quarter ended June 30, 1998, 5.40 to 1.00 for the fiscal quarter ending September 30, 1998, 5.20 to
1.00 for the fiscal quarter ending December 31, 1998, 5.00 to 1.00 for the fiscal quarter ending March 31, 1999, 4.25 to 1.00 for the fiscal quarter ending June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999 and 3.75 to 1.00 thereafter. The funded debt to EBITDA ratio was
4.92 to 1.00 as of September 30, 1998.

         In September 1998, the Company executed a supplemental secured revolving loan agreement with a group of banks for $80 million (the "Supplemental Facility"). The Supplemental Facility is supplemental to and related to the Bank Facility. The liens and security interests securing the Supplemental Facility rank equal with the liens and security interests securing the Bank Facility and contain the same financial and other covenants. The Supplemental Facility bears interest at the same rate as the Bank Facility plus 25 basis points and is payable monthly. The Supplemental Facility matures in March 1999.

         In October 1998, the Company received commitments for $425 million for an amended and restated reducing revolving credit facility (the "Amended Facility"). These commitments are subject to satisfactory documentation which is expected to be completed during calendar year 1998. This facility will amend the Company's existing Bank Facility and will refinance the Supplemental Facility (described above). The Amended Facility will be funded in two tranches (a revolving tranche and a term tranche). The revolving tranche will be a $350 million reducing revolving credit facility maturing in September 2003. The term tranche will be a $75 million term loan maturing in December 2005. The Amended Facility will contain certain financial and other covenants including a maximum funded debt to EBITDA ratio, a minimum fixed charge coverage ratio, limits on capital expenditures and investments, limits on indebtedness, minimum consolidated net worth requirements, limits on payments of dividends, and a maximum basket for the repurchase of equity securities.

3. OTHER MATTERS

 PREOPENING EXPENSES

         Prior to the opening of a facility, all operating expenses, including incremental salaries and wages, related thereto are capitalized as preopening expenses. In June 1997, Sunset Station Hotel & Casino opened. During the six months ended September 30, 1997, $10.9 million of preopening expense primarily related to Sunset Station were expensed.

 EXPIRED OPTION PAYMENTS

         In June 1997, approximately $5.0 million of certain expired option payments to lease or acquire land for future development, which had previously been capitalized, were expensed. Such amounts are included in other income/expense in the accompanying condensed consolidated statements of operations for the six months ended September 30, 1997.

 PALACE STATION FIRE AND FLOOD

         On July 20, 1998, Palace Station suffered damage to its casino and hotel tower as a result of a thunderstorm in the Las Vegas Valley. In November 1998, the repairs to the casino were completed and all of the rooms in the 21-story hotel tower were fully functional. Losses associated with the property damage and business interruption are covered under the Company's insurance policies. As of September 30, 1998, the insurance company has advanced $6 million to the Company on this claim. Any business interruption proceeds have been reflected in other operating revenue in the accompanying condensed consolidated statements of operations. The Company expects no significant losses from the business interruption or property claims, however, no assurance as to the final settlement can be made. In addition, the Company's business interruption insurance coverage related to this incident terminates in November 1999.

4. COMMITMENTS AND CONTINGENCIES

         On January 16, 1998, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). The Merger Agreement provides for the merger (the "Merger") of the Company and Crescent at the time of effectiveness of the Merger in accordance with the Merger Agreement (the "Effective Time"). The Merger Agreement is currently the subject of litigation between Crescent and the Company. During the three months ended September 30, 1998, the Company wrote off $2.9 million of costs incurred related to the Merger (which are included in other expense in the accompanying condensed consolidated statements of operations). The Company also expects to incur ongoing litigation costs associated with the current lawsuits involving the Merger Agreement.

         On July 27, 1998, the Company and Crescent announced the postponement of the previously announced joint annual and special meeting of the Company's stockholders. The meeting was postponed to address concerns related to the Merger expressed by holders of the Company's preferred stock. The Company subsequently requested that Crescent purchase $20 million of the Company's $100 Redeemable Preferred Stock issuable under the Merger Agreement (the "Redeemable Preferred Stock"). The Merger Agreement provides that, if the Company is not in material breach of its covenants, representations or warranties under the Merger Agreement, Crescent is required to fund up to $115 million of Redeemable Preferred Stock even if the Merger Agreement has been terminated. Crescent advised the Company that Crescent took the position that our postponing the meeting was a breach of the Merger Agreement.

         On July 30, 1998, the Company filed suit against Crescent in Clark County District Court, State of Nevada, seeking declaratory relief. The suit asserts, among other things, that postponement of the meeting did not breach the Merger Agreement, that the Company had received Crescent's consent to postponement of the meeting and was otherwise in full compliance with its obligations under the Merger Agreement.

         On August 11, 1998, the Company requested that Crescent purchase the additional $95 million of Redeemable Preferred Stock. Also on August 11, 1998, the Company amended its complaint in Nevada state court to include claims regarding Crescent's breaches of the Merger Agreement. The Company's lawsuit against Crescent seeks damages for Crescent's breaches and specific performance requiring Crescent to fulfill its obligation under the Merger Agreement to purchase $115 million of Redeemable Preferred Stock.

         On December 22, 1998, Crescent filed its answer and counterclaims the Company's suit pending in the Nevada state court. The answer generally denied the Company's claims, and the counterclaims sought damages and declaratory relief alleging that the Company breached the Merger Agreement by canceling and failing to reschedule the August 4, 1998 stockholders meeting. The suit sought declaratory judgment that the Company's actions with respect to the meeting, together with certain alleged misrepresentations in the Merger

Agreement, relieve Crescent of its obligation under the Merger Agreement to purchase an aggregate $115 million of the Redeemable Preferred Stock. For the same reasons, Crescent alleged that it was excused from further performance under the Merger Agreement. Crescent did not specify the amount of damages it sought. Discovery is ongoing in this action.

         We anticipate that Crescent will seek the $54 million break-up fee as part of its counterclaims. On August 12, 1998, Crescent had announced that it intended to assert a claim for damages for the $54 million break-up fee under the Merger Agreement or its equivalent and for expenses.

         On August 7, 1998, Crescent filed suit against the Company in the United States District Court, Northern District of Texas, seeking damages and declaratory relief. The suit alleged that the Company breached the Merger Agreement by canceling and failing to reschedule the August 4, 1998 stockholders meeting. The suit sought a declaratory judgment that the Company's actions with respect to the meeting, together with certain alleged misrepresentations in the Merger Agreement, relieve Crescent of its obligation under the Merger Agreement to purchase an aggregate $115 million of the Redeemable Preferred Stock. For the same reasons, Crescent alleged that it was excused from further performance under the Merger Agreement. Crescent did not specify the amount of damages it sought. Simultaneously with the filing of its suit, Crescent sent notice of termination of the Merger Agreement to the Company. The Company believes that Crescent, and not the Company, breached the Merger Agreement.

         On December 15, 1998, Crescent's suit against the Company pending in the United States District Court for the Northern District of Texas was dismissed for lack of jurisdiction. On December 21, 1998, Crescent served the Company with a notice of appeal of the dismissal.

         While the Company believes that Crescent has breached the Merger Agreement and that Crescent's allegations are without merit, as with any litigation, no assurance as to the outcome of such litigation can be made at this time.

         A suit seeking status as a class action and a derivative action was filed by plaintiff, Crandon Capital Partners, on August 7, 1998, in Clark County District Court, State of Nevada, naming the Company and its Board of Directors as defendants. The lawsuit, which was filed as a result of the failed merger between the Company and Crescent, alleges, among other things, a breach of fiduciary duty owed to the shareholders/class members. The lawsuit seeks damages allegedly suffered by the shareholders/class members as a result of the transactions with Crescent, as well as all costs and disbursements of the lawsuit. The Company and the Board of Directors do not believe the suit has merit and intend to defend themselves vigorously.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Station Casinos, Inc.:

         We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. (a Nevada corporation) and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Station Casinos, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                     ARTHUR ANDERSEN LLP


Las Vegas, Nevada
April 23, 1998 (except for Notes 3 and 13, as to which the date is December 22, 1998 and Note 6 as to which the date is February 3, 1999)

                              STATION CASINOS, INC.

                           CONSOLIDATED BALANCE SHEETS

                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             MARCH 31,
                                                             --------------------------------------
                                                                1998                        1997
                                                             ----------                 -----------
CURRENT ASSETS:
   Cash and cash equivalents...........................      $   50,158                 $   42,522
   Accounts and notes receivable, net..................          12,288                      7,852
   Inventories.........................................           4,209                      3,473
   Prepaid gaming taxes................................           6,763                      4,291
   Prepaid expenses and other..........................          14,073                     11,231
                                                             ----------                 ----------
      TOTAL CURRENT ASSETS.............................          87,491                     69,369

Property and equipment, net............................       1,132,719                  1,069,052
Land held for development..............................          24,268                     26,354
Other assets, net......................................          55,738                     69,343
                                                             ----------                 ----------
      TOTAL ASSETS.....................................      $1,300,216                 $1,234,118
                                                             ----------                 ----------
                                                             ----------                 ----------

CURRENT LIABILITIES:
   Current portion of long-term debt...................      $   97,931                 $   18,807
   Accounts payable....................................          16,498                     21,106
   Accrued payroll and related.........................          21,896                     13,460
   Construction contracts payable......................          10,534                     94,835
   Accrued interest payable............................          16,776                     10,625
   Accrued expenses and other current liabilities......          33,874                     26,433
                                                             ----------                 ----------
      TOTAL CURRENT LIABILITIES........................         197,509                    185,266

Long-term debt, less current portion...................         802,295                    742,156
Deferred income taxes, net.............................          13,525                      7,848
                                                             ----------                 ----------

      TOTAL LIABILITIES................................       1,013,329                    935,270
                                                             ----------                 ----------
                                                             ----------                 ----------

COMMITMENTS AND CONTINGENCIES (NOTE 6)

STOCKHOLDERS' EQUITY:
   Preferred stock, par value $.01; authorized
      5,000,000 shares; 2,070,000 convertible
      preferred shares issued and outstanding..........         103,500                     103,500
   Common stock, par value $.01; authorized
      90,000,000 shares; 35,310,623 and
      35,318,057 shares issued and outstanding.........             353                         353
   Additional paid-in capital..........................         167,180                     167,397
   Deferred compensation-restricted stock..............            (528)                     (1,225)
   Retained earnings...................................          16,382                      28,823
                                                             ----------                 ----------
      TOTAL STOCKHOLDERS' EQUITY.......................         286,887                     298,848
                                                             ----------                 ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......      $1,300,216                  $1,234,118
                                                             ----------                 ----------
                                                             ----------                 ----------


            The accompanying notes are an integral part of these
                      consolidated financial statements.

                              STATION CASINOS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEARS ENDED MARCH 31,
                                                       -------------------------------------
                                                         1998           1997          1996
                                                       ---------      --------      --------
OPERATING REVENUES:
   Casino.........................................      $600,847      $450,013      $358,495
   Food and beverage..............................       131,365        92,220        73,057
   Room...........................................        37,330        27,420        23,614
   Other..........................................        53,494        48,957        39,099
                                                        --------      --------      --------
      Gross revenues..............................       823,036       618,610       494,265
   Less promotional allowances....................       (53,426)      (35,095)      (27,408)
                                                        --------      --------      --------
      Net revenues................................       769,610       583,515       466,857
                                                        --------      --------      --------
OPERATING COSTS AND EXPENSES:
   Casino.........................................       291,102       203,857       150,805
   Food and beverage..............................        89,928        68,994        57,659
   Room...........................................        13,461        10,318         9,147
   Other..........................................        24,658        23,927        24,902
   Selling, general and administrative............       172,258       120,285        97,466
   Corporate expenses.............................        15,633        18,284        15,979
   Restructuring charge...........................             -         2,016             -
   Development expenses...........................           104         1,302         3,960
   Depreciation and amortization..................        67,414        44,589        35,039
   Preopening expenses............................        10,866        31,820         2,436
                                                        --------      --------      --------
                                                         685,424       525,392       397,393
                                                        --------      --------      --------
OPERATING INCOME..................................        84,186        58,123        69,464
                                                        --------      --------      --------
OTHER INCOME (EXPENSE):
   Interest expense, net..........................       (78,826)      (36,698)      (30,563)
   Write-off of costs to elect REIT status........        (2,914)            -             -
   Other..........................................        (6,566)          (47)        1,150
                                                        --------      --------      --------
                                                         (88,306)      (36,745)      (29,413)
                                                        --------      --------      --------
Income (loss) before income taxes and
 extraordinary item...............................        (4,120)       21,378        40,051
Income tax (provision) benefit....................           966        (7,615)      (14,579)
                                                        --------      --------      --------
Income (loss) before extraordinary item...........        (3,154)       13,763        25,472
Extraordinary item/loss on early retirement
 of debt, net of applicable income tax benefit....        (2,042)            -             -
                                                        --------      --------      --------
Net income (loss).................................        (5,196)       13,763        25,472
Preferred stock dividends.........................        (7,245)       (7,245)          (53)
                                                        --------      --------      --------
Net income (loss) applicable to common stock......      $(12,441)        $6,518       $25,419
                                                        --------      --------      --------
                                                        --------      --------      --------

Weighted average common shares outstanding........        35,309        35,316        33,918
                                                        --------      --------      --------
                                                        --------      --------      --------

Basic and diluted earnings (loss) per
 common share:
   Earnings (loss) before extraordinary item......      $  (0.09)     $   0.39      $   0.75
   Extraordinary item.............................      $  (0.06)     $      -      $      -
   Earnings (loss) applicable to common stock.....      $  (0.35)     $   0.18      $   0.75


           The accompanying notes are an integral part of these consolidated financial statements.

                              STATION CASINOS, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                                  DEFERRED         RETAINED
                                                                 ADDITIONAL     COMPENSATION-      EARNINGS         TOTAL
                                  PREFERRED          COMMON       PAID-IN        RESTRICTED      (ACCUMULATED    STOCKHOLDERS'
                                    STOCK            STOCK        CAPITAL           STOCK          DEFICIT)         EQUITY
                                  ---------         -------      ----------     -------------    ------------    -------------
Balances, March 31, 1995...       $      -            $301        $ 93,592         $(2,893)        $(3,114)       $ 87,886
Issuance of common stock
(Note 7)...................              -              52          77,309               -               -          77,361
Issuance of preferred stock
(Note 7)...................         90,000                          (3,278)              -               -          86,722
Amortization of deferred
compensation...............              -               -               -           1,082               -           1,082
Preferred stock dividends..              -               -               -               -             (53)            (53)
Net income.................              -               -               -               -          25,472          25,472
                                  --------            ----        --------         -------         -------        --------
Balances, March 31, 1996...         90,000             353         167,623          (1,811)         22,305         278,470
Issuance of preferred stock
(Note 7)...................         13,500               -            (405)              -               -          13,095
Exercise of stock options..              -               -             179               -               -             179
Amortization of deferred
compensation...............              -               -               -             586               -             586
Preferred stock dividends..              -               -               -               -          (7,245)         (7,245)
Net income.................              -               -               -               -          13,763          13,763
                                  --------            ----        --------         -------         -------        --------
Balances, March 31, 1997...        103,500             353         167,397          (1,225)         28,823         298,848
Exercise of stock options..              -               -              26               -               -              26
Cancellation of restricted
   stock...................              -               -            (243)            243               -               -
Amortization of deferred
compensation...............              -               -               -             454               -             454
Preferred stock dividends..              -               -               -               -          (7,245)         (7,245)
Net loss...................              -               -               -               -          (5,196)         (5,196)
                                  --------            ----        --------         -------         -------        --------
Balances, March 31, 1998...       $103,500            $353        $167,180         $  (528)        $16,382        $286,887
                                  --------            ----        --------         -------         -------        --------
                                  --------            ----        --------         -------         -------        --------

           The accompanying notes are an integral part of these
                      consolidated financial statements.

                              STATION CASINOS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                       FOR THE YEARS ENDED MARCH 31,
                                                                     --------------------------------
                                                                       1998       1997         1996
                                                                     --------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).................................................   $ (5,196)  $  13,763   $  25,472
                                                                     --------   ---------   ---------
Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization..................................     67,414      44,589      35,039
   Amortization of debt discount and issuance costs...............      6,443       5,279       3,141
   Write-off of expired land options..............................      5,011           -           -
   Loss on early retirement of debt...............................      2,668           -           -
   Write-off of costs to elect REIT status........................      2,914           -           -
   Preopening expenses............................................     10,866      31,820       2,436
   Increase (decrease) in deferred income taxes...................      2,854      (3,752)      8,995
   Changes in assets and liabilities:
      Increase in accounts and notes receivable, net..............     (4,845)     (1,151)       (522)
      Increase in inventories and prepaid expenses and other......     (3,228)     (3,751)     (2,428)
      (Decrease) increase in accounts payable.....................     (4,608)     10,015      (2,710)
      Increase in accrued expenses and other current liabilities..     23,160      13,723       4,822
   Other, net.....................................................      1,502       1,268       3,708
                                                                    ---------   ---------    --------
           Total adjustments......................................    110,151      98,040      52,481
                                                                    ---------   ---------    --------
        Net cash provided by operating activities.................    104,955     111,803      77,953
                                                                    ---------   ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures...........................................   (130,853)   (505,735)   (279,340)
   Proceeds from sale of land, property and equipment.............      4,925       8,900       6,578
   Land held for development......................................       (766)        (36)     (5,018)
   Other long-term assets.........................................        244     (15,772)     (1,638)
   (Decrease) increase in construction contracts payable..........    (84,301)     66,956      21,460
   Preopening expenses............................................     (8,551)    (31,820)     (2,436)
   Other, net.....................................................       (105)     (1,501)     (6,541)
                                                                    ---------   ---------    --------
        Net cash used in investing activities.....................   (219,407)   (479,008)   (266,935)
                                                                    ---------   ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings (payments) under bank facility, net.................     47,000     277,000     (65,000)
   Borrowings (payments) under Sunset loan agreement, net.........    (46,000)     46,000    -
   Proceeds from notes payable....................................     16,239       2,250      42,438
   Principal payments on notes payable............................    (27,030)    (30,444)    (34,958)
   Proceeds from the issuance of common stock.....................          -           -      78,246
   Proceeds from the issuance of senior subordinated notes........    144,287           -     191,292
   Proceeds from the issuance of preferred stock..................          -      13,095      87,300
   Dividends paid on preferred stock..............................     (7,245)     (6,985)           -
   Debt issuance costs and other, net.............................     (5,163)     (6,057)    (12,429)
                                                                    ---------   ---------    --------
        Net cash provided by financing activities.................    122,088     294,859     286,889
                                                                    ---------   ---------    --------
CASH AND CASH EQUIVALENTS:
   Increase (decrease) in cash and cash equivalents...............      7,636     (72,346)      97,907
   Balance, beginning of year.....................................     42,522     114,868      16,961
                                                                    ---------   ---------    --------
   Balance, end of year...........................................  $  50,158   $  42,522   $ 114,868
                                                                    ---------   ---------    --------
                                                                    ---------   ---------    --------

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for interest, net of amounts capitalized.............  $  66,691   $ 28,577    $  27,817
   Cash paid for income taxes, net................................  $      92   $  9,250    $   8,668
   Property and equipment purchases financed by debt..............  $   3,532        361    $  28,405
   Assets sold for notes receivable...............................  $       -   $  1,550    $       -

           The accompanying notes are an integral part of these
                       consolidated financial statements.

                              STATION CASINOS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

 BASIS OF PRESENTATION AND ORGANIZATION

         Station Casinos, Inc. (the "Company"), a Nevada Corporation, is an established multi-jurisdictional gaming and entertainment enterprise that currently owns and operates four hotel/casino properties in Las Vegas, Nevada, a gaming and entertainment complex in St. Charles, Missouri and a gaming and entertainment complex in Kansas City, Missouri. The Company also owns and provides slot route management services in southern Nevada.

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Palace Station Hotel & Casino, Inc. ("Palace Station"), Boulder Station, Inc. ("Boulder Station"), Texas Station, Inc. ("Texas Station"), Sunset Station, Inc. ("Sunset Station"), St. Charles Riverfront Station, Inc. ("Station Casino St. Charles"), Kansas City Station Corporation ("Station Casino Kansas City"), and Southwest Gaming Services, Inc. ("SGSI"). The Company also owns a 50% interest in Town Center Amusements, Inc. d.b.a. Barley's Casino & Brewing Company. The Company accounts for this investment using the equity method of accounting. All significant intercompany balances and transactions have been eliminated.

 USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

 INVENTORIES

         Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

 PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

 CAPITALIZATION OF INTEREST

         The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is complete. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's weighted average cost of borrowed money. Interest capitalized for the fiscal years ended March 31, 1998, 1997 and 1996 was approximately $12.8 million, $21.1 million and $6.1 million, respectively.

 DEBT ISSUANCE COSTS

         Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

 PREOPENING EXPENSES

         During the construction of and prior to the opening of a facility, all operating expenses, including incremental salaries and wages directly related thereto, are capitalized as preopening expenses. The construction phase typically covers a period of 12 to 24 months. The majority of preopening costs are incurred in the three months prior to opening. The Company expenses preopening expenses immediately

                              STATION CASINOS, INC.

upon the opening of the related facility. During the fiscal year ended March 31, 1996, the Company incurred preopening expenses of $2.4 million related to new projects for Texas Station and Barley's Casino & Brewing Company and expansion projects at Boulder Station and Station Casino St. Charles. During the fiscal year ended March 31, 1997, the Company incurred preopening expenses of $31.8 million, substantially related to the opening of Station Casino Kansas City. During the fiscal year ended March 31, 1998, the Company incurred preopening expenses of $10.9 million, substantially related to the opening of Sunset Station.

 REVENUES AND PROMOTIONAL ALLOWANCES

         In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                            FOR THE YEARS ENDED MARCH 31,
                                     ------------------------------------------
                                       1998              1997            1996
                                     -------           -------          -------
Food and beverage.............       $40,573           $27,418          $23,483
Room..........................         3,027             1,439            1,203
Other.........................         2,828             1,263              653
                                     -------           -------          -------
   Total......................       $46,428           $30,120          $25,339
                                     -------           -------          -------
                                     -------           -------          -------

 EARNINGS (LOSS) APPLICABLE TO COMMON STOCK

         In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement replaces previously reported earnings per share ("EPS") with basic EPS and diluted EPS. Basic EPS is computed by dividing net income (loss) applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock options and convertible preferred stock. Diluted EPS is not presented separately because the exercise of stock options and the conversion of the convertible preferred stock does not have a dilutive effect on the per share amounts.

 RECENTLY ISSUED ACCOUNTING STANDARDS

         The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," both of which are effective for fiscal years beginning after December 15, 1997. Management estimates that these SFAS's will have no impact on the Company's results of operations or financial position.

         The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 "Reporting the Costs of Start-up Activities." The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and require that the costs associated with start-up activities (including preopening costs of casinos) be expensed as incurred. Management estimates that this SOP will have no impact on the Company's results of operations or financial position.

2.  ACCOUNTS AND NOTES RECEIVABLE

         Components of accounts and notes receivable are as follows (amounts in thousands):

                                                            MARCH 31,
                                                      ---------------------
                                                        1998         1997
                                                      --------     --------
Casino............................................... $ 6,407      $ 3,698
Hotel................................................   1,525        1,331
Other................................................   6,117        3,876
                                                      -------      -------
                                                       14,049        8,905
Allowance for doubtful accounts......................  (1,761)      (1,053)
                                                      -------      -------
   Accounts and notes receivable, net................ $12,288      $ 7,852
                                                      -------      -------
                                                      -------      -------

3.  PROPERTY AND EQUIPMENT

         Property and equipment consists of the following as of March 31, 1998 and 1997 (amounts in thousands):

                                                                                   MARCH 31,
                                                          ESTIMATED LIFE   --------------------------
                                                              (YEARS)          1998           1997
                                                          --------------   -----------    -----------
Land.................................................            -         $   37,856     $   17,114
Land leases acquired.................................          48-52            4,685          4,395
Buildings and leasehold improvements.................          31-45          706,519        554,294
Boats and barges.....................................          20-45          123,774        123,774
Furniture, fixtures and equipment....................           3-7           237,518        192,546
Construction in progress.............................            -            185,865        283,792
                                                                           -----------    -----------
                                                                            1,296,217      1,175,915
Accumulated depreciation and amortization............                        (163,498)      (106,863)
                                                                           -----------    -----------
   Property and equipment, net.......................                      $1,132,719     $1,069,052
                                                                           -----------    -----------
                                                                           -----------    -----------

         At March 31, 1998 and 1997, substantially all property and equipment of the Company is pledged as collateral for long-term debt. Included in construction in progress at March 31, 1998, is approximately $131.2 million (net of construction period interest) related to an expansion project at Station Casino St. Charles. Since March 31, 1998, construction on the Station Casino St. Charles expansion project has been halted. The Company currently intends to complete and operate these new facilities as originally designed. In the event certain costs incurred to date are deemed to possess little or no value, the Company would recognize an impairment loss in the period such determination is made.

         The Company does not anticipate that any major construction activity on the expansion project will resume before the end of calendar year 1999.

4.  LAND HELD FOR DEVELOPMENT

         The Company has acquired several parcels of land in various jurisdictions as part of the Company's development activities. The Company's decision whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that the Company will be able to obtain appropriate licensing or be able to secure additional, acceptable financing in order to proceed with any particular project. At March 31, 1998 and 1997, the Company had invested $20.6 million and $22.6 million, respectively, in land which had been acquired for potential gaming projects in jurisdictions where gaming has been approved. In addition, at March 31, 1998 and 1997, the Company had invested $3.7 million in land in certain jurisdictions where gaming has not yet been approved. No assurances can be made that these jurisdictions will approve gaming in the future.

                             STATION CASINOS, INC.

         In June 1997, $5.0 million of certain expired option payments to lease or acquire land for future development, which had previously been capitalized, were expensed. Such amounts are included in other income (expense) in the accompanying consolidated statements of operations for the year ended March 31, 1998.

5.  LONG-TERM DEBT

         Long-term debt consists of the following (amounts in thousands):

                                                                                           MARCH 31,
                                                                                  --------------------------
                                                                                      1998           1997
                                                                                  ----------      ----------
STATION CASINOS, INC. (EXCLUDING SUNSET STATION):
Reducing revolving credit facility, secured by substantially all of the assets of Palace Station, Boulder Station, Texas
   Station, Sunset Station, Station Casino St. Charles and
   Station Casino Kansas City, $330 million limit at March 31,
   1998, reducing quarterly by varying amounts until September 2000 when the remaining principal balance is due, interest at a margin above the bank's prime rate or the Eurodollar Rate
   (8.16% at March 31, 1998)..................................................      $324,000      $277,000
95/8% senior subordinated notes, payable interest only semi-annually, principal due June 1, 2003, net of unamortized discount of $5.9
   million at March 31, 1998..................................................       187,051       186,248
93/4% senior subordinated notes, payable interest only semi-annually, principal due April 15, 2007, net of unamortized discount of
   $5.4 million at March 31, 1998.............................................       144,629             -
101/8% senior subordinated notes, payable interest only semi-annually, principal due March 15, 2006, net of unamortized discount of
   $1.1 million at March 31, 1998.............................................       196,908       196,818
Notes payable to banks and others, collateralized by slot machines and related equipment, monthly installments including interest at 7.8%
   at March 31, 1998..........................................................         8,499        15,952
Capital lease obligations, collateralized by furniture and equipment..........         4,191         7,703
Other long-term debt..........................................................        34,948        31,242
                                                                                    --------      --------
   Sub-total..................................................................       900,226       714,963
SUNSET STATION, INC.:
$110 million Sunset Station first mortgage construction/term loan agreement, secured by substantially all of the assets of Sunset
   Station, interest at a margin of 375 basis points above the
   Eurodollar Rate due September 2000.........................................             -        46,000
                                                                                    --------      --------
   Total long-term debt.......................................................       900,226       760,963
Current portion of long-term debt.............................................       (97,931)      (18,807)
                                                                                    --------      --------
   Total long-term debt, less current portion.................................      $802,295      $742,156
                                                                                    --------      --------
                                                                                    --------      --------

         In June 1993, the Company completed an offering at par of $110 million in 95/8% senior subordinated notes due in June 2003. In May 1994, the Company completed an offering of $83 million in senior subordinated notes that have equal priority with the existing $110 million senior subordinated notes, and have identical maturities and covenants as the original issue. The $83 million senior subordinated notes have a coupon rate of 95/8% and were priced to yield 11.5% to maturity. The discount on the $83 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

         In March 1996, the Company completed an offering of $198 million of senior subordinated notes due in March 2006, that have equal priority with the existing $193 million of senior subordinated notes. The $198 million senior subordinated notes have a coupon rate of 101/8% and were priced to yield 10.24% to maturity. The discount on the $198 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

         In April 1997, the Company completed an offering of $150 million of senior subordinated notes due in April 2007, that have equal priority with the Company's existing senior subordinated notes. The $150 million senior subordinated notes have a coupon rate of 93/4% and were priced to yield 10.37% to maturity. The discount on the $150 million senior subordinated notes has been recorded as a reduction to long-term debt in the accompanying consolidated balance sheets.

         The indentures governing the Company's senior subordinated notes ("the Indentures") contain certain customary financial and other covenants, which among other things, govern the Company's and certain of its subsidiaries' ability to incur indebtedness (except, as

                             STATION CASINOS, INC.

specifically allowed) unless after giving effect thereto, a 2.0 to 1.0 pro forma Consolidated Coverage Ratio (as defined in the Indentures) has been met. As of March 31, 1998, the Company's Consolidated Coverage Ratio was 1.91 to 1.00.

         The Company's secured, amended and restated reducing revolving credit facility dated as of March 19, 1996, and amended as of August 1997 (the "Bank Facility") provides for borrowings up to an aggregate principal amount of $330 million, as of March 31, 1998. The Bank Facility is secured by substantially all the assets of Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino St. Charles and Station Casino Kansas City (collectively, the "Borrowers"). The Company and SGSI guarantee the borrowings under the Bank Facility (collectively the "Guarantors"). The Bank Facility matures on September 30, 2000 and reduces quarterly by $22.4 million for each fiscal quarter ending June 30, 1998 through March 31, 2000. Borrowings under the Bank Facility bear interest at a margin above the bank's prime rate or Eurodollar Rate, as selected by the Company. The margin above such rates, and the fee on the unfunded portions of the Bank Facility, will vary quarterly based on the combined Borrower's and the Company's consolidated ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA").

         The Bank Facility contains certain financial and other covenants. These include a maximum funded debt to EBITDA ratio for the Borrowers combined of 2.75 to 1.00 for each fiscal quarter through June 30, 1998, and
2.50 to 1.00 for each fiscal quarter thereafter, a minimum fixed charge coverage ratio for the preceding four quarters for the Borrowers combined of
1.35 to 1.00 for each fiscal quarter through June 30, 1998, and 1.50 to 1.00 for periods thereafter, a limitation on indebtedness, and limitations on capital expenditures. As of March 31, 1998, the Borrowers funded debt to EBITDA ratio was 1.83 to 1.00 and the fixed charge coverage ratio for the fiscal year ended March 31, 1998 was 1.65 to 1.00. A tranche of the Bank Facility contains a minimum tangible net worth requirement for Palace Station (as defined) and certain restrictions on distributions of cash from Palace Station to the Company. As of March 31, 1998, Palace Station's tangible net worth exceeded the requirement by approximately $8.1 million. These covenants limit Palace Station's ability to make payments to the Company, a significant source of anticipated cash for the Company.

         In addition, the Bank Facility has financial covenants relating to the Company. These include prohibitions on dividends on or redemptions of the Company's common stock, restrictions on repayment of any subordinated debt, limitations on indebtedness beyond existing indebtedness, the Company's senior subordinated notes and up to $25 million of purchase money indebtedness, minimum consolidated net worth requirements for the Company of $165 million plus post October 1, 1995 preopening expenses, 95% of post October 1, 1995 net income (not reduced by net losses) and 100% of net equity offering proceeds, and limitations on capital expenditures. As of March 31, 1998, the Company's consolidated net worth exceeded the requirement by approximately $19.7 million. The Bank Facility includes a maximum funded debt to EBITDA (adjusted for preopening expenses) ratio, including annualized EBITDA (adjusted for preopening expenses) for any new venture, as defined, open less than a year, for the Company on a consolidated basis of 5.75 to
1.00 for the fiscal quarters ended December 31, 1997 and March 31, 1998, 5.00 to 1.00 for the fiscal quarter ending June 30, 1998, 4.75 to 1.00 for the fiscal quarter ending September 30, 1998, 4.50 to 1.00 for the fiscal quarter ending December 31, 1998, 4.25 to 1.00 for each fiscal quarter through June 30, 1999, 4.00 to 1.00 for the fiscal quarter ending September 30, 1999, and
3.75 to 1.00 thereafter. The Company expects that it will need to obtain a modification under the Bank Facility for future quarters under this test and expects to receive such modification by the end of June 1998. For the quarter ended December 31, 1997, the Company obtained a one time waiver modifying the funded debt to EBITDA ratio to a maximum of 5.90 to 1.00.

         On March 31, 1998, the Company repaid amounts due under the Sunset Note, as defined below, with borrowings under the Bank Facility. In connection with this transaction, the Company obtained a one-time waiver for the quarter ended March 31, 1998, which provides for a maximum funded debt to EBITDA ratio of 5.75 to 1.00, provided that Annualized Adjusted EBITDA, (as defined) of Sunset Station is included in the denominator of such ratio. Pursuant to the waiver, the funded debt to EBITDA ratio was 5.40 to 1.00 as of March 31, 1998. Under the Bank Facility, Sunset Station had been designated an Unrestricted Subsidiary (as defined) and therefore excluded from the calculation of this ratio. In May 1998, the Bank Facility was amended to designate Sunset Station as a Restricted Subsidiary (as defined). The Bank Facility also prohibits the Company from holding cash and cash equivalents in excess of the sum of the amounts necessary to make the next scheduled interest or dividend payments on the Company's senior subordinated notes and preferred stock, the amounts necessary to fund casino bankroll in the ordinary course of business and $2.0 million. The Guarantors waive certain defenses and rights of subrogation and reimbursement. The Bank Facility contains customary events of default and remedies and is cross-defaulted to the Company's senior subordinated notes and the Change of Control Triggering Event as defined in the indentures governing the senior subordinated notes.

         On September 25, 1996, Sunset Station, a wholly-owned subsidiary of the Company, entered into a Construction/Term Loan Agreement (the "Sunset Loan Agreement") with Bank of America National Trust and Savings Association, Bank of Scotland, Societe Generale and each of the other lenders party to such agreement, pursuant to which Sunset Station received a commitment for $110 million to finance the remaining development and construction costs of Sunset Station. The Company also entered into an operating lease for

                             STATION CASINOS, INC.

certain furniture, fixtures and equipment with a cost of up to $40 million to be subleased to Sunset Station as part of the Sunset Station project (See
Note 6).

         The Sunset Loan Agreement included a first mortgage term note in the amount of $110 million (the "Sunset Note") which was non-recourse to the Company, except as to certain construction matters pursuant to a completion guarantee dated as of September 25, 1996, executed by the Company on behalf of Sunset Station and except that the Company had pledged all of the stock of Sunset Station as security for the Sunset Loan Agreement. As of March 31, 1998, the Sunset Note had been repaid. The early retirement resulted in an extraordinary loss of $2.0 million, net of the applicable income tax benefit.

         In order to manage the interest rate risk associated with the Sunset Note, Sunset Station entered into an interest rate swap agreement with Bank of America National Trust and Savings Association. This agreement swaps the variable rate interest pursuant to the Sunset Note to a fixed rate of 9.58% (5.83% fixed plus the Sunset Note margin), on $35 million notional amount as of January 1997 increasing to $60 million at March 1997, $90 million at June 1997, $100 million at September 1997 and then decreasing to $95 million at June 1998. The agreement expires in December 1998. The difference paid or received pursuant to the swap agreement is accrued as interest rates change and recognized as an adjustment to interest expense on the Sunset Note. Sunset Station is exposed to credit risk in the event of non-performance by the counterparty to the agreement. The Company believes the risk of non-performance by the counterparty is minimal. At the time of the early retirement of the Sunset Note, the Borrowers under the Bank Facility accepted the interest rate swap on substantially identical terms to those of the Sunset Note. As of March 31, 1998, the market value of this interest rate swap was $(0.1) million. There are no hedging gains or losses explicitly deferred.

         The estimated fair value of the Company's long-term debt at March 31, 1998, was approximately $931.9 million, compared to its book value of approximately $900.2 million. The estimated fair value amounts were based on quoted market prices on or about March 31, 1998, for the Company's debt securities that are publicly traded. For debt securities that are not publicly traded, fair value was estimated based on the quoted market prices for similar issues or the current rates offered to the Company for debt having the same remaining maturities.

         Scheduled maturities of long-term debt are as follows (amounts in thousands):


FISCAL YEAR ENDING MARCH 31,
----------------------------
1999....................................               $ 97,931
2000....................................                100,978
2001....................................                103,290
2002....................................                 65,821
2003....................................                    365
Thereafter..............................                531,841
                                                       --------
   Total................................               $900,226
                                                       --------
                                                       --------

6.  COMMITMENTS AND CONTINGENCIES

 BOULDER STATION LEASE

         The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is KB Enterprises, an affiliated company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company. The lease has a term of 65 years with monthly payments of $125,000 through June 1998. In July 1998 and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals beginning in June 1998, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

                             STATION CASINOS, INC.

TEXAS STATION LEASE

         The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from a trust pursuant to a long-term ground lease. The trustee of this trust is Bank of America NT&SA, the beneficiary of which is Texas Gambling Hall & Hotel, Inc. an affiliate company of the Related Lessor. The lease has a term of 65 years with monthly rental payments of $150,000 through July 2000. In July 2000, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. The rent will be further adjusted by a cost of living factor after the first ten years and every ten years thereafter. In no event will the rent for any period be less than the immediately prior period. Pursuant to the ground lease, the Company will have an option, exercisable at five-year intervals beginning in May 2000, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Bank Facility.

 SUNSET STATION LEASE

         In June 1994, the Company entered into a lease agreement for approximately 47.5 acres of land on which Sunset Station is located. The lease has a term of 65 years with monthly rental payments of $120,000, adjusted on each subsequent five-year anniversary by a cost of living factor. On the seventh anniversary of the lease, the Company has an option to purchase this land for $23.8 million. Additionally, on the seventh anniversary of the lease, the lessor has an option to sell this land to the Company for $21.8 million.

 STATION CASINO KANSAS CITY LEASE

         The Company has entered into a joint venture which owns the land on which Station Casino Kansas City is located. At March 31, 1998, $3.1 million related to this investment is included in other assets, net in the accompanying consolidated balance sheets.

         In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. The agreement requires monthly payments of $85,000 through March 31, 1998, and $90,000 through the remainder of the lease term. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor. In connection with the joint venture agreement, the Company received an option providing for the right to acquire the joint venture partner's interest in this joint venture. The Company has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011, for $11.7 million, however, commencing April 1, 1998, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At March 31, 1998, $2.6 million paid by the Company in consideration for this option is included in other assets, net in the accompanying consolidated balance sheets.

 SOUTHERN FLORIDA

         In October 1994, the Company entered into an agreement to form a limited partnership with the existing operator of a pari-mutuel facility in southern Florida. In the event casino gaming is approved by the voters of Florida by October 2000 and in the event the site is licensed by the state, the Company will be obligated to make capital contributions to the partnership totaling $35 million, reduced by credits for amounts previously contributed to any Florida gaming referendum campaign.

 EQUIPMENT LEASE

         In connection with the Sunset Loan Agreement, the Company entered into an operating lease for furniture, fixtures and equipment (the "Equipment") with a cost of up to $40 million, dated as of September 25, 1996, (the "Sunset Operating Lease") with First Security Trust Company of Nevada. The Sunset Operating Lease expires in October 2000 and carries a lease rate of 225 basis points above the Eurodollar Rate. As of March 31, 1998, $35.7 million of this facility had been drawn and no further draws pursuant to the lease will be made. The Company has entered into a sublease with Sunset Station for the Equipment pursuant to an operating lease with financial terms substantially similar to the Sunset Operating Lease. In the event that Sunset Station elects to purchase the Equipment, the Company has provided a funding commitment up to the amount necessary for such purchase pursuant to the Supplemental Loan Agreement (subject to the limitations on funding contained in the Supplemental Loan Agreement).

         In connection with the Sunset Operating Lease, the Company also entered into a participation agreement, dated as of September 25, 1996, (the "Participation Agreement") with the trustee, as lessor under the Sunset Operating Lease, and holders of beneficial interests in the Lessor Trust (the "Holders"). Pursuant to the Participation Agreement, the Holders advanced funds to the trustee for the purchase by the

                             STATION CASINOS, INC.

trustee of, or to reimburse the Company for, the purchase of the Equipment, which is being leased to the Company, and in turn subleased to Sunset Station. Pursuant to the Participation Agreement, the Company also agreed to indemnify the Lessor and the Holders against certain liabilities.




 OPERATING LEASES

         The Company leases several parcels of land and equipment used in its operations at Palace Station, Boulder Station, Texas Station, Sunset Station, Station Casino St. Charles and Station Casino Kansas City. Leases on various parcels ranging from 13 acres to 171 acres have terms expiring between March 2006 and July 2060. Future minimum lease payments required under these operating leases and other noncancelable operating leases are as follows for the fiscal years ending March 31, (amounts in thousands):

                        FUTURE MINIMUM LEASE PAYMENTS

             1999.....................................   $ 15,574
             2000.....................................     14,773
             2001.....................................     34,871
             2002.....................................      6,768
             2003.....................................      6,768
             Thereafter...............................    278,472
                                                        ---------
                Total.................................   $357,226
                                                        ---------
                                                        ---------

         Rent expense totaled approximately $12.4 million, $5.4 million and $6.5 million for the years ended March 31, 1998, 1997 and 1996, respectively. Rents of $0.3 million and $2.2 million were capitalized in connection with the construction of Sunset Station and Station Casino Kansas City for the fiscal years ended March 31, 1998 and 1997, respectively.

 LEGAL MATTERS

         On January 16, 1997, the Company's gaming license in Kansas City was formally issued for its facility, which is located in a man-made basin filled with water piped in from the surface of the Missouri River. In reliance on numerous approvals from the Missouri Gaming Commission specific to the configuration and granted prior to the formal issuance of its gaming license, the Company built and opened the Station Casino Kansas City facility. The license issued to the Company and the resolutions related thereto specifically acknowledge that the Missouri Gaming Commission had reviewed and approved this configuration. On November 25, 1997, the Supreme Court of Missouri, in a case challenging the gaming licenses of certain competitors of Station Casino St. Charles located in Maryland Heights, Missouri, ruled that gaming may occur only in artificial spaces that are contiguous to the surface stream of the Missouri and Mississippi Rivers. On November 3, 1998, the citizens of the State of Missouri approved a Constitutional amendment which was proposed by initiative petition, that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities, like the Company's, that are located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the Constitution became effective on November 23, 1998. The Missouri Gaming Commission has stayed its preliminary orders of disciplinary action against licensees that operate within artificial basins, and has dismissed the preliminary orders for disciplinary action with respect to all applicable licensees except KCSC. The Missouri Gaming Commission has not dismissed the disciplinary proceeding against KCSC because it is investigating an alleged violation by KCSC that is related to the placement of our gaming facilities in an artificial basin. While we anticipate that the disciplinary action with respect to KCSC will be dismissed, we cannot be sure that the Missouri Gaming Commission will take such action or that the Missouri Gaming Commission will not impose a fine or other penalty against us in connection with such dismissal.

         In addition, the Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.


STATION CASINO ST. CHARLES

DECERTIFICATION OF BARGES

     During December 1998 and January 1999, the water level on the Missouri River had fallen well below its normal level. In addition, over time silt and debris flowing downstream have built up under the gaming barges and other ancillary barges at Station Casino St. Charles. These circumstances have caused a portion of these barges to float very low in the water and, at times, even contact the river bottom. Because portions of the barges were in contact with the river bottom during a recent examination by the American Bureau of Shipping ("ABS''), the ABS decertified the barges on January 08, 1999. As a result of the decertification, the Missouri Gaming Commission expressed concern regarding the effect of the low water level on the barges. However, based upon recent improvement in the water level and the Company's agreement to work with the ABS to re-certify all of the barges by March 17, 1999, the Missouri Gaming Commission has allowed the gaming facility to remain open. The Company continues to monitor the situation very carefully and believes that the facility should remain in operation. However, there can be no assurance that management's assessment will not change or that the relevant authorities will continue to permit the operation of the facility. A prolonged closure of the facility as a result of the low water level would have a material adverse effect on the financial position and results of operations of the Company.

     Management indicates it has taken steps and intends to take further steps to remedy the problems caused by the low water level. These further steps include dredging material from under the barges and constructing a sheet metal wall to divert silt and debris and keep it from building up under the barges. The Company does not expect the cost of these remedial activities to be material, although there can be no assurance that such costs will not exceed management's expectations. Dredging and construction activities require permits from the United States Army Corps of Engineers and the Company is currently in the process of applying for them. Particularly in light of the United States Environmental Protection Agency (the "EPA") investigation discussed below, there can be no assurance that the United States Army Corps of Engineers will grant such permits or that they will be granted on a timely basis. A significant delay in the Company's ability to receive the required permits and the return of low water levels could force the Company to close the Station Casino St. Charles facility. The Company's ability to receive the required permits could be adversely affected by the investigation described below.

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

     On February 3, 1999, the Company received a subpoena from the EPA's Criminal Investigation Division requesting that certain documentation be furnished to the Grand Jury in the United States District Court for the Eastern District of Missouri. The Company believes that the EPA is investigating allegations that the Company or its contractors dredged and disposed of silt and debris from the area of the Station Casino St. Charles facility either without proper permits or without complying with such permits. The Company is in the process of investigating the substance of the allegations.
While the Company intends to cooperate fully with the EPA's investigation, the investigation could lead to further proceedings against the Company and could result in significant fines and other penalties. Based on the initial results of the Company's investigation, management believes that any fines or other penalties imposed on the Company would not have a material adverse effect on the Company's financial position or results of operations.


7.  STOCKHOLDERS' EQUITY

         In July 1995, the Company completed a public offering of 5,175,000 shares of common stock at $16 per share generating net proceeds of approximately $78.2 million, before deducting $0.8 million of offering costs paid by the Company. The proceeds from this

                             STATION CASINOS, INC.

offering were primarily used to acquire the assets of Texas Station located in North Las Vegas, which commenced operations July 12, 1995. The seller of the assets is a wholly-owned subsidiary of a trust of which the Related Lessor is the sole trustee (the "Seller"). The purchase price of such assets was an amount equal to the Seller's out-of-pocket costs incurred in connection with the financing, development and construction of the hotel/casino through the closing date. At closing, the Company paid $62.8 million to the Seller and assumed various liabilities and contracts to complete construction of the facility. The total cost of the property was approximately $84.9 million. The land on which the Texas Station facility is situated is being leased to the Company by the Seller pursuant to a long-term ground lease (See Note 6).

         In March 1996, the Company completed a public offering of 1,800,000 shares of convertible preferred stock (the "Convertible Preferred Stock") at $50.00 per share generating net proceeds of approximately $87.3 million, before deducting $0.6 million of offering costs paid by the Company. In April 1996, the underwriters exercised their option to purchase an additional 270,000 shares of the Convertible Preferred Stock generating net proceeds to the Company of approximately $13.1 million. The Convertible Preferred Stock is convertible at an initial conversion rate of 3.2573 shares of common stock for each share of Convertible Preferred Stock. The Convertible Preferred Stock is redeemable, at the option of the Company in whole or in part, for shares of the Company's common stock at any time after March 15, 1999, initially at a redemption price of $52.45 per share and thereafter at prices decreasing annually to $50.00 per share of Convertible Preferred Stock on and after March 15, 2006, plus accrued and unpaid dividends. The common shares to be issued is determined by dividing the redemption price by the lower of the average daily closing price for the Company's common stock for the preceding 20 trading days or the closing price of the Company's common stock on the first business day preceding the date of the redemption notice. Any fractional shares would be paid in cash. Dividends on the Convertible Preferred Stock of $3.50 per share annually, accrue and are cumulative from the date of issuance. The Convertible Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

 RIGHTS PLAN

         On October 6, 1997, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on October 21, 1997. Each Right entitles the registered holder to purchase from the Company on one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company at a price of $40.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights are not exercisable until the earlier of 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock ("Acquiring Person") or 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock.

         The Rights will expire on October 21, 2007. Acquiring Persons do not have the same rights to receive Common Stock as other holders upon exercise of the Rights. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter become void), will thereafter have the rights to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. Because of the characteristics of the Rights in connection with a person or group of affiliated or associated persons becoming an Acquiring Person, the Rights may have the effect of making an acquisition of the Company more difficult and may discourage such an acquisition.

8.  RELATED PARTIES

         The Company has employed McNabb/McNabb/DeSoto/Salter & Co. ("MMDS") to provide advertising and marketing research services. Certain stockholders of the Company owned a 50% interest in MMDS. During the fiscal years ended March 31, 1997 and 1996, the Company paid MMDS $27.2 million, and $17.4 million respectively, for advertising, market research and other costs related to these activities, a significant portion of which was passed on to venders of MMDS. In management's opinion, these transactions were conducted with terms as fair to the Company as could have been obtained from unaffiliated companies. In April 1997, the Company purchased the assets of MMDS for approximately $0.8 million.

                             STATION CASINOS, INC.

9.  BENEFIT PLANS

 STOCK COMPENSATION PROGRAM

         The Company has adopted a Stock Compensation Program (the "Program") which includes (i) an Incentive Stock Option Plan for the grant of incentive stock options, (ii) a Compensatory Stock Option Plan providing for the grant of non-qualified stock options, and (iii) a Restricted Shares Plan providing for the grant of restricted shares of common stock. Officers, key employees, directors (whether employee directors or non-employee directors) and independent contractors or agents of the Company and its subsidiaries are eligible to participate in the program. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options.

         A maximum of 6,307,000 shares of common stock have been reserved for issuance under the Program. Options are granted at the current market price at the date of grant. The plan provides for a variety of vesting schedules, ranging from immediate to twenty percent a year for five years, to be determined at the time of grant. All options have an exercise period of ten years from the date of grant.

         The Program will terminate ten years from the date of adoption, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Program after such date. Summarized information for the Program is as follows:

                                                 1998                       1997                            1996
                                        ------------------------   -----------------------        -----------------------
                                                       WEIGHTED                  WEIGHTED                        WEIGHTED
                                                        AVERAGE                   AVERAGE                         AVERAGE
                                                       EXERCISE                  EXERCISE                        EXERCISE
                                          OPTIONS       PRICE       OPTIONS       PRICE             OPTIONS       PRICE
                                        -----------    --------    ----------    ---------        -----------    --------
Outstanding Beginning of the Year....    4,432,182      $15.22     2,697,012      $16.24           2,372,100      $19.05
   Granted...........................    1,799,742      $ 7.50     2,160,822      $14.01           1,593,305      $13.42
   Exercised.........................       (4,012)     $12.24       (14,711)     $12.16                 (46)     $12.00
   Canceled..........................   (1,160,460)     $11.59      (410,941)     $15.70          (1,268,347)     $17.95
                                        ----------                 ---------                      ----------
Outstanding End of the Year..........    5,067,452      $13.30     4,432,182      $15.22           2,697,012      $16.24
                                        ----------                 ---------                      ----------
                                        ----------                 ---------                      ----------

Exercisable at End of Year...........    1,485,971      $17.28     1,408,893      $16.50             993,032      $16.67
                                        ----------                 ---------                      ----------
                                        ----------                 ---------                      ----------

Options Available for Grant..........    1,050,279                 1,689,561                         649,942
                                        ----------                 ---------                      ----------
                                        ----------                 ---------                      ----------

         The following table summarizes information about the options outstanding at March 31, 1998:

                                                   OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                               -----------------------------------------------    ------------------------
RANGE OF EXERCISE PRICES                           WEIGHTED
                                                    AVERAGE                         NUMBER       WEIGHTED
                                    NUMBER         REMAINING       WEIGHTED       EXERCISABLE    AVERAGE
                                OUTSTANDING AT    CONTRACTUAL      AVERAGE        AT MARCH 31,   EXERCISE
                                MARCH 31, 1998       LIFE       EXERCISE PRICE        1998        PRICE
                                --------------    -----------   --------------    ------------   --------
$ 7.50 - $ 9.88..............     1,630,742          9.4            $ 7.55             5,300       $ 8.93
$11.63 - $15.00..............     2,272,710          7.8            $14.04           534,521       $12.60
$18.00 - $22.00..............     1,164,000          5.0            $19.90           946,150       $19.97
                                  ---------                                        ---------
                                  5,067,452          7.7            $13.30         1,485,971       $17.28
                                  ---------                                        ---------
                                  ---------                                        ---------

                            STATION CASINOS, INC.

         Restricted stock grants in the amount of 170,500 shares were issued during the fiscal year ended March 31, 1995. The effect of these grants is to increase the issued and outstanding shares of the Company's common stock and decrease the number of shares available for grant in the plan. Deferred compensation is recorded for the restricted stock grants equal to the market value of the Company's common stock on the date of grant. The deferred compensation is amortized over the period the restricted stock vests and recorded as compensation expense in selling, general, and administrative expense in the accompanying consolidated statements of operations.

         The Company applies APB Opinion No. 25 and related interpretations in accounting for the Program. Accordingly, compensation expense recognized was different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation expense for the plans been determined in accordance with SFAS No. 123, the effect on the Company's net income (loss) applicable to common stock and basic earnings (loss) per common share would have been as follows (amounts in thousands, except per share data):

                                                                      YEAR ENDING MARCH 31,
                                                                 ------------------------------
                                                                    1998      1997      1996
                                                                 ---------   ------    -------
Net income (loss) applicable to common stock:
   As reported............................................       $(12,441)   $6,518    $25,419
   Proforma...............................................       $(14,455)   $3,640    $23,562
Basic and diluted earnings (loss) per common share:
   As reported............................................         $(0.35)   $ 0.18    $  0.75
   Proforma...............................................         $(0.41)   $ 0.10    $  0.69

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing method with the following assumptions:

                                                                      YEAR ENDING MARCH 31,
                                                                 ------------------------------
                                                                    1998      1997      1996
                                                                 ---------   ------    -------
Expected dividend yield...................................             -          -          -
Expected stock price volatility...........................        46.20%     45.50%     45.50%
Risk-free interest rate...................................         6.03%      6.46%      6.04%
Expected average life of options (years)..................          4.84       3.92       3.05
Expected fair value of options granted....................         $3.38      $5.64      $4.91

         Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma net income may not be representative of that to be expected in future years.

         In May 1995, the Board of Directors of the Company authorized the repricing of 1,156,900 options with option prices ranging from of $13.00 to $20.00. Options held by certain members of the Company's Board of Directors, including the Chairman and Chief Executive Officer of the Company were not repriced. The effect of the repricing of all the subject options was the cancellation of 1,116,500 options and the reissuance of 872,680 options ("replacement options") with a price of $12.00 (market value at date of the repricing) which are included in granted and canceled options in the table above. The number of replacement options was determined, based upon a valuation model, so that the value of the replacement options was equivalent to the value of the options originally granted.

 401(K) PLANS

         The Company has a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contribution was approximately $499,000, $442,000 and $293,000 for the fiscal years ended March 31, 1998, 1997 and 1996, respectively.

                            STATION CASINOS, INC.

10.  EXECUTIVE COMPENSATION PLANS

         The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary with annual adjustments and supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees. The Company elected to self-insure with respect to the long-term disability benefits. In addition, the Company has adopted a Supplemental Executive Retirement Plan for its Chief Executive Officer and a Supplemental Management Retirement Plan for certain key executives as selected by the Human Resources Committee of the Company's Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan. The expenses related to these plans are included in corporate expenses in the accompanying consolidated statements of operations.

11.  RESTRUCTURING CHARGE

         In March 1997, the Company introduced a plan designed to reduce costs and improve efficiency of operations. This plan resulted in a one-time charge to earnings in the fourth quarter of fiscal 1997 totaling $2,016,000, primarily related to employee severance payments.

12.  INCOME TAXES

         The Company files a consolidated federal income tax return. The (provision) benefit for income taxes for financial reporting purposes consists of the following (amounts in thousands):

                                                                MARCH 31,
                                                     -------------------------------
                                                        1998       1997      1996
                                                     ---------   --------  ---------
Income tax (provision) benefit from
 continuing operations.............................    $  966    $(7,615)  $(14,579)
Tax benefit from extraordinary loss
 on early retirement of debt.......................       626          -          -
                                                       ------    -------   --------
                                                       $1,592    $(7,615)  $(14,579)
                                                       ------    -------   --------
                                                       ------    -------   --------



         The (provision) benefit for income taxes attributable to income (loss) from continuing operations consists of the following (amounts in thousands):

                                                                MARCH 31,
                                                     -------------------------------
                                                        1998       1997      1996
                                                     ---------   --------  ---------
Current:
   Federal.........................................   $ 18,083   $(7,708)  $ (4,784)
   State...........................................          -      1,834      (374)
                                                      --------   --------  --------
                                                        18,083    (5,874)    (5,158)
Deferred...........................................    (16,491)    (1,741)    (9,421)
                                                      --------   --------  --------
   Total income taxes..............................   $  1,592   $(7,615)  $(14,579)
                                                      --------   --------  --------
                                                      --------   --------  --------

                            STATION CASINOS, INC.

         The income tax (provision) benefit differs from that computed at the federal statutory corporate tax rate as follows:

                                                                MARCH 31,
                                                     -------------------------------
                                                        1998       1997      1996
                                                     ---------   --------  ---------
Federal statutory rate........................         35.0%      (35.0)%    (35.0)%
State income taxes, net of federal benefit....            -         5.5       (0.6)
Lobbying and political........................         (7.0)       (1.5)      (0.8)
Meals and entertainment.......................         (3.7)       (0.3)      (0.6)
Credits earned, net...........................          3.6         1.4        0.8
Other, net....................................         (4.5)       (5.7)      (0.2)
                                                       ----       -----      -----
Effective tax rate............................         23.4%      (35.6)%    (36.4)%
                                                       ----       -----      -----
                                                       ----       -----      -----


         The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                                      MARCH 31,
                                                                            -----------------------
                                                                               1998          1997
                                                                            ---------     ---------
Deferred tax assets:
   Current:
      Accrued vacation, bonuses and group insurance..................       $  5,279      $  2,981
      Prepaid gaming taxes...........................................         (1,437)       (1,341)
      Other..........................................................          2,882         2,261
                                                                            --------      --------

   Total current.....................................................          6,724         3,901
                                                                            --------      --------
   Long-term:
      Preopening and other costs, net of amortization................         15,182        15,077
      State deferred taxes...........................................          2,010         1,907
      Net operating loss.............................................         15,361             -
      Alternative minimum tax credits................................          8,453         9,000
                                                                            --------      --------
   Total long-term...................................................         41,006        25,984
                                                                            --------      --------
   Total deferred tax assets.........................................         47,730        29,885
                                                                            --------      --------
Deferred tax liabilities:
   Long-term:
      Temporary differences related to property and equipment........        (53,605)      (32,583)
      Other..........................................................           (926)       (1,249)
                                                                            --------      --------
   Total deferred tax liabilities....................................        (54,531)      (33,832)
                                                                            --------      --------
   Net...............................................................       $ (6,801)     $ (3,947)
                                                                            --------      --------
                                                                            --------      --------

         The excess of the alternative minimum tax over the regular Federal income tax is a tax credit which can be carried forward indefinitely to reduce future regular Federal income tax liabilities. The Company did not record a valuation allowance at March 31, 1998 or 1997 relating to recorded tax benefits because all benefits are likely to be realized.

13.  MERGER AGREEMENT

         On January 16, 1998, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement") with Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"). The Merger Agreement provides for the merger (the "Merger") of the Company and Crescent at the time of effectiveness of the Merger in accordance with the Merger Agreement (the

                            STATION CASINOS, INC.

"Effective Time"). The Merger Agreement is currently the subject of litigation between Crescent and the Company. During the three months ended September 30, 1998, the Company wrote off $2.9 million of costs incurred related to the Merger (which are included in other expense in the accompanying condensed consolidated statements of operations). The Company also expects to incur ongoing litigation costs associated with the current lawsuits involving the Merger Agreement.

         On July 27, 1998, the Company and Crescent announced the postponement of the previously announced joint annual and special meeting of the Company's stockholders. The meeting was postponed to address concerns related to the Merger expressed by holders of the Company's preferred stock. The Company subsequently requested that Crescent purchase $20 million of the Company's $100 Redeemable Preferred Stock issuable under the Merger Agreement (the "Redeemable Preferred Stock"). The Merger Agreement provides that, if the Company is not in material breach of its covenants, representations or warranties under the Merger Agreement, Crescent is required to fund up to $115 million of Redeemable Preferred Stock even if the Merger Agreement has been terminated. Crescent advised the Company that Crescent took the position that our postponing the meeting was a breach of the Merger Agreement.

         On July 30, 1998, the Company filed suit against Crescent in Clark County District Court, State of Nevada, seeking declaratory relief. The suit asserts, among other things, that postponement of the meeting did not breach the Merger Agreement, that the Company had received Crescent's consent to postponement of the meeting and was otherwise in full compliance with its obligations under the Merger Agreement.

         On August 11, 1998, the Company requested that Crescent purchase the additional $95 million of Redeemable Preferred Stock. Also on August 11, 1998, the Company amended its complaint in Nevada state court to include claims regarding Crescent's breaches of the Merger Agreement. The Company's lawsuit against Crescent seeks damages for Crescent's breaches and specific performance requiring Crescent to fulfill its obligation under the Merger Agreement to purchase $115 million of Redeemable Preferred Stock.

         On December 22, 1998, Crescent filed its answer and counterclaims the Company's suit pending in the Nevada state court. The answer generally denied the Company's claims, and the counterclaims sought damages and declaratory relief alleging that the Company breached the Merger Agreement by canceling and failing to reschedule the August 4, 1998 stockholders meeting. The suit sought declaratory judgment that the Company's actions with respect to the meeting, together with certain alleged misrepresentations in the Merger Agreement, relieve Crescent of its obligation under the Merger Agreement to purchase an aggregate $115 million of the Redeemable Preferred Stock. For the same reasons, Crescent alleged that it was excused from further performance under the Merger Agreement. Crescent did not specify the amount of damages it sought. Discovery is ongoing in this action.

         We anticipate that Crescent will seek the $54 million break-up fee as part of its counterclaims. On August 12, 1998, Crescent had announced that it intended to assert a claim for damages for the $54 million break-up fee under the Merger Agreement or its equivalent and for expenses.

         On August 7, 1998, Crescent filed suit against the Company in the United States District Court, Northern District of Texas, seeking damages and declaratory relief. The suit alleged that the Company breached the Merger Agreement by canceling and failing to reschedule the August 4, 1998 stockholders meeting. The suit sought a declaratory judgment that the Company's actions with respect to the meeting, together with certain alleged misrepresentations in the Merger Agreement, relieve Crescent of its obligation under the Merger Agreement to purchase an aggregate $115 million of the Redeemable Preferred Stock. For the same reasons, Crescent alleged that it was excused from further performance under the Merger Agreement. Crescent did not specify the amount of damages it sought. Simultaneously with the filing of its suit, Crescent sent notice of termination of the Merger Agreement to the Company. The Company believes that Crescent, and not the Company, breached the Merger Agreement.

         On December 15, 1998, Crescent's suit against the Company pending in the United States District Court for the Northern District of Texas was dismissed for lack of jurisdiction. On December 21, 1998, Crescent served the Company with a notice of appeal of the dismissal.

         While the Company believes that Crescent has breached the Merger Agreement and that Crescent's allegations are without merit, as with any litigation, no assurance as to the outcome of such litigation can be made at this time.

         A suit seeking status as a class action and a derivative action was filed by plaintiff, Crandon Capital Partners, on August 7, 1998, in Clark County District Court, State of Nevada, naming the Company and its Board of Directors as defendants. The lawsuit, which was filed as a result of the failed merger between the Company and Crescent, alleges, among other things, a breach of fiduciary duty owed to the shareholders/class members. The lawsuit seeks damages allegedly suffered by the shareholders/class members as a result of the

                            STATION CASINOS, INC.

transactions with Crescent, as well as all costs and disbursements of the lawsuit. The Company and the Board of Directors do not believe the suit has merit and intend to defend themselves vigorously.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                           BASIC
                                                                                 INCOME     NET INCOME    EARNINGS
                                                                                 (LOSS)       (LOSS)       (LOSS)
                                                                  OPERATING      BEFORE     APPLICABLE   APPLICABLE
                                                         NET       INCOME        INCOME     TO COMMON    TO COMMON
                                                      REVENUES     (LOSS)         TAXES       STOCK        STOCK
                                                      --------    ---------    ---------    ----------   ----------
                                                         (amounts in thousands, except per common share amounts)
YEAR ENDED MARCH 31, 1998
First quarter......................................  $173,516     $  8,178     $(12,846)    $(10,101)     $(0.29)
Second quarter.....................................  $194,097     $ 23,340     $  3,655         $546      $ 0.02
Third quarter......................................  $197,196     $ 24,984     $  5,299       $1,613      $ 0.05
Fourth quarter.....................................  $204,801     $ 27,684     $   (228)    $ (4,499)     $(0.13)
YEAR ENDED MARCH 31, 1997
First quarter......................................  $135,440     $ 22,813     $ 14,581     $  7,648      $ 0.22
Second quarter.....................................  $138,034     $ 23,809     $ 15,847     $  8,307      $ 0.24
Third quarter......................................  $133,767     $ 21,536     $ 13,789     $  6,944      $ 0.20
Fourth quarter.....................................  $176,274     $(10,035)    $(22,839)    $(16,381)     $(0.46)
YEAR ENDED MARCH 31, 1996
First quarter......................................  $ 94,145     $ 13,043     $  5,530     $  3,511      $ 0.12
Second quarter.....................................  $119,850     $ 17,666     $ 11,459     $  7,257      $ 0.21
Third quarter......................................  $122,929     $ 18,969     $ 11,509     $  7,360      $ 0.21
Fourth quarter.....................................  $129,933     $ 19,786     $ 11,553     $  7,291      $ 0.21

-------------------------------------------------------------------------------


We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus in connection with the exchange offer made by this prospectus and you must not rely on any such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that there has been no change in our affairs since the date as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                              -------------------




                                  $199,900,000

                             Station Casinos, Inc.



                                    [LOGO]



                               Offer to Exchange

                   8 7/8% Senior Subordinated Notes due 2008



                               ---------------

                                  PROSPECTUS

                               ---------------


                               February 12, 1999


-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

     The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

     The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against any indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under laws and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

     In addition, the Purchase Agreement provides for indemnification by the Initial Purchasers of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULE TABLES

(a)  Exhibits:

     A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b)  Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement

(c)  None

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 12th day of February, 1999.

                                        STATION CASINOS, INC.

                                        By: /s/ Glenn C. Christenson
                                           ----------------------------
                                        Name:  Glenn C. Christenson
                                        Title: Executive Vice President,
                                               Chief Financial Officer
                                               and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      SIGNATURE                         TITLE                              DATE
      ---------                         -----                              ----

/s/         *                 Chairman of the Board, President      February 12, 1999
---------------------------   and Chief Executive Officer
   Frank J. Fertitta III      (Principal Executive Officer)


/s/ Glenn C. Christenson      Executive Vice President, Chief       February 12, 1999
---------------------------   Financial Officer, Chief
   Glenn C. Christenson       Administrative Officer, Treasurer
                              and Director (Principal Financial
                              and Accounting Officer)

/s/         *                 Executive Vice President, Chief       February 12, 1999
---------------------------   Operating Officer and Director
   Blake L. Sartini



/s/         *                 Director                              February 12, 1999
---------------------------
   Lorenzo J. Fertitta

/s/         *                 Director                              February 12, 1999
---------------------------
   Delise F. Sartini

/s/         *                 Director                              February 12, 1999
---------------------------
   R. Hal Dean

/s/         *                 Director                              February 12, 1999
---------------------------
   Lowell H. Lebermann, Jr.

/s/  Glenn C. Christenson
---------------------------
*By: Glenn C. Christenson
     Attorney-in-fact

EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) 1. Financial Statements (including related notes to Consolidated Financial Statements) filed in Part II of this report are listed below:

       Condensed Consolidated Balance Sheets (unaudited) as of September 30, 1998 and March 31, 1998

       Condensed Consolidated Statements of Operations (unaudited) for the Six months ended September 30, 1998 and 1997

       Condensed Consolidated Statements of Cash Flows (unaudited) for the Six months ended September 30, 1998 and 1997

       Notes to Condensed Consolidated Financial Statements (unaudited)

       Report of Independent Public Accountants

       Consolidated Balance Sheets as of March 31, 1998 and 1997

       Years Ended March 31, 1998, 1997 and 1996:

            Consolidated Statements of Operations

            Consolidated Statements of Stockholders' Equity

            Consolidated Statements of Cash Flows

       Notes to Consolidated Financial Statements

(a)    2.  None

(a)    3.  Exhibits


                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2.1      Agreement and Plan of Reorganization dated as of February 1, 1993 among
         Frank J. Fertitta, Jr., as Trustee of the Frank J. Fertitta and Victoria
         K. Fertitta Revocable Family Trust dated June 17, 1989, Frank J.
         Fertitta III, Blake L. Sartini, Delise F. Sartini and Lorenzo J.
         Fertitta. (Incorporated herein by reference to Registration Statement
         No. 33-59302)

2.2      Agreement and Plan of Merger, dated as of January 16, 1998 among
         Crescent Real Estate Equities Company and Station Casinos, Inc.
         (Incorporated herein by reference to the Company's Form 8-K dated
         January 27, 1998)

2.3      Amendment No. 1 dated as of February 17, 1998 to Agreement and Plan of
         Merger (Incorporated herein by reference to the Company's Form 10-K for the fiscal year ended March 31, 1998)

2.4      Amendment No. 2 dated as of June 14, 1998, to Agreement and Plan of
         Merger (Incorporated herein by reference to the Company's Form 8K dated
         June 17, 1998)

3.1      Amended and Restated Articles of Incorporation of the Registrant.
         (Incorporated herein by reference to Registration Statement
         No. 33-76156)

3.2 Restated Bylaws of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156)

4.1    Form of Subordinated Note of the Registrant (1998 Issue)  (included in
       Exhibit 4.5)

4.2 Form of Subordinated Note of the Registrant (1997 Issue) (Incorporated herein by reference to the Company's Form 8-K dated April 3, 1997)

4.3 Form of Subordinated Note of the Registrant (1996 Issue). (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.4 Form of Subordinated Note of the Registrant (1994 Issue) (Incorporated herein by reference to Registration Statement No. 33-76156)

4.5*   Indenture dated as of December 3, 1998 between the Registrant and First
       Union National Bank as Trustee

4.6    Indenture dated as of April 3, 1997 between Registrant and First Union
       National Bank as Trustee (Incorporated by reference to the Company's
       Form 8-K dated April 3, 1997)

4.7    Indenture dated as of March 29, 1996 between the Registrant and First
       Union National Bank, as Trustee. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.8    Indenture dated as of May 11, 1994 between the Registrant and First
       Union National Bank (f.k.a. First Fidelity Bank, National Association) as Trustee. (Incorporated herein by reference to the Company's Annual
       Report on Form 10-K for the period ended March 31, 1994)

4.9    First Supplemental Indenture dated as of March 25, 1996 between
       Registrant and First Union National Bank, (f.k.a. First Fidelity Bank,
       National Association), as Trustee with respect to the Indenture dated as of May 11, 1994. (Incorporated herein by reference to the Company's Form
       8-K dated March 25, 1996)

4.10 Second Amended and Restated Reducing Revolving Loan Agreement dated as of November 6, 1998 (Incorporated herein by reference to the Company's
       Form 8-K dated November 6, 1998)

4.11   Amendment No. 1 to Second Amended and Restated Reducing Revolving Loan
       Agreement dated as of November 30, 1998 (Incorporated herein by reference to the Company's Form 8-K dated November 6, 1998)

4.12   Certificate of Resolutions of Convertible Preferred Stock of the
       Registrant. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.13 Form of Convertible Preferred Stock of the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated March 25, 1996)

4.14   Rights Agreement dated October 6, 1997 between the Company and
       Continental Stock Transfer and Trust Company, as Rights Agent.
       (Incorporated herein by reference to the Company's Form 8-K dated
       October 9, 1997).

4.15   Amendment to Rights Agreement, dated as of January 16, 1998, between
       Station Casinos, Inc. and Continental Stock Transfer & Trust Company, as
       Rights Agent.  ( Incorporated herein by reference to the Company's Form
       8-K dated January 27, 1998).

4.16 Amendment No. 2 to Rights Agreement, dated as of December 1, 1998, between Station Casinos, Inc. and Continental Stock Transfer & Trust
       Company, as Rights Agent. ( Incorporated herein by reference to the Company's Form 8-K dated November 6, 1998).



4.17   Certificate of Resolutions of $100 Redeemable Preferred Stock
       (Incorporated herein by reference to the Company's Form 10-K for the fiscal year ended March 31, 1998)

5.1    Opinion of Milbank, Tweed, Hadley & McCloy

10.1   Lease dated as of December 17, 1974 between Teddy Rich Enterprises and
       Townefood, Inc. (Incorporated herein by reference to Registration
       Statement No. 33-59302)

10.2   Lease dated as of May 8, 1973 between Teddy Rich Enterprises and Mini-
       Price Motor Inn., including Addendum dated May 8, 1973; Lease Addendum dated June 10, 1974 amending lease dated May 8, 1973 between Teddy Rich
       Enterprises and Mini-Price Motor Inn, Inc. (Incorporated herein by reference to Registration Statement No. 33-59302).

10.3   Lease dated as of February 16, 1976 between Richfield Development Co.
       and Mini-Price Motor Inn. (Incorporated herein by reference to Registration Statement No. 33-59302)

10.4   Lease dated as of September 6, 1977 between Richard Tam and Mini-Price
       Motor Inn Joint Venture (Parcel B1). (Incorporated herein by reference to Registration Statement No. 33-59302)

10.5   Lease dated as of September 6, 1977 between Richard Tam and Mini-Price
       Motor Inn Joint Venture (Parcel B2). (Incorporated herein by reference to Registration Statement No. 33-59302)

10.6 Amended and Restated Employment Agreement between Frank J. Fertitta III and the Registrant dated as of December 22, 1997. (Incorporated herein by reference to the Company's Form 8-K dated January 27, 1998)

10.7 Amended and Restated Employment Agreement between Glenn C. Christenson and the Registrant dated as of December 22, 1997 (Incorporated herein by reference to the Company's on Form 8-K dated January 27, 1998).

10.8 Amended and Restated Employment Agreement between Scott M Nielson and the Registrant dated as of December 22, 1997. (Incorporated herein by reference to the Company's Report on Form 8-K dated January 27, 1998)

10.9 Amended and Restated Employment Agreement between Blake L. Sartini and the Registrant dated as of December 22, 1997. (Incorporated herein by reference to the Company's Report on Form 8-K dated January 27, 1998)

10.10 Stock Compensation Program of the Registrant. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.11  Amendment dated as of August 22, 1995 to the Stock Compensation Program.
       (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995)

10.12  Supplemental Executive Retirement Plan of the Registrant dated as of
       November 30, 1994.  (Incorporated herein by reference to the Company's
       Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.13  Supplemental Management Retirement Plan of the Registrant dated as of
       November 30, 1994.  (Incorporated herein by reference to the Company's
       Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.14  Long-Term Stay-On Performance Incentive Plan between the Registrant and
       Joseph J. Canfora, Glenn C.

       Christenson, Scott M Nielson and Blake L. Sartini. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994)

10.15 Amended and Restated Deferred Compensation Plan of the Registrant effective as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended
       December 31, 1994)

10.16  Special Long-Term Disability Plan of the Registrant dated as of November
       30, 1994.  (Incorporated herein by reference to the Company's Quarterly
       Report on Form 10-Q for the period ended December 31, 1994)

10.17 Ground Lease between Boulder Station, Inc. and KB Enterprises dated as of June 1, 1993. (Incorporated herein by reference to the Company's
       Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.18  Option to Lease or Purchase dated as of June 1, 1993 between Boulder
       Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June
       30, 1993)

10.19  Option to Acquire Interest Under Purchase Contract dated as of June 1,
       1993 between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993)

10.20 First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises, as landlord and Boulder Station, Inc.
       (Incorporated herein by reference to the Company's Form 8-K dated July
       5, 1995)

10.21  Ground Lease between Registrant and Texas Gambling Hall & Hotel, Inc.
       dated as of June 1, 1995. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.22  First Amendment to Ground Lease dated as of June 30, 1995 between
       Registrant and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.23  Assignment, Assumption and Consent Agreement (Ground Lease) dated as of
       July 6, 1995 between Registrant and Texas Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.24  Sublease Agreement dated as of November 30, 1992 between the City of St.
       Charles and St. Charles Riverfront Station, Inc. (Incorporated herein by reference to Registrant Statement No. 33-59302)

10.25  Lease between Navillus Investment Co.; Jerome D. Mack as trustee of the
       Center Trust; Peter Trust Limited Partnership; and Third Generation
       Limited Partnership and Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March
       31, 1994)

10.26  Joint Venture Agreement dated as of September 25, 1993, between First
       Holdings Company and the Registrant. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.27 Assignment and Assumption Agreement (Joint Venture Agreement) dated as of March 25, 1996 between the Registrant and Kansas City Station
       Corporation (Incorporated herein by reference to the Company's Annual
       Report on Form 10-K for the period ended March 31, 1996).

10.28 Amendment to Joint Venture Agreement dated as of November 15, 1993, between First Holdings Company and the Registrant (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended March 31, 1996).

10.29 Second Amendment to Joint Venture Agreement, dated as of April 22, 1996, between First Holdings Company and Kansas City Station Corporation.
       (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996)

10.30  Development Agreement dated as of April 24, 1995, between Kansas City
       Station Corporation and the Port Authority of Kansas City.
       (Incorporated herein by reference to the Company's Form 8-K dated July
       5, 1995)

10.31  Lease Agreement, dated as of April 1, 1994 between Station/First Joint
       Venture and Kansas City Station Corporation. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995)

10.32  First Amendment to Lease Agreement dated as of March 19, 1996 between
       Station/First Joint Venture and Kansas City Station Corporation
       (Incorporated herein by reference to the Company's Annual Report on Form
       10-K for the period ended March 31, 1996).

10.33  Second Amendment to Lease Agreement, dated as of April 22, 1996, between
       Station/First Joint Venture and Kansas City Station Corporation.
       (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996)

10.34  Form of Indemnification Agreement for Directors and Executive Officers.
       (Incorporated herein by reference to Registration Statement No. 33-59302)

10.35  Form of Indemnification Agreement between the Registrant and Frank
       Fertitta, Jr. (Incorporated herein by reference to Registration
       Statement No. 33-59302)

10.36  Participation Agreement dated as of September 25, 1996 among the
       Registrant, as Lessee, and First Security Trust Company of Nevada, as
       Lessor and Trustee, and the other Persons that are parties to such agreement. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.37  Lease Agreement dated as of September 25, 1996 between First Security
       Trust Company of Nevada as Trustee and Lessor and the Registrant, as Lessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.38  Sublease Agreement dated as of September 25, 1996 between the
       Registrant, as Sublessor and Sunset Station as Sublessee. (Incorporated herein by reference to the Company's Form 8-K dated October 29, 1996)

10.39 Sunset Station 1996 Trust Agreement dated as of September 25, 1996 between the Registrant, as Grantor, and First Security Trust Company of
       Nevada, as Trustee. (Incorporated herein by reference to the Company's
       Form 8-K dated October 29, 1996)

12.1*  Calculation of Ratio of Earnings to Fixed Charges

23.1   Consent of Arthur Andersen LLP

23.2   Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5.1)

24.1*  Power of Attorney

25.1*  Form T-1 Statement of Eligibility and Qualification, under the Trust
       Indenture Act of 1939, of First Union National Bank, as Trustee

99.1*  Form of Letter of Transmittal

99.2*   Form of Notice of Guaranteed Delivery



----------------
* Previously filed